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TABLE OF CONTENTS Prospectus Supplement

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered	Proposed Maximum Offering Price	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)

4.50% Senior Notes due 2022	$100,000,000	105.334%	$105,334,000	$13,114.08

(1)
Calculated in accordance with Rule 456(b) and 457(r) of the Securities Act of 1933, as amended.

Filed pursuant to Rule 424(B)5
Registration No. 333-208621

PROSPECTUS SUPPLEMENT
(To Prospectus dated December 18, 2015)

$100,000,000

SL Green Realty Corp.
SL Green Operating Partnership, L.P.
Reckson Operating Partnership, L.P.
4.50% Senior Notes due 2022

SL Green Realty Corp. ("SL Green"), SL Green Operating Partnership, L.P. ("SL Green OP") and Reckson Operating Partnership, L.P. ("ROP") (collectively, the "co-obligors"), are jointly and severally offering an additional $100 million aggregate principal amount of their 4.50% Senior Notes due 2022 at 105.334% of the principal amount of the notes, which we refer to as the "notes."

SL Green Realty Corp.:

•
SL Green is a self-managed real estate investment trust with in-house capabilities in property management, acquisitions and dispositions, financing, development and redevelopment, construction and leasing. SL Green operates its business through SL Green OP. Through its subsidiaries, SL Green owns interests in properties in the New York Metropolitan area, primarily in midtown Manhattan. SL Green's investments in the New York Metropolitan area also include investments in Brooklyn, Long Island, Westchester County, Connecticut and New Jersey.

The Offering:

•
We intend to use the net proceeds from the sale of the notes offered hereby for general corporate purposes, which may include, among other things, the repayment of amounts outstanding under our Credit Facility (as defined herein) or other indebtedness.

The Notes:

•
Maturity: The notes will mature on December 1, 2022.

•
Interest Payments: The notes offered hereby will bear interest at the rate of 4.50% per year. We will pay interest on the notes semiannually in arrears in cash on June 1 and December 1 of each year, beginning on December 1, 2017.

•
The terms of the notes offered hereby, other than their issue date and public offering price, will be identical to the terms of the $200,000,000 aggregate principal amount of 4.50% Senior Notes due December 1, 2022 offered and sold by our prospectus supplement dated November 9, 2012 and the accompanying prospectus (the "initial notes"). The notes offered by this prospectus supplement and the accompanying prospectus will have the same CUSIP number as the initial notes and will trade interchangeably with initial notes immediately upon settlement. Upon consummation of this offering, the aggregate principal amount of our 4.50% Senior Notes due 2022, including the notes offered hereby, will be $300,000,000.

•
The notes will be the unsecured senior obligations of SL Green, SL Green OP and ROP and rank equally with each entity's other senior indebtedness from time to time outstanding.

•
Optional Redemption: We may redeem the notes, in whole or from time to time in part, at the applicable redemption price described in "Description of the Notes — Optional Redemption."

•
Denomination: The notes offered hereby will be issued only in registered form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

•
Listing and Public Market: There is no established trading market for the notes. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system.

Investing in our notes involves risks, which you should consider before investing. See "Risk Factors" beginning on page S-7 of this prospectus supplement, page 4 of the accompanying prospectus and the risk factors incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Public Offering Price(1)	Underwriting Discount	Proceeds to us (before expenses)

Per Note	105.334%	0.600%	104.734%

Total	$105,334,000	$600,000	$104,734,000

(1)
Plus accrued interest from and including June 1, 2017 to but excluding the delivery date (totaling $1,862,500). Accrued interest on the notes offered hereby must be paid by the purchasers of the notes.

The underwriters expect to deliver the notes offered hereby on or about October 30, 2017 only in book-entry form through the facilities of The Depositary Trust Company.

Joint Book-Running Managers
Wells Fargo Securities	BofA Merrill Lynch	Citigroup

The date of this prospectus supplement is October 26, 2017.

          You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus we provide to you that is required to be filed with the Securities and Exchange Commission (the "Commission"). Neither we nor the underwriters have authorized any other person to provide you with additional or different information. If anyone provides you with additional or different information, you should not rely on it. Neither we nor the underwriters are making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, any such free writing prospectus and the documents incorporated by reference herein and therein is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

Prospectus Supplement

Prospectus

S-i

S-ii

ABOUT THIS PROSPECTUS SUPPLEMENT

          This document is in two parts. The first part is this prospectus supplement, which adds to and updates information contained in the accompanying prospectus as well as the documents incorporated by reference into this prospectus supplement. The second part, the accompanying prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to the notes. To the extent any inconsistency or conflict exists between the information included in this prospectus supplement and the information included in the accompanying prospectus or any information incorporated by reference, the information contained in this prospectus supplement updates and supersedes such information. The information incorporated by reference into this prospectus supplement includes important business and financial information about us that is not included in, or delivered with, this prospectus supplement.

          It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information incorporated by reference in this prospectus supplement under the heading "Where You Can Find More Information; Incorporation by Reference," which supersedes the information under the heading "Where You Can Find More Information; Incorporation by Reference" in the accompanying prospectus.

          Unless the context requires otherwise, the term "SL Green" refers to SL Green Realty Corp. and not any of its subsidiaries, the term "SL Green OP" refers to SL Green Operating Partnership, L.P. and not any of its subsidiaries and the term "ROP" refers to Reckson Operating Partnership, L.P. and all entities owned or controlled by Reckson Operating Partnership, L.P. Unless the context requires otherwise, the terms "we," "our;" "ours," and "us" refers to SL Green Realty Corp., SL Green Operating Partnership, L.P. and Reckson Operating Partnership, L.P. and their respective subsidiaries on a consolidated basis.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

          This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein include certain statements that may be deemed to be "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are intended to be covered by the safe harbor provisions thereof. All statements, other than statements of historical facts, included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein that address activities, events or developments that we expect, believe or anticipate will or may occur in the future, including such matters as future capital expenditures, dividends and acquisitions (including the amount and nature thereof), development trends of the real estate industry and the Manhattan, Brooklyn, Westchester County, Connecticut, Long Island and New Jersey office markets, business strategies, expansion and growth of our operations and other similar matters, are forward looking statements. These forward looking statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions, expected future developments and other factors we believe are appropriate.

          Forward looking statements are not guarantees of future performance and actual results or developments may differ materially, and we caution you not to place undue reliance on such statements. Forward looking statements are generally identifiable by the use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend," "project," "continue," or the negative of these words, or other similar words or terms.

          Forward looking statements contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein are subject to a number of risks and uncertainties that may cause our actual results, performance or achievements to be materially different from

S-iii

future results, performance or achievements expressed or implied by forward looking statements made by us. These risks and uncertainties include:

  •
  the effect of general economic, business and financial conditions, and their effect on the New York City real estate market in particular;

  •
  dependence upon certain geographic markets;

  •
  risks of real estate acquisitions, dispositions, development and redevelopment, including the cost of construction delays and cost overruns;

  •
  risks relating to debt and preferred equity investments;

  •
  availability and creditworthiness of prospective tenants and borrowers;

  •
  bankruptcy or insolvency of a major tenant or a significant number of smaller tenants or borrower;

  •
  adverse changes in the real estate markets, including reduced demand for office space, increasing vacancy, and increasing availability of sublease space;

  •
  availability of capital (debt and equity);

  •
  unanticipated increases in financing and other costs, including a rise in interest rates;

  •
  our ability to comply with financial covenants in our debt instruments;

  •
  SL Green's ability to maintain its status as a real estate investment trust, or REIT;

  •
  risks of investing through joint venture structures, including the fulfillment by our partners of their financial obligations;

  •
  the threat of terrorist attacks;

  •
  our ability to obtain adequate insurance coverage at a reasonable cost and the potential for losses in excess of our insurance coverage, including as a result of environmental contamination; and

  •
  legislative, regulatory and/or safety requirements adversely affecting REITs and the real estate business, including costs of compliance with the Americans with Disabilities Act, the Fair Housing Act and other similar laws and regulations.

          Other factors and risks to our business, many of which are beyond our control, are described in our filings with the Commission. Except as required by law, we undertake no obligation to publicly update or revise any forward looking statements, whether as a result of future events, new information or otherwise. In light of these risks and uncertainties, the forward looking events and circumstances discussed in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein might not occur and actual results, performance or achievement could differ materially from that anticipated or implied in the forward looking statements.

S-iv

SUMMARY

          The following summary highlights selected information contained or incorporated by reference in this prospectus supplement and accompanying prospectus and does not contain all of the information that may be important to you. You should carefully read this entire prospectus supplement and the accompanying prospectus, including the information incorporated by reference, before making a decision to invest in the notes.

 SL Green Realty Corp.

          SL Green, a Maryland corporation, is a self-managed REIT with in-house capabilities in property management, acquisitions and dispositions, financing, development and redevelopment, construction and leasing.

          As of June 30, 2017, SL Green owned the following interests in properties in the New York Metropolitan area, primarily in midtown Manhattan. SL Green's investments in the New York Metropolitan area also include investments in Brooklyn, Long Island, Westchester County, Connecticut and New Jersey, which are collectively known as the Suburban properties:

		Consolidated			Unconsolidated		Total
Location	Property Type	Number of Properties		Approximate Square Feet	Number of Properties	Approximate Square Feet	Number of Properties	Approximate Square Feet	Weighted Average Occupancy(1)
Commercial:
Manhattan	Office	24		16,054,606	7	6,558,139	31	22,612,745	93.1%
	Retail	4	(2)	302,583	9	347,970	13	650,553	95.2%
	Development/Redevelopment	7		158,985	5	779,714	12	938,699	49.0%
	Fee Interest	1		176,530	1	—	2	176,530	100.0%

		36		16,692,704	22	7,685,823	58	24,378,527	91.5%

Suburban	Office	24	(3)(4)	3,933,800	2	640,000	26	4,573,800	82.7%
	Retail	1		52,000	—	—	1	52,000	100.0%
	Development/Redevelopment	1		1,000	1	—	2	1,000	100.0%

		26		3,986,800	3	640,000	29	4,626,800	82.9%

Total commercial properties		62		20,679,504	25	8,325,823	87	29,005,327	90.2%

Residential:
Manhattan	Residential	3	(2)	472,105	12	2,656,856	15	3,128,961	88.9%
Suburban	Residential	—		—	—	—	—	—	—%

Total residential properties		3		472,105	12	2,656,856	15	3,128,961	88.9%

Total portfolio		65		21,151,609	37	10,982,679	102	32,134,288	90.0%

(1)
The weighted average occupancy for commercial properties represents the total occupied square feet divided by total square footage at acquisition. The weighted average occupancy for residential properties represents the total occupied units divided by total available units.

(2)
As of June 30, 2017, SL Green owned a building at 315 West 33rd Street, also known as The Olivia, that was comprised of approximately 270,132 square feet of retail space and approximately 222,855 square feet of residential space. For the purpose of this prospectus supplement, we have included this building in the number of retail properties we own. However, we have included only the retail square footage in the retail approximate square footage, and have listed the balance of the square footage as residential square footage.

(3)
Includes the properties at 680-750 Washington Boulevard, in Stamford, Connecticut, also known as Stamford Towers and 125 Chubb Avenue in Lyndhurst, New Jersey, which are classified as held for sale at June 30, 2017. 125 Chubb Avenue was sold in the fourth quarter of 2017.

          As of June 30, 2017, SL Green also held debt and preferred equity investments with a book value of $2.1 billion, including $0.1 billion of debt and preferred equity investments and other financing receivables that are included in other balance sheet line items other than the Debt and Preferred Equity Investments line item.

 SL Green Operating Partnership, L.P.

          SL Green is the sole managing general partner of SL Green OP. Substantially all of SL Green's assets are held by, and all of its operations are conducted through, SL Green OP. As of June 30, 2017, SL Green owned 95.57% of the economic interests in SL Green OP and noncontrolling investors held, in the aggregate, a 4.43% limited partnership interest in SL Green OP.

Reckson Operating Partnership, L.P.

          ROP is primarily engaged in the ownership, management, operation and development of commercial real estate properties, principally office properties, and also owns land for future development located in the New York Metropolitan area. ROP commenced operations on June 2, 1995. A wholly-owned subsidiary of SL Green OP is the sole general partner of ROP. SL Green OP is the sole limited partner of ROP.

          As of June 30, 2017, ROP owned the following interests in commercial office properties in the New York Metropolitan area, primarily in midtown Manhattan. ROP's investments in the New York Metropolitan area also include investments in Westchester County and Connecticut, which are collectively known as ROP's Suburban assets:

Location	Type	Number of Properties	Square Feet	Weighted Average Occupancy(1)
Commercial:
Manhattan	Office	16	8,463,245	95.7%
	Retail(2)(3)	5	364,816	98.0%
	Development/Redevelopment(4)	1	9,200	—
	Fee Interest	1	176,530	100%

		23	9,013,791	95.8%

Suburban	Office(5)	17	3,071,000	76.5%
	Retail	1	52,000	100.0%

		18	3,123,000	76.9%

Total commercial properties		41	12,136,791	91.0%

Residential:
Manhattan	Residential(2)	—	222,855	91.9%

Total portfolio		41	12,359,646	91.0%

(1)
The weighted average occupancy for commercial properties represents the total occupied square feet divided by total square footage at acquisition. The weighted average occupancy for residential properties represents the total occupied units divided by total available units.

(2)
As of June 30, 2017, ROP owned a building at 315 West 33rd Street, also known as The Olivia, that was comprised of approximately 270,132 square feet of retail space and approximately 222,855 square feet of residential space. For the purpose of this prospectus supplement, we have included this building in the number of retail properties we own. However, we have included only the retail square footage in the retail approximate square footage, and have listed the balance of the square footage as residential square footage.

(3)
Includes two unconsolidated joint venture retail properties at 131-137 Spring Street comprised of approximately 68,342 square feet.

(4)
Includes one unconsolidated joint venture retail property at 102 Greene Street comprised of approximately 9,200 square feet.

(5)
Includes the properties at 680-750 Washington Boulevard, in Stamford, Connecticut, also known as Stamford Towers and 125 Chubb Avenue in Lyndhurst, New Jersey, which are classified as held for sale at June 30, 2017.

          As of June 30, 2017, ROP held debt and preferred equity investments with a book value of $2.1 billion, including $0.1 billion of debt and preferred equity investments and other financing receivables that are included in other balance sheet line items other than the Debt and Preferred Equity Investments line item.

Headquarters

          SL Green's, SL Green OP's and ROP's principal executive offices are located in midtown Manhattan at 420 Lexington Avenue, New York, New York 10170. We can be contacted at (212) 594-2700. SL Green maintains a website at www.slgreen.com. The information contained on or connected to SL Green's website is not incorporated by reference into, and you must not consider the information to be a part of, this prospectus supplement or the accompanying prospectus.

 The Offering

          The following is a brief summary of certain terms of this offering. For a more complete description of the terms of notes, see "Description of the Notes" in this prospectus supplement and "Description of Debt Securities" in the accompanying prospectus.

Co-Obligors	SL Green Realty Corp., SL Green Operating Partnership, L.P. and Reckson Operating Partnership, L.P.
Securities Offered
$100 million aggregate principal amount of 4.50% Senior Notes due 2022. The notes offered hereby will have terms identical to those of the $200,000,000 principal amount of 4.50% Senior Notes due December 1, 2022 offered and sold by our prospectus supplement dated November 9, 2012 and the accompanying prospectus (the "initial notes"). The notes offered hereby will have the same CUSIP number as the initial notes and will trade interchangeably with such notes immediately upon settlement.
Maturity Date	The notes will mature on December 1, 2022.
Interest and Payment Dates
The notes will bear interest at the rate of 4.50% per year. We will pay interest on the notes semiannually in arrears in cash on June 1 and December 1 of each year, beginning on December 1, 2017. Interest will accrue on the notes offered hereby from, and including, June 1, 2017.
Priority
The notes are the joint and several senior unsecured obligations of SL Green, SL Green OP and ROP, ranking pari passu with all of SL Green's, SL Green OP's and ROP's respective existing and future senior indebtedness, including the initial notes, and senior to all of SL Green's, SL Green OP's and ROP's respective existing and future subordinated indebtedness. As of June 30, 2017, SL Green and SL Green OP had approximately $2.6 billion aggregate principal amount of unsecured senior indebtedness and ROP had approximately $2.2 billion aggregate principal amount of unsecured senior indebtedness outstanding.

The notes are effectively junior to all of SL Green's, SL Green OP's and ROP's respective existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness. As of June 30, 2017, SL Green and its consolidated subsidiaries, including SL Green OP and ROP, had outstanding approximately $3.9 billion of secured indebtedness (including SL Green OP's share of consolidated joint venture secured indebtedness of approximately $0.4 billion).

The notes are structurally subordinated to all existing and future indebtedness of SL Green's subsidiaries (other than SL Green OP and ROP) and the subsidiaries of SL Green OP (other than ROP) and ROP. As of June 30, 2017, the total outstanding indebtedness of SL Green OP and its consolidated subsidiaries was approximately $6.4 billion and the total outstanding indebtedness of ROP and its consolidated subsidiaries was approximately $3.1 billion. See "Description of Other Indebtedness."
Optional Redemption
The notes are redeemable at any time at the option of the co-obligors in whole or in part, at a redemption price equal to the sum of (i) the principal amount of the notes (or portion thereof) being redeemed plus accrued and unpaid interest thereon to the redemption date and (ii) the Make-Whole Amount (as defined herein), if any, with respect to such notes (or portion thereof). If the notes are redeemed on or after September 1, 2022, the redemption price for the notes will equal 100% of the principal amount of the notes, plus accrued and unpaid interest thereon to the redemption date. See "Description of the Notes — Optional Redemption."
Certain Covenants
The Indenture (as defined herein) governing the notes contains covenants that, among other things, limit ROP's and its subsidiaries' ability to incur additional debt and encumber assets. The Indenture contains no limitation on the incurrence of indebtedness of SL Green or SL Green Operating Partnership or their subsidiaries (other than ROP and its subsidiaries). These covenants are subject to important exceptions and qualifications. See "Description of the Notes — Certain Covenants."
Form and Denomination	The notes will be issued in denominations of $2,000 and any integral multiple of $1,000 in excess thereof.
Absence of Established Market for the Notes
There is no established trading market for the notes. There can be no assurance regarding any future development of a trading market for the notes, or the ability of holders of the notes to sell their notes at all, or the price at which such holders may be able to sell their notes. If such a market were to develop, the notes may trade at prices that are higher or lower than their initial offering price, depending on many factors, including prevailing interest rates, our operating results and financial condition and the market for similar securities. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system.

Use of Proceeds	We estimate that the net proceeds from this offering will be approximately $104.0 million after deducting the underwriting discount and our estimated expenses related to the offering but excluding approximately $1.86 million (assuming the settlement date for this offering occurs on October 30, 2017) payable to us in respect of interest accrued on the notes offered hereby for the period from and including June 1, 2017 to, but excluding, the delivery date for this offering. We intend to use the net proceeds from the sale of the notes offered hereby for general corporate purposes, which may include, among other things, the repayment of amounts outstanding under our Credit Facility or other indebtedness.
Material United States Federal Income Tax Consequences
You should consult your tax advisor with respect to the U.S. federal income tax consequences of owning the notes in light of your own particular situation and with respect to any tax consequences arising under the laws of any state, local, foreign or other taxing jurisdiction. See Supplemental Material United States Federal Income Tax Consequences beginning on page S-34 of this prospectus supplement and "Material United States Federal Income Tax Consequences" in the accompanying prospectus.
Risk Factors
Investment in the notes involves risks. You should carefully consider the information in the sections entitled "Risk Factors" in this prospectus supplement, the accompanying prospectus, in the Annual Report on Form 10-K for the fiscal year ended December 31, 2016 of SL Green and SL Green OP, the Annual Report on Form 10-K for the fiscal year ended December 31, 2016 of ROP, and all the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus before buying any notes.
Trustee	The Bank of New York Mellon.
Governing Law	The notes will be governed by, and the Indenture is governed by, the laws of the State of New York.

RISK FACTORS

          An investment in the notes involves a high degree of risk. Before deciding to purchase any notes, you should carefully consider the risks and uncertainties set forth below and the risks and uncertainties incorporated by reference in this prospectus supplement and the accompanying prospectus, including the information included under "Risk Factors" in SL Green's and SL Green OP's Annual Report on Form 10-K for the year ended December 31, 2016, in ROP's Annual Report on Form 10-K for the year ended December 31, 2016, and in other documents that we subsequently file with the SEC. These risks and uncertainties are not the only ones facing us. There may be other risks that a prospective investor should consider that are relevant to that investor's own particular circumstances or generally.

Risks Related to the Offering of the Notes

Our level of indebtedness could adversely affect our operations and effectively reduce the amount of funds available for other business purposes, including our ability to make payments of principal and interest on the notes.

          We have a substantial amount of outstanding indebtedness, a large portion of which is due and payable prior to the maturity of the notes offered hereby. As of June 30, 2017, SL Green OP's total consolidated indebtedness was approximately $6.4 billion (inclusive of ROP's approximately $3.1 billion of indebtedness). On October 5, 2017, SL Green OP issued $500 million aggregate principal amount of 3.250% Senior Notes due 2022, fully and unconditionally guaranteed by SL Green and ROP. SL Green OP's and ROP's respective levels of indebtedness could reduce funds available for additional acquisitions, capital expenditures or other business purposes, impact their respective ratings, restrict their respective financial and operating flexibility or create competitive disadvantages compared to other companies with lower debt levels.

          Our ability to make payments of principal and interest on our indebtedness, including the notes, depends upon our future performance, which will be subject to general economic conditions and financial, business and other factors affecting our consolidated operations, many of which are beyond our control. If we are unable to generate sufficient cash flow from operations in the future to service our respective debt and meet our other cash requirements, we may be required, among other things:

  •
  to seek additional financing in the debt or equity markets;

  •
  to refinance or restructure all or a portion of our respective indebtedness, including the notes;

  •
  to sell selected assets or businesses; or

  •
  to reduce or delay planned capital or operating expenditures.

          Such measures might not be sufficient to enable us to service our debt and meet our other cash requirements, including the notes. In addition, any such financing, refinancing or sale of assets might not be available at all or on economically favorable terms.

Since the notes are unsecured, your right to receive payments on the notes is effectively subordinated to all of our existing and future secured debt, and since the notes are not guaranteed by all of our subsidiaries, structurally subordinated to all existing and future liabilities of our subsidiaries that are not co-obligors of the notes.

          The notes offered hereby are unsecured, senior obligations that rank equal in right of payment with all of SL Green's, SL Green OP's and ROP's respective existing and future senior debt, including the initial notes. However, the notes are effectively junior to all of SL Green's, SL Green OP's and ROP's respective secured debt to the extent of the value of the assets securing that debt. The Indenture governing the notes does not place any limitation on the amount of secured or unsecured senior indebtedness that SL Green or SL Green OP may incur. As of June 30, 2017, SL Green and its consolidated subsidiaries, including SL Green OP and ROP, had outstanding approximately $3.9 billion of secured indebtedness (including SL Green OP's share of consolidated joint venture secured indebtedness of approximately 0.4 billion). On October 5, 2017, SL Green OP issued $500 million aggregate principal amount of 3.250% Senior Notes due 2022, fully and unconditionally guaranteed by SL Green and ROP. In any liquidation, dissolution, bankruptcy or other similar proceeding, holders of SL Green's, SL Green OP's or ROP's secured debt may assert rights against any assets securing such debt in order to receive full payment of their debt before those assets may be used to pay the holders of the notes. In such an event, SL Green, SL Green OP or ROP may not have sufficient assets remaining for the repayment in full of any or all of the notes. In addition, the notes are structurally subordinated to all current and future obligations, including subordinated indebtedness and trade payables of SL Green's subsidiaries, other than SL Green OP and ROP. The notes are also structurally subordinated to guarantees of SL Green OP's debt by SL Green OP's subsidiaries other than ROP.

There is no established trading market for the notes, which could limit their market price or the ability to sell them for an amount equal to or higher than their initial offering price.

          There is no established trading market for the notes. As a result, we cannot provide any assurances that a market will develop for the notes or that you will be able to sell your notes. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system. If any of the notes offered hereby are traded after their initial issuance, they may trade at a discount from their initial offering price. Future trading prices of the notes will depend on many factors, including prevailing interest rates, the market for similar securities, general economic conditions and our financial condition, performance and prospects.

The limited covenants in the Indenture governing the notes and the terms of the notes will not provide protection against significant events that could adversely impact your investment in the notes.

          The Indenture governing the notes does not:

  •
  require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flow or liquidity and, accordingly, does not protect holders of the notes in the event that we experience significant adverse changes in our financial condition or results of operations; or

  •
  limit the ability of SL Green or SL Green OP to incur additional indebtedness; or

  •
  prohibit us in certain circumstances from entering into a reorganization, restructuring, merger or similar transaction that may adversely affect the holder of the notes.

          When evaluating the terms of the notes, you should be aware that the terms of the Indenture and the notes will not restrict our ability to engage in, or otherwise be a party to, a variety of corporate transactions, circumstances and events that could have an adverse impact on your investment in the notes.

          Furthermore, any of the original co-obligors under the notes may be released from their obligations as described under "Description of the Notes — Merger, Consolidation or Sale."

The credit ratings of our indebtedness may not reflect all risks of your investment in the notes.

          The credit ratings of our indebtedness are an assessment by rating agencies of our ability to pay our debts when due. Consequently, real or anticipated changes in any of the credit ratings of our indebtedness will generally affect the market value of the notes. These credit ratings may not reflect the potential impact of risks relating to structure or marketing of the notes. Agency ratings are not a recommendation to buy, sell or hold any security and may be revised or withdrawn at any time by the issuing organization. Each agency's rating should be evaluated independently of any other agency's rating.

 USE OF PROCEEDS

          We estimate that the net proceeds from this offering will be approximately $104.0 million after deducting the underwriting discount and our estimated expenses related to the offering but excluding approximately $1.86 million (assuming the settlement date for this offering occurs on October 30, 2017) payable to us in respect of interest accrued on the notes offered hereby for the period from and including June 1, 2017 to, but excluding, the delivery date for this offering. We intend to use the net proceeds from the sale of the notes offered hereby for general corporate purposes, which may include, among other things, the repayment of amounts outstanding under our Credit Facility or other indebtedness.

RATIOS OF EARNINGS TO FIXED CHARGES

          The following table shows the ratios of earnings to fixed charges for SL Green, SL Green OP and ROP, respectively:

Year Ended December 31,
Six Months Ended June 30, 2017
		2016	2015	2014	2013	2012
SL Green	1.94x	2.36x	1.89x	2.26x	1.36x	1.54x
SL Green OP	1.94x	2.36x	1.89x	2.26x	1.36x	1.54x
ROP	3.78x	3.47x	3.04x	2.82x	2.36x	1.54x

          The ratio of earnings to combined fixed charges and preferred stock dividends were computed by dividing earnings by fixed charges. For the purpose of calculating the ratios, earnings have been calculated by adding fixed charges to income from continuing operations before adjustment for noncontrolling interests plus distributions from unconsolidated joint ventures, excluding gains or losses from sale of property, purchase price fair value adjustments, gains and losses one equity investment and the cumulative effect of changes in accounting principles. With respect to SL Green, fixed charges and preferred stock dividends consist of interest expense including the amortization of debt issuance costs, rental expense deemed to represent interest expense and preferred dividends paid on its 7.625% Series C, its 7.875% Series D (prior to their respective redemptions or repurchases) and its 6.50% Series I cumulative redeemable Preferred Stock.

 CAPITALIZATION OF SL GREEN

          The following table sets forth SL Green's capitalization as of June 30, 2017 on a historical basis and on an as adjusted basis to reflect the issuance and sale of $100 million aggregate principal amount of the notes offered hereby and the use of proceeds described herein. The information set forth in the following table should be read in conjunction with the consolidated financial statements and notes thereto in SL Green's Annual Report on Form 10-K for the year ended December 31, 2016, which is incorporated herein by reference.

	As of June 30, 2017
	Historical	As Adjusted
	(unaudited, in thousands)
Cash and cash equivalents	$270,965	374,917

Debt:
Mortgage and other loans payable	$3,813,976	$3,813,976
Revolving credit facility(1)	195,125	195,125
Term loan and senior unsecured notes(2)	2,267,153	2,371,105	(3)
Junior subordinate deferrable interest debentures held by trusts that issued trust preferred securities	100,000	100,000
Liabilities related to assets held for sale	106	106

Total debt	6,376,360	6,480,312
Non-controlling interest in SL Green OP	487,660	487,660
SL Green stockholders' equity (number of shares in thousands):
6.500% Series I Cumulative Redeemable Preferred Stock, $0.01 par value; 9,200 shares issued and outstanding on a historical and as adjusted basis	221,932	221,932
Common Stock, $0.01 par value; 160,000 shares authorized and 99,422 (including 1,055 shares held in treasury) issued and outstanding at June 30, 2017, on a historical and as adjusted basis	995	995
Additional paid-in-capital	5,391,038	5,391,038
Accumulated other comprehensive income	14,354	14,354
Retained earnings	1,431,442	1,431,442
Treasury stock at cost	(124,049)	(124,049)

Total SL Green stockholders' equity	6,935,712	6,935,712
Non-controlling interests in other partnerships	411,928	411,928

Total equity	7,347,640	7,347,640

Total capitalization	$14,211,660	$14,315,612

(1)
As of June 30, 2017, approximately $1.3 billion was available to draw under SL Green's, SL Green OP's and ROP's revolving credit facility (the "Credit Facility"). See "Description of Other Indebtedness."

(2)
On October 5, 2017, SL Green OP issued $500 million aggregate principal amount of 3.250% Senior Notes due 2022, fully and unconditionally guaranteed by SL Green and ROP, the proceeds of which we used to repay SL Green OP's outstanding 3.00% Exchangeable Senior Notes due 2017 and intend to use the balance for general corporate purposes, which may include, among other things, the repayment of other existing indebtedness. The issuance of such notes and the use of proceeds therefrom are not reflected in the above table.

(3)
Includes $100 million aggregate principal amount of 4.50% Senior Notes due 2022 offered hereby.

SELECTED FINANCIAL DATA OF SL GREEN

          The following table sets forth SL Green's selected financial data and should be read in conjunction with SL Green's Financial Statements and notes thereto included in Item 1, "Financial Statements" and Item 2, "Management's Discussion and Analysis of Financial Condition and Results of Operations" in SL Green's Financial Statements and notes thereto included in SL Green's Quarterly Report on Form 10-Q for the quarter ended June 30, 2017 and Annual Report on Form 10-K for the fiscal year ended December 31, 2016. For information about the nine months ended September 30, 2017, see the Current Report on Form 8-K filed by SL Green with the Commission on October 26, 2017, incorporated by reference herein.

	Six Months Ended June 30,
			Year Ended December 31,
	2017 (unaudited)	2016 (unaudited)
Operating Data			2016	2015	2014
	(in thousands, except per share data)
Total revenue	$775,531	$1,073,058	$1,863,981	$1,662,829	$1,519,978

Operating expenses	145,358	154,844	312,859	301,624	282,283
Real estate taxes	122,013	123,798	248,388	232,702	217,843
Ground rent	16,616	16,615	33,261	32,834	32,307
Interest expense, net of interest income	130,478	183,761	321,199	323,870	317,400
Amortization of deferred finance costs	8,193	15,365	24,564	27,348	22,377
Depreciation and amortization	227,188	604,350	821,041	560,887	371,610
Transaction related costs	179	3,394	7,528	11,430	8,707
Marketing, general and administrative	48,399	48,516	99,759	94,873	92,488

Total expenses	698,424	1,150,643	1,868,599	1,585,568	1,345,015

Equity in net income from unconsolidated joint ventures	10,026	15,937	11,874	13,028	26,537
Equity in net gain on sale of interest in unconsolidated joint venture/real estate	15,136	43,363	44,009	15,844	123,253
Purchase price fair value adjustment	—	—	—	40,078	67,446
(Loss) gain on sale of real estate, net	(3,256)	210,353	238,116	175,974	—
Gain (loss) on sale of investment in marketable securities	3,262	(83)	(83)	—	3,895
Depreciable real estate reserves	(85,336)	(10,387)	(10,387)	(19,226)	—
(Loss) gain on early extinguishment of debt	—	—	—	(49)	(32,365)

Income from continuing operations	16,939	181,598	278,911	302,910	363,729
Discontinued operations	—	—	—	14,549	182,134

Net income	16,939	181,598	278,911	317,459	545,863
Net income attributable to noncontrolling interests in the Operating Partnership	(895)	(6,508)	(10,136)	(10,565)	(18,467)
Net income attributable to noncontrolling interests in other partnerships	16,705	(5,409)	(7,644)	(15,843)	(6,590)
Preferred unit distributions	(5,701)	(5,528)	(11,235)	(6,967)	(2,750)

Net income attributable to SL Green	27,048	164,153	249,896	284,084	518,056
Perpetual preferred stock dividends	(7,475)	(7,475)	(14,950)	(14,952)	(14,952)

Net income attributable to SL Green common stockholders	$19,573	$156,678	$234,946	$269,132	$503,104

	Six Months Ended June 30,
			Year Ended December 31,
	2017 (unaudited)	2016 (unaudited)
Operating Data			2016	2015	2014
	(in thousands, except per share data)
Net income per common share — Basic	$0.20	$1.57	$2.35	$2.71	$5.25

Net income per common share — Diluted	$0.19	$1.56	$2.34	$2.70	$5.23

Cash dividends declared per common share	$1.55	$1.44	$2.94	$2.52	$2.10

Basic weighted average common shares outstanding	100,268	100,093	100,185	99,345	95,774

Diluted weighted average common shares and common share equivalents outstanding	105,140	104,533	104,881	103,734	99,696

Commercial real estate, before accumulated depreciation	$11,902,019	$14,954,135	$12,743,332	$16,681,602	$14,069,141
Total assets	15,309,707	17,544,223	15,857,787	19,727,646	17,096,587
Mortgages and other loans payable, revolving credit facility, term loan and senior unsecured notes and trust preferred securities	6,376,254	7,962,220	6,481,666	10,275,453	8,178,787
Noncontrolling interests in the operating partnership	487,660	486,452	473,882	424,206	469,524
Total equity	7,347,640	7,747,119	7,750,911	7,719,317	7,459,216

	Six Months Ended June 30,
			Year Ended December 31,
	2017 (unaudited)	2016 (unaudited)
Other Data			2016	2015	2014
	(in thousands)
Funds from operations available to all stockholders(1)	$352,746	$547,462	$869,855	$661,825	$583,036
Net cash provided by operating activities	313,722	373,378	634,714	526,484	490,381
Net cash used in investment activities	(263,773)	2,126,747	2,122,570	(2,265,911)	(796,835)
Net cash provided by financing activities	(58,427)	(2,479,298)	(2,733,240)	1,713,417	381,171

(1)
FFO is a widely recognized non-GAAP measure of REIT performance. We compute FFO in accordance with standards established by the National Association of Real Estate Investment Trusts, or NAREIT, which may not be comparable to FFO reported by other REITs that do not compute FFO in accordance with the NAREIT definition, or that interpret the NAREIT definition differently than we do. The revised White Paper on FFO approved by the Board of Governors of NAREIT in April 2002, and subsequently amended, defines FFO as net income (loss) (computed in accordance with Generally Accepted Accounting Principles, or GAAP), excluding gains (or losses) from sales of properties, debt restructurings and real estate related impairment charges, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. We present FFO because we consider it an important supplemental measure of our operating performance and believe that it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, particularly those that own and operate commercial office properties. We also use FFO as one of several criteria to determine performance-based bonuses for members of its senior management. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions, and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, and interest costs, providing perspective not immediately apparent from net income. FFO does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to net income (determined in accordance with GAAP), as an indication of our financial performance or to cash flow from operating activities (determined in accordance with GAAP) as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make cash distributions.

  A reconciliation of FFO to net income computed in accordance with GAAP (i) in respect of the interim period ended June 30, 2017 and 2016 and (ii) in respect of the years ended December 31, 2016, 2015 and 2014 is provided below:

	Six Months Ended June 30,		Year Ended December 31,
	2017	2016	2016	2015	2014
Net income attributable to SL Green common stockholders	$19,573	$156,678	$234,946	$269,132	$503,104
Add:
Depreciation and amortization	227,188	604,350	821,041	560,887	371,610
Discontinued operations depreciation adjustments	—	—	—	—	5,581
Joint venture depreciation and noncontrolling interest adjustments	49,419	18,842	69,853	34,226	33,487
Net income (loss) attributable to noncontrolling interests	(15,810)	11,917	17,780	26,408	25,057
Less:
(Loss) gain on sale of real estate, net	(3,256)	210,353	238,116	190,096	163,059
Equity in net gain on sale of interest in unconsolidated joint venture/real estate	15,136	43,363	44,009	15,844	123,253
Purchase price fair value adjustment	—	—	—	40,078	67,446
Depreciation on non-rental real estate assets	1,080	996	2,027	2,036	2,045
Depreciable real estate reserves	(85,336)	(10,387)	(10,387)	(19,226)	—

Funds from Operations attributable to SL Green common stockholders and noncontrolling interests	$352,746	$547,462	$869,855	$661,825	$583,036

Cash flows provided by operating activities	$313,722	$373,378	$634,714	$526,484	$490,381
Cash flows (used in) provided by investing activities	$(263,773)	$2,126,747	$2,122,570	$(2,265,911)	$(796,835)
Cash flows used in by financing activities	$(58,427)	$(2,479,298)	$(2,733,240)	$1,713,417	$381,171

DESCRIPTION OF OTHER INDEBTEDNESS

Senior Credit Facility

          SL Green, SL Green OP and ROP entered into a credit facility in November 2012, which was subsequently amended in March 2014, November 2014, January 2015 and July 2015 (as amended, the "Credit Facility"). Following the most recent amendments made to the Credit Facility in July 2015, the Credit Facility consists of a $1.6 billion revolving credit facility, or the revolving credit facility, and a $1.2 billion term loan facility, or the term loan facility. We also have an option, subject to customary conditions, to increase the capacity under the revolving credit facility to $3.0 billion at any time prior to the maturity date for the revolving credit facility without the consent of existing lenders, by obtaining additional commitments from our existing lenders and other financial institutions. The revolving credit facility matures on March 29, 2019 with an as-of-right extension through March 29, 2020. The term loan matures on June 30, 2019.

          As of June 30, 2017, the Credit Facility bore interest at a spread over LIBOR ranging from (i) 87.5 basis points to 155 basis points for loans under the revolving credit facility and (ii) 95 basis points to 190 basis points for loans under the term loan facility, in each case based on the credit rating assigned to the senior unsecured long term indebtedness of ROP. At June 30, 2017, the applicable spread was 125 basis points for revolving credit facility and 140 basis points for the term loan facility. At June 30, 2017, the effective interest rate was 2.27% for the revolving credit facility and 2.41% for the term loan facility. We are required to pay quarterly in arrears a 12.5 to 30 basis point facility fee on the total commitments under the revolving credit facility based on the credit rating assigned to the senior unsecured long term indebtedness of ROP. As of June 30, 2017, the facility fee was 25 basis points.

          As of June 30, 2017, under the Credit Facility we had $80.8 million of outstanding letters of credit, $200.0 million drawn under the revolving credit facility and $1.2 billion outstanding under the term loan facility, with total undrawn capacity of $1.3 billion under the Credit Facility.

          SL Green, SL Green OP and ROP are all borrowers jointly and severally obligated under the Credit Facility. No other subsidiary of ours is an obligor under the Credit Facility.

          The terms of the Credit Facility include certain restrictions and covenants which limit, among other things, the ability to pay dividends, making certain types of investments, the incurrence of additional indebtedness, the incurrence of liens and the entry into negative pledge agreements and the disposition of assets, and which require compliance with financial ratios relating to the maximum ratio of total indebtedness to total asset value, a minimum ratio of EBITDA to fixed charges, a maximum ratio of secured indebtedness to total asset value and a maximum ratio of unsecured indebtedness to unencumbered asset value. As of June 30, 2017, we were in compliance with all covenants under the Credit Facility. We are currently considering a refinancing of our Credit Facility, and as a result, the size of the facility, borrowings under the facility, maturity date, covenants and other terms may change from those described above. This offering is not conditioned upon completion of such a refinancing, and there can be no assurance that we will be successful in completing a refinancing.

Debt Securities

Reckson Operating Partnership, L.P., SL Green Realty Corp. and SL Green Operating Partnership, L.P.

  4.50% Senior Notes due 2022

          As of June 30, 2017, we had $200.0 million aggregate principal amount of our 4.50% senior unsecured notes due 2022 outstanding under the indenture, dated as of August 5, 2011 (the "base indenture"), as amended by the first supplemental indenture, dated as of August 5, 2011 (the "first supplemental indenture"), and the second supplemental indenture, dated as of November 15, 2012 (the "second supplemental indenture"), each by and among SL Green SL Green OP and ROP, as co-obligors, and The Bank of New York Mellon, as trustee (the "Existing 4.50% Senior Notes"). The notes offered hereby will also be issued under the base indenture and the second supplemental indenture on the same terms as the Existing 4.50% Senior Notes (the notes offered hereby together with the Existing 4.50% Senior Notes, the "4.50% Senior Notes"). See "Description of the Notes".

          The 4.50% Senior Notes mature on December 1, 2022. The 4.50% Senior Notes bear interest at a rate of 4.50% per annum, computed on the basis of a 360-day year composed of twelve 30-day months and payable on June 1 and December 1 of each year.

          The 4.50% Senior Notes are the unsecured unsubordinated obligations of SL Green, SL Green OP and ROP and rank equally with each entity's existing and future unsubordinated indebtedness. We have the option to redeem all or a part of the 4.50% Senior Notes, at any time or from time to time, at a redemption price equal to 100% of the principal amount of the 4.50% Senior Notes redeemed, plus a "make-whole" premium, and accrued and unpaid interest, if any, to the applicable redemption date.

          The indenture governing the 4.50% Senior Notes contains covenants that, among other things, restrict the ability of ROP and its subsidiaries' to incur additional indebtedness and encumber assets. These covenants are subject to a number of important limitations and exceptions. SL Green and SLGreen OP are not subject to such restrictions. As of June 30, 2017, we were in compliance with all such covenants.

  5.00% Senior Notes due 2018

          As of June 30, 2017, we had $249.9 million aggregate principal amount of our 5.00% senior unsecured notes due 2018 outstanding under the base indenture as amended by the first supplemental indenture (the "5.00% Senior Notes").

          The 5.00% Senior Notes mature on August 15, 2018. The 5.00% Senior Notes bear interest at a rate of 5.00% per annum, computed on the basis of a 360-day year composed of twelve 30-day months and payable on February 15 and August 15 of each year.

          The 5.00% Senior Notes are the unsecured unsubordinated obligations of ROP, SL Green and SL Green OP and rank equally with each entity's existing and future unsubordinated indebtedness, including the notes offered hereby. We have the option to redeem all or a part of the 5.00% Senior Notes, at any time or from time to time, at a redemption price equal to 100% of the principal amount of the 5.00% Senior Notes redeemed, plus a "make-whole" premium, and accrued and unpaid interest, if any, to the applicable redemption date.

          The indenture governing the 5.00% Senior Notes contains covenants that, among other things, restrict the ability of ROP and its subsidiaries' to incur additional indebtedness and encumber assets. These covenants are subject to a number of important limitations and exceptions. SL Green and SL Green OP are not subject to such restrictions. As of June 30, 2017, we were in compliance with all such covenants.

  7.75% Senior Notes due 2020

          As of June 30, 2017, we had $250.0 million aggregate principal amount of our 7.75% senior unsecured notes due 2020 outstanding under the indenture, dated as of March 16, 2010, by and among SL Green, SL Green OP and ROP, as co-obligors, and The Bank of New York Mellon, as trustee (the "7.75% Senior Notes").

          The 7.75% Senior Notes mature on March 15, 2020. The 7.75% Senior Notes bear interest at a rate of 7.75% per annum, computed on the basis of a 360-day year composed of twelve 30-day months and payable on March 15 and September 15 of each year.

          The 7.75% Senior Notes are the unsecured unsubordinated obligations of ROP, SL Green and SL Green OP and rank equally with each entity's existing and future unsubordinated indebtedness, including the notes offered hereby. We have the option to redeem all or a part of the 7.75% Senior Notes, at any time or from time to time, at a redemption price equal to 100% of the principal amount of the 7.75% Senior Notes redeemed, plus a "make-whole" premium, and accrued and unpaid interest, if any, to the applicable redemption date.

          The indenture governing the 7.75% Senior Notes contains covenants that, among other things, restrict the ability of ROP and its subsidiaries' to incur additional indebtedness and encumber assets. These covenants are subject to a number of important limitations and exceptions. SL Green and SL Green OP are not subject to such restrictions. As of June 30, 2017, we were in compliance with all such covenants.

  4.27% Senior Notes due 2025

          As of June 30, 2017, we had $100.0 million aggregate principal amount of our 4.27% senior unsecured notes due 2025 outstanding (the "4.27% Senior Notes"). The 4.27% Senior Notes were issued to certain institutional investors on a private placement basis on December 17, 2015 pursuant to a note purchase agreement by and among ROP, SL Green and SL Green OP, as co-obligors, and such institutional investors, dated as of November 10, 2015.

          The 4.27% Senior Notes mature on December 17, 2025. The 4.27% Senior Notes bear interest at a rate of 4.27% per annum, computed on the basis of a 360-day year composed of twelve 30-day months and payable on June 17 and December 17 of each year.

          The 4.27% Senior Notes are the unsecured unsubordinated obligations of ROP, SL Green and SL Green OP and rank equally with each entity's existing and future unsubordinated indebtedness, including the notes offered hereby. We have the option to redeem all or a part of the 4.27% Senior Notes, at any time or from time to time, at a redemption price equal to 100% of the principal amount of the 4.27% Senior Notes redeemed, plus a "make-whole" premium, and accrued and unpaid interest, if any, to the applicable redemption date.

          The purchase agreement relating to the 4.27% Senior Notes contains covenants that, among other things, restrict the ability of ROP and its subsidiaries' to incur additional indebtedness and encumber assets. These covenants are subject to a number of important limitations and exceptions. SL Green and SL Green OP are not subject to such restrictions. As of June 30, 2017, we were in compliance with all such covenants.

SL Green Operating Partnership, L.P.

  3.250% Senior Notes due 2022

          On October 5, 2017, SL Green OP issued $500,000,000 million aggregate principal amount of 3.250% Senior Notes due 2022, fully and unconditionally guaranteed by SL Green and ROP, under the indenture, dated as of October 5, 2017, by and between SL Green OP and The Bank of New York Mellon, as trustee, as amended by the first supplemental indenture thereto, dated October 5, 2017, among SL Green OP, SL Green, ROP and the trustee (the "3.250% Senior Notes").

          The 3.250% Senior Notes mature on October 15, 2022. The 3.250% Senior Notes bear interest at a rate of 3.250% per annum, computed on the basis of a 360-day year composed of twelve 30-day months and payable on April 15 and October 15 of each year, beginning on April 15, 2018.

          The 3.250% Senior Notes and the related guarantees are the unsecured unsubordinated obligations of SL Green OP and SL Green and ROP, respectively, and rank equally with such entities' existing and future unsubordinated indebtedness. SL Green OP has the option to redeem all or a part of the 3.250% Senior Notes, at any time or from time to time, at a redemption price equal to 100% of the principal amount of the 3.250% Senior Notes redeemed, plus a "make-whole" premium, and accrued and unpaid interest, if any, to the applicable redemption date. The indenture governing the 3.250% Senior Notes contains covenants that, among other things, limit SL Green OP and its subsidiaries' (including ROP's)

ability to incur additional indebtedness and encumber assets. The Indenture contains no limitation on the incurrence of indebtedness by SL Green. These covenants are subject to a number of important limitations and exceptions. We used the net proceeds from the sale of the 3.250% Senior Notes to repay our outstanding 3.00% Exchangeable Senior Notes due 2017 and intend to use the balance for general corporate purposes, which may include, among other things, the repayment of other existing indebtedness.

  Junior Subordinated Deferrable Interest Debentures due 2035

          As of June 30, 2017, SL Green OP had $100.0 million aggregate principal amount of its junior subordinated deferrable interest debentures due 2035 (the "Junior Subordinated Debentures") outstanding. The Junior Subordinated Debentures mature in July 2035. The Junior Subordinated Debentures bear interest at a fixed rate of 5.61% for the period from June 2005 to July 2015 and thereafter, the interest rate will float at three month LIBOR plus 1.25%. The Junior Subordinated Debentures are redeemable, at the option of SL Green OP, in whole or in part, with no prepayment premium any time.

Mortgage Financing

          As of December 31, 2016, our total mortgage debt (excluding our share of joint venture debt of approximately $2.7 billion) consisted of approximately $3.5 billion of fixed rate debt, including hedged variable rate debt, with an effective weighted average interest rate of approximately 4.68% and $0.6 billion of variable rate debt with an effective weighted average interest rate of approximately 2.83%.

DESCRIPTION OF THE NOTES

          The notes offered hereby will be issued under the base indenture, dated as of August 5, 2011, as supplemented by the second supplemental indenture, dated as of November 15, 2012 (as so supplemented, the "Indenture"), each between us and The Bank of New York Mellon, as trustee (the "Trustee"). The notes form a part of the series of our 4.50% Senior Notes due December 1, 2022 currently outstanding (the "initial notes") and will have the same terms as the initial notes other than their issue date and the public offering price at which the notes offered hereby are sold. We first issued our 4.50% Senior Notes due December 1, 2022 on November 9, 2012. The notes offered hereby will have the same CUSIP number as the initial notes and will trade interchangeably with the initial notes immediately upon settlement. Upon consummation of this offering, the aggregate principal amount of our 4.50% Senior Notes due December 1, 2022, including the notes offered hereby, will be $300,000,000.

          The following is a summary of the material provisions of the Indenture. It does not include all of the provisions of the Indenture. We urge you to read the Indenture because it defines your rights. The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the "Trust Indenture Act"). The base indenture has been filed as Exhibit 4.1 to the Current Report on Form 8-K filed by SL Green, SL Green OP and ROP on August 5, 2011 and the second supplemental indenture has been filed as Exhibit 4.1 to the Current Report on Form 8-K filed by SL Green, SL Green OP and ROP on November 15, 2012. You can find definitions of certain capitalized terms relating to the notes as used in the Indenture in this section.

          The following description of the terms of our 4.50% Senior Notes due December 1, 2022, including the notes offered by this prospectus supplement, supplements the description of the general terms and provisions of the notes set forth in the accompanying prospectus. You should carefully read this prospectus supplement and the accompanying prospectus to understand fully the terms of the notes. All of the information set forth below is qualified in its entirety by the explanation set forth in the accompanying prospectus, which describes certain general terms and provisions of the debt securities that may be issued under the Indenture from time to time. In the event of any inconsistency between the terms of the notes contained in this prospectus supplement and in the section entitled "Description of Debt Securities" beginning on page 22 of the accompanying prospectus, the terms contained in this prospectus supplement will control with respect to the notes.

          As used in this section, references to the Operating Partnership and ROP, refer only to Reckson Operating Partnership, L.P. and references to "we," "us," and the "co-obligors" refer to SL Green, SL Green OP and ROP. Unless otherwise specified, all references to "notes" in this section includes the initial notes and the notes offered hereby. Capitalized terms not otherwise defined herein shall have the meanings given to them in the notes or the Indenture, as applicable.

General

          The notes will be direct, unsecured senior obligations and will rank equally with each other and with all of our other existing and future unsecured senior indebtedness. However, the notes will be effectively junior to our mortgages and other secured indebtedness (to the extent of the collateral securing the same) and structurally subordinated to all liabilities, whether secured or unsecured, and preferred interests of our subsidiaries. As of June 30, 2017, SL Green and its consolidated subsidiaries, including SL Green OP and ROP, had outstanding approximately $2.6 billion of unsecured senior indebtedness and approximately $3.9 billion of secured indebtedness (including SL Green OP's share of consolidated joint venture secured indebtedness of approximately $0.4 million). As of June 30, 2017, SL Green's unconsolidated joint ventures had no unsecured indebtedness outstanding and approximately $6.8 billion of secured indebtedness (including SL Green OP's share of approximately $2.9 billion).

          As of June 30, 2017, the Operating Partnership and its consolidated subsidiaries had outstanding approximately $2.2 billion of unsecured senior indebtedness and approximately $0.9 billion of secured indebtedness. The Operating Partnership and its subsidiaries may incur additional indebtedness, including secured indebtedness, subject to the provisions described in this prospectus supplement under "— Certain Covenants — Limitations on Incurrence of Debt." None of SL Green, SL Green OP, their subsidiaries (other than the Operating Partnership and its subsidiaries) nor the Operating Partnership's unconsolidated joint ventures are subject to those limitations.

          The notes offered hereby will initially be limited to the aggregate principal amount of $100 million. Upon consummation of this offering, the aggregate principal amount of our 4.50% Senior Notes due December 1, 2022 will be $300 million. The notes will mature on December 1, 2022, unless we exercise our option to redeem the notes prior to that date.

          We may, without the consent of holders of the notes, increase the principal amount of the notes by issuing additional notes in the future on the same terms and conditions, except for any differences in the issue price and interest accrued prior to the issue date of the additional notes and with the same CUSIP number as the notes offered hereby. The notes offered by this prospectus supplement and any additional notes would rank equally and ratably and would be treated as a single class for all purposes under the Indenture.

          The Indenture does not limit SL Green's or SL Green OP's (or their subsidiaries, other than the Operating Partnership and its subsidiaries) ability to incur additional indebtedness, including secured indebtedness. In addition, the Operating Partnership and its subsidiaries may incur additional indebtedness, including secured indebtedness, subject to the provisions described in this prospectus supplement applicable to the Operating Partnership and its subsidiaries under "— Certain Covenants — Limitations on Incurrence of Debt." ROP's unconsolidated joint ventures are not subject to those limitations.

Payment of Interest

          Interest on the notes offered hereby will accrue at the rate of 4.50% per year and is payable in U.S. dollars semi-annually in arrears on June 1 and December 1 of each year, beginning on December 1, 2017. The interest so payable will be paid to the holder in whose name the note is registered at the close of business on May 15 or November 15 (whether or not a business day in The City of New York) immediately preceding the applicable interest payment date. Interest on the notes offered hereby will accrue from the most recent date to which interest has been paid with respect to such notes, or if no interest has been paid with respect to such notes, from, and including, June 1, 2017. Interest on the notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

Maturity

          The notes will mature on December 1, 2022, and will be paid in U.S. dollars against presentation and surrender thereof at the corporate trust office of the Trustee. However, we may redeem the notes at our option prior to that date. See "— Optional Redemption." The notes will not be entitled to the benefit of, and are not subject to, any sinking fund.

Optional Redemption

          We may redeem the notes prior to maturity at any time, in whole or in part from time to time, at our option at a redemption price equal to the sum of (i) the principal amount of the notes being redeemed, (ii) unpaid interest accrued thereon to the redemption date and (iii) the Make-Whole Amount, if any, with respect to such notes. If the notes are redeemed on or after September 1, 2022, the redemption price for the notes will equal 100% of the principal amount of the notes, plus unpaid accrued interest thereon to the redemption date. We will, however, pay any interest installment due on an interest payment date which occurs on or prior to a redemption date to holders as of the close of business on the record date immediately preceding such interest payment date. If notice has been given as provided in the Indenture and funds for the redemption of any notes (or any portion thereof) called for redemption shall have been made available on the redemption date referred to in such notice, such notes (or any portion thereof) will cease to bear interest on the date fixed for such redemption specified in such notice and the only right of the holders of such notes will be to receive payment of the redemption price.

          Notice of any optional redemption of notes (or any portion thereof) will be given to holders at their addresses, as shown in the Register, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the redemption price, the redemption date and, in the case of a partial redemption, the principal amount of the notes held by such holder to be redeemed. If less than all of the notes are to be redeemed by us, the notes to be redeemed shall be selected on a pro-rata basis.

          As used herein:

          "Make-Whole Amount" means, in connection with any optional redemption, the excess, if any, of (i) the aggregate present value as of the date of such redemption of each dollar of principal being redeemed and the amount of interest (exclusive of interest accrued to the date of redemption) that would have been payable in respect of each such dollar if such redemption had not been made, determined by discounting, on a semi-annual basis, such principal and interest at the Reinvestment Rate (determined on the third business day in The City of New York preceding the date such notice of redemption is given) from the respective dates on which such principal and interest would have been payable if such redemption had not been made, to the date of such redemption over (ii) the aggregate principal amount of the notes being redeemed.

          "Reinvestment Rate" means 0.45% plus the arithmetic mean of the yields under the heading "Week Ending" published in the most recent Statistical Release under the caption "Treasury Constant Maturities" for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity, as of the redemption date, of the principal being redeemed. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding each of such relevant periods to the nearest month. For the purpose of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used.

          "Statistical Release" means the statistical release designated "H.15 (519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States government securities adjusted to constant maturities or, if such statistical release is not published at the time of any determination under the Indenture, then such other reasonably comparable index designated by us.

Denominations, Interest, Registration and Transfer

          The notes shall be issuable in denominations of $2,000 and any integral multiple of $1,000 in excess thereof. The principal of (and premium, if any) and interest on the notes will be payable at the corporate trust office of the Trustee provided that, at our option, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the applicable Register or by wire transfer of funds to the person at an account designated by such person.

          Any interest not punctually paid or duly provided for on any Interest Payment Date with respect to a note ("Defaulted Interest") will forthwith cease to be payable to the holder on the applicable Record Date and may either be paid to the person in whose name the note is registered at the close of business on a special record date (the "Special Record Date") for the payment of the Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to the holder of the note not less than 10 days prior to the Special Record Date, or may be paid at any time in any other lawful manner, all as more completely described in the Indenture.

          Subject to certain limitations imposed upon notes issued in book-entry form, the notes will be exchangeable for other notes of the same series for a like aggregate principal amount of different authorized denominations upon surrender of the notes at the corporate trust office of the Trustee referred to above. In addition, subject to certain limitations imposed upon notes issued in book-entry form, the notes may be surrendered for registration of transfer thereof at the corporate trust office of the Trustee referred to above. Every note surrendered for registration of transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any notes, but the Trustee or the co-obligors may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

          Neither the co-obligors nor the Trustee shall be required to:

  •
  register, transfer or exchange any note if the note may be among those selected for redemption during a period beginning at the opening of business 15 days before selection of the notes to be redeemed; or

  •
  register, transfer or exchange any note so selected for redemption in whole or in part, except, in the case of any note to be redeemed in part, the portion thereof not to be redeemed.

Certain Covenants

          Limitations on Incurrence of Debt.    The Operating Partnership will not, and will not permit any Subsidiary (as defined below) to, incur any Indebtedness (as defined below), other than Permitted Debt (as defined below), if, immediately after giving effect to the incurrence of additional Indebtedness, the aggregate principal amount of all outstanding Indebtedness of the Operating Partnership, and of its Subsidiaries determined at the applicable proportionate interest of the Operating Partnership in each Subsidiary, determined in accordance with GAAP (as defined below), is greater than 60% of the sum of:

            (1)     the Total Assets (as defined below) as of the end of the calendar quarter covered in the Operating Partnership's Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Commission prior to the incurrence of such additional Indebtedness or, if the Operating Partnership is not then subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as of its most recent calendar quarter; and

            (2)     any increase in the Total Assets since the end of the quarter, including, without limitation, any increase in Total Assets resulting from the incurrence of additional Indebtedness (the Total Assets adjusted by this increase are referred to as the "Adjusted Total Assets").

          The Operating Partnership will not, and will not permit any Subsidiary to, incur any Indebtedness, other than Permitted Debt, if, for the period consisting of the four consecutive fiscal quarters most recently ended prior to the date on which additional Indebtedness is to be incurred, the ratio of Consolidated Income Available for Debt Service (as defined below) to the Annual Service Charge (as defined below) shall have been less than 1.5 to 1, on a pro forma basis after giving effect to the incurrence of Indebtedness and to the application of the proceeds therefrom, and calculated on the assumption that:

  •
  the Indebtedness and any other Indebtedness incurred by the Operating Partnership or its Subsidiaries since the first day of the four-quarter period and the application of the proceeds therefrom, including to refinance other Indebtedness, had occurred at the beginning of the period;

  •
  the repayment or retirement of any other Indebtedness by the Operating Partnership or its Subsidiaries since the first day of the four-quarter period had been incurred, repaid or retained at the beginning of the period (except that, in making the computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average daily balance of such Indebtedness under the credit facility during the period);

  •
  any income earned as a result of any increase in Adjusted Total Assets since the end of the four-quarter period had been earned, on an annualized basis, for the period; and

  •
  in the case of an acquisition or disposition by the Operating Partnership or any of its Subsidiaries of any asset or group of assets since the first day of the four-quarter period, including, without limitation, by merger, stock purchase or sale, or asset purchase or sale, the acquisition or disposition or any related repayment of Indebtedness had occurred as of the first day of the period with the appropriate adjustments with respect to the acquisition or disposition being included in the pro forma calculation of Consolidated Income Available for Debt Service to the Annual Service Charge.

          The Operating Partnership will not, and will not permit any Subsidiary to, incur any Indebtedness secured by any Lien (as defined below) of any kind upon any of the property of the Operating Partnership or any of its Subsidiaries (the "Secured Debt") if, immediately after giving effect to the incurrence of the additional Secured Debt, the aggregate principal amount of all outstanding Secured Debt of the Operating Partnership, and of its Subsidiaries determined at the applicable proportionate interest of the Operating Partnership in each Subsidiary, is greater than 40% of the Adjusted Total Assets.

          Maintenance of Total Unencumbered Assets.    The Operating Partnership will maintain Total Unencumbered Assets (as defined below) of not less than 150% of the aggregate principal amount of all outstanding Unsecured Debt.

          Existence.    Except as permitted under "— Merger, Consolidation or Sale," the Operating Partnership is required to do or cause to be done all things necessary to preserve and keep in full force and effect its existence, all material rights (charter and statutory) and material franchises; provided, however, that the Operating Partnership shall not be required to preserve any such right or franchise if it determines that the preservation thereof is no longer desirable in the conduct of its business.

          Maintenance of Properties.    The Operating Partnership is required to cause all of its material properties used or useful in the conduct of its business or the business of any of its Subsidiaries to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and to cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Operating Partnership may be necessary so that the business carried on in connection therewith may be properly conducted at all times; provided, however, that the Operating Partnership or any of its Subsidiaries shall not be prevented from, among other things, selling or otherwise disposing for value any of its properties in the ordinary course of business.

          Insurance.    The Operating Partnership is required to, and is required to cause each of its Subsidiaries to, keep all of its material properties insured against loss or damage with insurers of recognized responsibility, in commercially reasonable amounts and types.

          Payment of Taxes and Other Claims.    The Operating Partnership is required to pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (1) all taxes, assessments and governmental charges levied or imposed upon it or any of its Significant Subsidiaries or upon the income, profits or property of the Operating Partnership or any of its Significant Subsidiaries, and (2) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Operating Partnership or any of its Significant Subsidiaries; provided, however, that the Operating Partnership shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings.

          Provision of Financial Information.    Whether or not SL Green or the Operating Partnership is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, SL Green and the Operating Partnership must, and solely to the extent that SL Green OP is subject to the requirements of Section 13 or 15(d) of the Exchange Act, SL Green OP will, provide the Trustee and holders within 15 days after filing, or in the event no such filing is required, within 15 days after the end of the time periods specified in those sections with all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if SL Green, SL Green OP (if applicable) or the Operating Partnership were required to file such forms; provided that, the foregoing delivery requirements shall be deemed satisfied if the foregoing materials are available on the Commission's EDGAR system or on SL Green's, SL Green OP's or the Operating Partnership's web site within the applicable time period.

          In addition, whether or not required by the Commission, SL Green and the Operating Partnership will, and SL Green OP will, solely to the extent that SL Green OP is subject to the requirements of Section 13 or 15(d) of the Exchange Act, file a copy of all of the information and reports referred to above with the Commission for public availability within the time periods specified in the Commission's rules and regulations.

Defined Terms

          As used herein:

          "Annual Service Charge" as of any date means the amount which is expensed in any 12-month period for interest on Indebtedness.

          "Consolidated Income Available for Debt Service" for any period means Consolidated Net Income of the Operating Partnership and its Subsidiaries (1) plus amounts which have been deducted for (a) interest on Indebtedness of the Operating Partnership and its Subsidiaries, (b) provision for taxes of the Operating Partnership and its Subsidiaries based on income, (c) amortization of debt discount, (d) depreciation and amortization, (e) the effect of any noncash charge resulting from a change in accounting principles in determining Consolidated Net Income for the period, (f) amortization of deferred charges, and (g) provisions for or realized losses on properties and (2) less amounts which have been included for gains on properties.

          "GAAP" means generally accepted accounting principles in the United States, consistently applied, as in effect from time to time.

          "Indebtedness" means any indebtedness, whether or not contingent, in respect of (1) borrowed money evidenced by bonds, notes, debentures or similar instruments, (2) indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property, (3) the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property except any balance that constitutes an accrued expense or trade payable or (4) any lease of property as lessee which would be reflected on a balance sheet as a capitalized lease in accordance with GAAP, in the case of items of indebtedness under (1) through (3) above to the extent that any items (other than letters of credit) would appear as a liability on a balance sheet in accordance with GAAP, and also includes, to the extent not otherwise included, any obligation to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), indebtedness of another person.

          "Lien" means, with respect to any person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of the person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of the person. A "Capital Lease" is a lease to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

          "Permitted Debt" means Indebtedness of the Operating Partnership or any Subsidiary owing to any Subsidiary or the Operating Partnership; provided that any Indebtedness is made pursuant to an intercompany note and is subordinated in right of payment to the notes; provided further that any disposition, pledge or transfer of any Indebtedness to a person (other than the Operating Partnership or another Subsidiary) shall be deemed to be an incurrence of Indebtedness by the Operating Partnership or a Subsidiary, as the case may be, and not Permitted Debt.

          "Significant Subsidiary" when used with respect to a person, shall mean a "significant subsidiary" of such person as defined in Article 1, Section 1-02 of Regulation S-X under the Securities Act of 1933, as amended (the "Securities Act").

          "Subsidiary" means any entity of which at the time of determination the Operating Partnership or one or more other Subsidiaries owns or controls, directly or indirectly, more than 50% of the shares of Voting Stock.

          "Total Assets" as of any date means the sum of (1) the Undepreciated Real Estate Assets, (2) all other assets of the Operating Partnership, and of its Subsidiaries determined at the applicable proportionate interest of the Operating Partnership in each Subsidiary, determined in accordance with GAAP (but excluding intangibles and accounts receivable) and (3) the cost of any property of the Operating Partnership, or any Subsidiary thereof, in which the Operating Partnership, or Subsidiary, as the case may be, has a firm, non-contingent purchase obligation.

          "Total Unencumbered Assets" means the sum of (1) those Undepreciated Real Estate Assets not subject to a Lien on a consolidated basis, (2) all other assets of the Operating Partnership, and of its Subsidiaries determined at the applicable proportionate interest of the Operating Partnership in each such Subsidiary, which are not subject to a Lien determined in accordance with GAAP (but excluding intangibles and accounts receivable) and (3) the cost of any property of the Operating Partnership, or any Subsidiary thereof, in which the Operating Partnership, or Subsidiary, as the case may be, has a firm, non-contingent purchase obligation and which is not subject to a Lien; provided, however, that, all investments in any person that is not consolidated with the Operating Partnership for financial reporting purposes in accordance with GAAP shall be excluded from Total Unencumbered Assets.

          "Undepreciated Real Estate Assets" means as of any date the cost (original cost plus capital improvements) of real estate assets of the Operating Partnership and its Subsidiaries on such date, before depreciation and amortization, determined on a consolidated basis in accordance with GAAP.

          "Unsecured Debt" means Indebtedness of the Operating Partnership or any Subsidiary which is not secured by any mortgage, lien, charge, pledge or security interest of any kind upon any of the properties owned by the Operating Partnership or any of its Subsidiaries.

          "Voting Stock" means stock having general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees, provided that stock that carries only the right to vote conditionally on the happening of an event shall not be considered Voting Stock whether or not such event shall have happened.

          Except with respect to the covenants described above under "— Certain Covenants — Limitation on Incurrence of Debt" and "— Certain Covenants — Maintenance of Total Unencumbered Assets" with respect to the Operating Partnership and its subsidiaries and below under "— Merger, Consolidation or Sale" with respect to co-obligors, the Indenture does not contain any other provisions that would limit the ability of the Operating Partnership to incur indebtedness or that would afford holders of the notes protection in the case of any of the following events:

  •
  a highly leveraged or similar transaction involving the Operating Partnership, the management of Operating Partnership or any affiliate of any these parties;

  •
  a change in control; or

  •
  a reorganization, restructuring, merger or similar transaction involving the co-obligors that may adversely affect the holders of the notes.

          The indenture does not limit SL Green's or SL Green OP's (or their subsidiaries, other than the Operating Partnership and its subsidiaries) ability to incur additional indebtedness, including secured indebtedness. In addition, the Operating Partnership and its subsidiaries may incur additional indebtedness, including secured indebtedness, subject to the provisions described in this prospectus supplement applicable to the Operating Partnership and its subsidiaries under "— Certain Covenants — Limitations on Incurrence of Debt."

          In addition, subject to the covenants referred to above, the co-obligors may, in the future, enter into certain transactions, such as the sale of all or substantially all of its assets or the merger or consolidation of the co-obligors, that would increase the amount of the co-obligors' indebtedness or substantially reduce or eliminate the co-obligors' assets, which may have an adverse effect on the co-obligors' ability to service its indebtedness, including the notes. In addition, restrictions on ownership and transfers of SL Green's common stock and preferred stock which are designed to preserve its status as a REIT may act to prevent or hinder a change in control.

Merger, Consolidation or Sale

          Any co-obligor may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other entity, provided that the following conditions are met:

  •
  any co-obligor, as the case may be, shall be the continuing entity, or the successor entity (if other than co-obligors) formed by or resulting from any consolidation or merger or which shall have received the transfer of assets shall be a person organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and shall expressly assume the due and punctual payment of the principal of (and premium, if any) and interest on all the notes and the performance and observance of all of the covenants and obligations contained in the Indenture;

  •
  immediately after giving effect to the transaction, no Event of Default under the Indenture, and no event which, after notice or the lapse of time, or both, would become an Event of Default, shall have occurred and be continuing; and

  •
  an officer's certificate and legal opinion covering these conditions shall be delivered to the Trustee.

          In addition, a co-obligor or a subsidiary of the co-obligors may directly assume the due and punctual payment of the principal of, any premium and interest on all the notes and the performance of every covenant of the Indenture on the part of the co-obligors to be performed or observed. Upon any assumption, such co-obligor or subsidiary shall succeed to, and be substituted for and may exercise every right and power of the Operating Partnership or the other co-obligor under the Indenture with the same effect as if such co-obligor or subsidiary had been the issuer of the notes and the Operating Partnership or the other co-obligor shall be released from all obligations and covenants with respect to the notes. No assumption shall be permitted unless the co-obligors have delivered to the Trustee (1) an officers' certificate and an opinion of counsel, each stating, among other things, that all obligations and covenants of the Operating Partnership or the other co-obligor in the Indenture remain in full force and effect and (2) an opinion of counsel that the beneficial owners of the notes shall have no materially adverse U.S. federal tax consequences as a result of the assumption, and that, if any notes are then listed on the NYSE, that the notes shall not be delisted as a result of the assumption. Accordingly, any of the original co-obligors may no longer be subject to the Indenture and the covenants therein, if applicable, if the party assuming the obligations is able to satisfy the covenants applicable to the obligor whose obligations have been assumed.

Events of Default, Notice and Waiver

          The Indenture provides that the following events are "Events of Default" with respect to the notes:

  (a)
  default for 30 days in the payment of any installment of interest;

  (b)
  default in the payment of the principal (or premium, if any) at maturity;

  (c)
  default in the performance, or breach, of any other covenant or warranty of the co-obligors contained in the Indenture, the default having continued for 60 days after written notice as provided in the Indenture;

  (d)
  the co-obligors, any Subsidiary in which the Operating Partnership has invested at least $50,000,000 in capital or any entity in which the Operating Partnership is the general partner shall fail to pay any principal of, premium or interest on or any other amount payable in respect of, any recourse Indebtedness that is outstanding in a principal or notional amount of at least $50,000,000 (or the equivalent thereof in one or more other currencies), either individually or in the aggregate (but excluding Indebtedness outstanding hereunder), of the Operating Partnership and its consolidated Subsidiaries, taken as a whole, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and the failure shall continue after the applicable grace period, if any, specified in any agreement or instrument relating to such Indebtedness, or any other event shall occur or condition shall exist under any agreement or instrument evidencing, securing or otherwise relating to such Indebtedness and shall continue after the applicable grace period, if any, specified in the agreement or instrument, if the effect of the event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness or otherwise to cause, or to permit the holder or holders thereof (or a trustee or agent on behalf of the holders) to cause such Indebtedness to mature prior to its stated maturity; or

  (e)
  certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the co-obligors or any Significant Subsidiary of any co-obligor or any substantial part of their respective property.

          If an Event of Default under the Indenture occurs and is continuing (other than an Event of Default specified in subsection (e) above, which shall result in an automatic acceleration), then in every case the Trustee or the holders of 25% or more in principal amount of the outstanding notes may declare the principal amount (or, if the notes are Original Issue Discount Securities, the portion of the principal amount as may be specified in the terms thereof) of all of the notes, to be due and payable immediately by written notice thereof to the co-obligors (and to the Trustee if given by the holders). However, at any time after the declaration of acceleration with respect to the notes has been made, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the Event of Default giving rise to such declaration of acceleration shall, without further act, be deemed to have been waived, and such declaration and its consequences shall, without further act, be deemed to have been rescinded and annulled, if:

  (a)
  the co-obligors shall have deposited with the Trustee all required payments of the principal of (and premium, if any) and interest on the notes, plus certain fees, expenses, disbursements and advances of the Trustee, and

  (b)
  all Events of Default, other than the non-payment of accelerated principal of (or specified portion thereof), or premium (if any) or interest on the notes have been cured or waived as provided in the Indenture.

          The Indenture also provides that the holders of a majority in principal amount of the outstanding notes may waive any past default with respect to the notes and its consequences, except a default in the payment of the principal of (or premium, if any) or interest on any Note.

          The Trustee will be required to give notice to the holders of notes within 90 days of a default under the Indenture unless the default has been cured or waived; provided, however, that the Trustee may withhold notice to the holders of any notes of any default with respect to the notes (except a default in the payment of the principal of (or premium, if any) or interest on any Note) if specified responsible officers of the Trustee consider the withholding to be in the best interest of the holders.

          The Indenture provides that no holder of notes may institute any action, suit or proceeding at law or in equity for the execution of any trust under the Indenture or for the appointment of a receiver or for any other remedy thereunder, unless (i) the holder has given to the Trustee written notice of an Event of Default and of the continuance thereof with respect to the notes, as required under the Indenture, (ii) the holders of at least 25% in aggregate principal amount of the notes then outstanding shall have requested the Trustee to institute such action and offered to the Trustee indemnity reasonably satisfactory to it against the costs, expenses and liabilities to be incurred in compliance with such request and (iii) the trustee shall not have instituted such action within 60 days of such request. This provision will not prevent, however, any holder of notes from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on the notes at the respective due dates thereof.

          Subject to provisions in the Indenture relating to its duties in case of default, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any holders of any notes then outstanding under the Indenture, unless the holders shall have offered to the Trustee thereunder security or indemnity satisfactory to it against the costs, expenses and liabilities which might be incurred by it in compliance with such order, request or direction. The holders of a majority in principal amount of the outstanding notes shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or of exercising any trust or power conferred upon the Trustee. However, the Trustee may refuse to follow any direction if the Trustee being advised by counsel determines that the action so directed may not lawfully be taken or would be unduly prejudicial to holders not joining in such direction or would involve the Trustee in personal liability.

          Within 120 days after the close of each fiscal year, the co-obligors must deliver a certificate of an officer certifying to the Trustee whether or not the officer has knowledge of any default under the Indenture and, if so, specifying each default and the nature and status thereof.

Modification of the Indenture

          Modifications and amendments of the Indenture will be permitted to be made only with the consent of the holders of not less than a majority in principal amount of all outstanding notes which are affected by the modification or amendment; provided, however, that no modification or amendment may, without the consent of the holder of each note affected thereby:

  •
  extend the Stated Maturity of the principal of, or any installment of interest on, any note, or reduce the principal amount thereof or the interest thereon or any premium payable upon redemption thereof, or extend the Stated Maturity of, or change the place of payment where, or the currency in which the principal of and premium, if any, or interest on such note is denominated or payable, or reduce the amount of the principal of an Original Issue Discount Security that would be due and payable upon a declaration of acceleration of the maturity thereof, change the redemption provision or adversely affect the right or repayment at the option of any holder or impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity thereof (or, in the case of redemption, on or after the redemption date); or

  •
  reduce the above-stated percentage of outstanding notes necessary to modify or amend the Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder; or

  •
  modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect the action or to provide that certain other provisions may not be modified or waived without the consent of the holder of the note.

          In addition, the co-obligors may not modify, without the written consent of the Trustee, the rights, duties or immunities of the Trustee with respect to the notes under the Indenture.

          In addition to the co-obligors' obligations to pay the principal of, and premium (if any) and interest on, the notes, the Indenture contains several other affirmative and negative covenants as described above under "— Certain Covenants." None of the co-obligors or the Trustee may waive compliance with the other covenants unless the holders of not less than a majority in principal amount of outstanding notes consent to the waiver.

          Modifications and amendments of the Indenture will be permitted to be made by the co-obligors and the Trustee without the consent of any holder of the notes for any of the following purposes:

  •
  to evidence the succession of another person to one or more of the co-obligors under the Indenture;

  •
  to add to the covenants and agreements of the co-obligors, and to add Events of Default, in each case for the protection or benefit of the holders of the notes, or to surrender any right or power conferred upon the co-obligors in the Indenture;

  •
  to add to or change any of the provisions of the Indenture to provide, change or eliminate any restrictions on the payment of principal of or premium, if any, on the notes, provided that this action shall not adversely affect the interests of the holders of the notes in any material respect;

  •
  to evidence and provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under the Indenture by more than one Trustee;

  •
  to secure the notes;

  •
  to cure any ambiguity or to correct or supplement any provision contained in the Indenture or in any supplemental indenture which may be mistaken, defective or inconsistent with any other provision contained in the Indenture or in any supplemental indenture;

  •
  to add to or change or eliminate any provision of the Indenture as shall be necessary or desirable in accordance with any amendments to the Trust Indenture Act;

  •
  to make any change in the notes that does not adversely affect in any material respect the rights of the holders of such notes;

  •
  to provide for uncertificated securities in addition to certificated securities;

  •
  to permit or facilitate the issuance of notes in uncertificated form, provided that this action shall not adversely affect the interests of the holders of the notes in any material respect;

  •
  to supplement any of the provisions of the Indenture to the extent necessary to permit or facilitate defeasance and discharge of the notes, provided that the action shall not adversely affect the interests of the holders of the notes in any material respect; or

  •
  to effect the assumption by a subsidiary or a co-obligor pursuant to the Indenture.

          In determining whether the holders of the requisite principal amount of outstanding notes have given any request, demand, authorization, direction, notice, consent or waiver under the Indenture or whether a quorum is present at a meeting of holders of notes, the Indenture provides that:

  •
  the principal amount of an Original Issue Discount Security that shall be deemed to be outstanding shall be the amount of the principal thereof that would be due and payable as of the date of the determination upon declaration of acceleration of the maturity thereof; and

  •
  notes owned by the co-obligors or any other obligor upon the notes or any affiliate of the co-obligors or of the other obligor shall be disregarded.

          The Indenture contains provisions for convening meetings of the holders of notes. A meeting may be called at any time by the Trustee, and also, upon request, by the co-obligors or the holders of at least 10% in aggregate principal amount of the outstanding notes, in any case upon notice given as provided in the Indenture. Except for any consent that must be given by the holder of each note affected by certain modifications and amendments of the Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding notes; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of the outstanding notes may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of the specified percentage in principal amount of the outstanding notes. Any resolution passed or decision taken at any meeting of holders of notes duly held in accordance with the Indenture will be binding on all holders of notes. At any meeting called in accordance with the Indenture, the presence of persons holding or representing notes in an aggregate principal amount sufficient to take action upon the business for the transaction of which such meeting was called shall be necessary to constitute a quorum.

Discharge, Defeasance and Covenant Defeasance

          The co-obligors may discharge certain obligations to holders of any notes that have not already been delivered to the Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the Trustee, in trust, funds in an amount sufficient to pay the entire indebtedness on the notes in respect of principal (and premium, if any) and interest to the date of the deposit (if the notes have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be.

          The Indenture provides that the co-obligors may elect either (a) to defease and discharge themselves from any and all obligations with respect to the notes (except for the obligation to pay additional amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on the notes and the obligations to register the transfer or exchange of notes, to replace temporary or mutilated, destroyed, lost or stolen notes, to maintain an office or agency in respect of the notes and to hold moneys for payment in trust) ("defeasance") or (b) to release themselves from their obligations with respect to the notes under certain sections of the Indenture (including the restrictions described under "— Certain Covenants") and, if provided pursuant to the Indenture, their obligations with respect to any other covenant, and any omission to comply with the obligations shall not constitute a default or an Event of Default with respect to the notes ("covenant defeasance"), in either case upon the irrevocable deposit by the co-obligors with the Trustee, in trust, of an amount, in the currency or currencies, currency unit or units or composite currency or currencies in which the notes are payable at Stated Maturity, or Government Obligations (as defined below), or both, applicable to the notes which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on the notes on the scheduled due dates therefor.

          A trust will only be permitted to be established if, among other things, the co-obligors have delivered to the Trustee an Opinion of Counsel (as specified in the Indenture) to the effect that the beneficial owners of the notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred, and the Opinion of Counsel, in the case of defeasance, must refer to and be based upon a ruling of the Internal Revenue Service, or the IRS, or a change in applicable U.S. federal income tax law.

          "Government Obligations" means securities which are (1) direct obligations of the United States of America, for the payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any Government Obligation or a specific payment of interest on or principal of any Government Obligation held by the custodian for the account of the holder of a depository receipt, provided that (except as required by law) the custodian is not authorized to make any deduction from the amount payable to the holder of the depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by the depository receipt.

Governing Law

          The Indenture and the notes shall be governed by the laws of the State of New York.

Book-Entry System

          The notes will be issued in the form of one or more fully-registered global notes in book-entry form, which will be deposited with, or on behalf of, The Depository Trust Company ("DTC") and registered in the name of DTC's nominee, Cede & Co. Except as set forth below, the global notes may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor of DTC or a nominee of such successor.

          So long as DTC or its nominee is the registered owner of a global note, DTC or its nominee, as the case may be, will be considered the sole holder of the notes represented by such global note for all purposes under the Indenture and the beneficial owners of such notes will be entitled only to those rights and benefits afforded to them in accordance with DTC's regular operating procedures. Except as provided below, owners of beneficial interests in a global note:

  •
  will not be entitled to have notes represented by the global note registered in their names;

  •
  will not receive or be entitled to receive physical, certificated notes; and

  •
  will not be considered the owners or holders of the notes under the Indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee under the Indenture.

          As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the Indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

          If with respect to the notes (i) DTC is at any time unwilling or unable to continue as depository or if at any time DTC ceases to be a clearing agency registered under the Exchange Act, and a successor depository is not appointed by us within 90 days, (ii) an Event of Default under the Indenture has occurred and is continuing or (iii) the co-obligors, in their sole discretion, determine at any time that such notes shall no longer be represented by a global note, the co-obligors will issue individual notes in certificated form of the same series and like tenor and in the applicable principal amount in exchange for the notes represented by the global note. In any such instance, an owner of a beneficial interest in a global note will be entitled to physical delivery of individual notes in certificated form of the same series and like tenor, equal in principal amount to such beneficial interest and to have such notes in certificated form registered in its name. Notes so issued in certificated form will be issued in denominations of $2,000 and any integral multiple of $1,000 in excess thereof and will be issued in registered form only, without coupons.

          DTC has advised us that it is:

  •
  a limited purpose trust company organized under the laws of the State of New York;

  •
  a "banking organization" within the meaning of the New York Banking Law;

  •
  a member of the Federal Reserve System;

  •
  a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

  •
  a "clearing agency" registered under Section 17A of the Exchange Act.

          DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC's participants include securities brokers and dealers, including the underwriters; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC's system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

          Payments of principal, premium (if any) and interest with respect to the notes represented by a global note will be made by the Trustee to DTC's nominee as the registered holder of the global note. Neither the co-obligors nor the Trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

          Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

          Transfers between participants in DTC will be effected under DTC's procedures and will be settled in same-day funds. If the laws of a jurisdiction require that certain persons take physical delivery of securities in definitive form, the ability to transfer beneficial interests in a global note to such persons may be limited. Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants and certain banks, the ability of a person holding a beneficial interest in a global note to pledge its interest to a person or entity that does not participate in the DTC system, or otherwise take actions in respect of its interest, may be affected by the lack of a physical security.

          None of the co-obligors or the underwriters or the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of the beneficial interests in a global note, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

          The information in this section concerning DTC and DTC's system has been obtained from sources that we believe to be reliable, but we take no responsibility for its accuracy.

Same-Day Settlement and Payment

          Settlement for the notes will be made in immediately available funds. We will make all payments of principal, premium, if any, and interest in respect of the notes in immediately available funds while the notes are held in book-entry only form.

 Supplemental Material United States Federal Income Tax Consequences

Taxation of Noteholders

U.S. Noteholders

          Qualified Reopening.    We intend to treat the issuance of the notes offered hereby as a "qualified reopening" of the existing notes, which had an issue price of 100% for United States federal income tax purposes. Debt instruments issued in a qualified reopening are deemed to be part of the same issue as the original debt instruments. Accordingly, we intend to treat the notes offered hereby as having the same issue date, the same issue price and the same adjusted issue price as the existing notes for United States federal income tax purposes. The remainder of this discussion assumes that the issuance of the notes offered hereby will be treated as a qualified reopening of the existing notes.

          Pre-Issuance Accrued Interest.    A portion of the purchase price of the notes offered hereby is attributable to the amount of interest that would have accrued on the notes since June 1, 2017 had they been outstanding since that time (the "pre-issuance accrued interest"). Pursuant to certain Treasury regulations, we intend to treat a portion of the stated interest payment due on December 1, 2017 on the notes offered hereby equal to any pre-issuance accrued interest as a return of such pre-issuance accrued interest and not as taxable interest on the notes. Accordingly, a United States Holder should be able to treat a portion of the stated interest payment due on December 1, 2017 on the notes offered hereby as a non-taxable return of any pre-issuance accrued interest paid by such United States Holder, rather than as taxable interest. In addition, if a United States Holder were to sell or otherwise dispose of a note offered hereby in a taxable transaction prior to December 1, 2017, such United States Holder should exclude the pre-issuance accrued interest from its amount realized and its adjusted tax basis with respect to such note.

          Bond Premium.    If a United States Holder purchases a note offered hereby for an amount (excluding any amount attributable to pre-issuance accrued interest described above) that is greater than the amount payable at maturity of the note, then the holder will be considered to have purchased the note with "bond premium" in an amount equal to the excess of the purchase price over the amount payable at maturity (or on an earlier call date if it results in a smaller amortizable bond premium). If a United States Holder makes (or has made) a proper election under Section 171 of the Code, then such holder may amortize any bond premium over the term of such note (or until an earlier call date, as applicable) as an offset to interest income on the note. Any such election to amortize bond premium will apply to all taxable debt instruments held or subsequently acquired by such United States Holder on or after the first day of the first taxable year to which the election applies and cannot be revoked without permission from the IRS. If a United States Holder makes an election to amortize bond premium, then the bond premium will be amortizable on a constant yield basis over the term of the note (or until an earlier call date, as applicable), and such holder's tax basis in the note must be reduced by the amount of the aggregate amortization deductions allowable for the bond premium. If a United States Holder does not make such an election, the bond premium will be included in such holder's tax basis in the note and, therefore, such bond premium will be taken into account in computing the gain or loss recognized on such holder's disposition of the note.

Non-U.S. Noteholders

          Foreign Account Tax Compliance Act.    The Foreign Account Tax Compliance Act (as supplemented by applicable Treasury regulations and administrative guidance) contains a grandfather provision that exempts from withholding any interest paid on or gross proceeds from the sale or other disposition of a debt obligation that is outstanding on July 1, 2014, unless such debt obligation undergoes a "significant modification" (within the meaning of section 1.1001-3 of the Treasury regulations promulgated under the Code) after such date. Because we intend to treat the issuance of the notes offered hereby as a "qualified reopening" of the existing notes and, as a result, the notes offered hereby will be considered to have the same issue date as the existing notes (see "—Taxation of Noteholders—U.S. Noteholders—Qualified Reopening."), this legislation should not apply to the notes offered hereby, unless in the future the terms of the notes undergo a significant modification (within the meaning of the applicable Treasury regulations).

UNDERWRITING

          SL Green Realty Corp., SL Green Operating Partnership, L.P. and Reckson Operating Partnership L.P. intend to offer the notes through Wells Fargo Securities, LLC as representative of the underwriters named below. Subject to the terms and conditions in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of notes set forth opposite the underwriter's name:

Underwriter	Principal Amount of Notes
Wells Fargo Securities, LLC	$41,666,000
Citigroup Global Markets Inc.	29,167,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	29,167,000

Total	$100,000,000

          The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all of the notes offered by this prospectus supplement, if any of the notes are purchased. The underwriters reserve the right to reject an order for the purchase of the notes in whole or in part.

          We have agreed in the underwriting agreement to indemnify the underwriters against various liabilities that may arise in connection with this offering, including liabilities under the Securities Act. If we cannot indemnify the underwriters, we have agreed to contribute to payments the underwriters may be required to make in respect of those liabilities.

          The underwriters propose initially to offer the notes at the public offering price indicated on the cover page of this prospectus supplement and may offer notes to dealers at that price less a concession not in excess of 0.35% of the principal amount of the notes. The underwriters may allow, reallow and those dealers may reallow, a discount not in excess of 0.25% of the principal amount of the notes. After the public offering of the notes, the public offering price and other selling terms may change.

          In connection with the offering, we expect to incur expenses, excluding the underwriting discount, of approximately $750,000.

          We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system. We cannot assure you that the prices at which the notes will sell in the market after this offering will not be lower than the initial offering price or that an active trading market for the notes will develop and continue after this offering. Accordingly, no assurance can be given as to the development or liquidity of any market for the notes.

          The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities.

          Certain of the underwriters and their affiliates have from time to time provided, and may in the future provide, various investment banking, commercial banking, financial advisory and other services for us for which they have received or will receive customary fees and expenses.

          Certain affiliates of the underwriters are lenders and/or agents under our revolving credit facility. To the extent that we use a portion of the net proceeds of this offering to repay borrowings outstanding under our revolving credit facility, those affiliates will receive their proportionate share of any amount of the revolving credit facility that is repaid with the net proceeds from this offering.

          In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in the European Economic Area

          Neither this prospectus supplement nor the accompanying prospectus is a prospectus for the purposes of the prospectus directive (as defined below). This prospectus supplement and the accompanying prospectus have been prepared on the basis that all offers of the notes will be made pursuant to an exemption under the prospectus directive from the requirement to produce a prospectus in connection with offers of the notes. Accordingly, any person making or intending to make any offer within the European Economic Area of the notes which are the subject of the offering contemplated in this prospectus supplement should only do so in circumstances in which no obligation arises for SL Green, SL Green OP, ROP or any underwriter to produce a prospectus for any such offer.

          In relation to each member state of the European Economic Area which has implemented the prospectus directive (each, a "relevant member state"), with effect from and including the date on which the prospectus directive is implemented in that relevant member state (the "relevant implementation date"), the notes which are the subject of the offering contemplated by this prospectus supplement may not be offered to the public in that relevant member state other than:

  (a)
  to any legal entity which is a "qualified investor" (as defined in the prospectus directive);

  (b)
  to fewer than 150 natural or legal persons (other than qualified investors), as permitted by the prospectus directive, subject to obtaining the prior consent of the representatives of the underwriters for any such offer; or

  (c)
  in any other circumstances falling within Article 3(2) of the prospectus directive, provided that no such offer of notes shall require the operating partnership, the Company or any underwriter to publish a prospectus pursuant to Article 3 of the prospectus directive or supplement a prospectus pursuant to Article 16 of the prospectus directive.

          For the purposes of this provision, the expression "an offer of notes to the public" in relation to any notes in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that member state by any measure implementing the prospectus directive in that member state and the expression "prospectus directive" means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the relevant member state.

Notice to Prospective Investors in the United Kingdom

          The notes may only be offered (a) in compliance with all applicable provisions of the Financial Services and Markets Act 2000 ("FSMA') with respect to anything done in relation to the notes in, from or otherwise involving the United Kingdom and (b) where each underwriter has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of notes in circumstances in which Section 21(1) of the FSMA does not apply to the SL Green, SL Green OP or ROP.

Notice to Prospective Investors in Hong Kong

          The Notes have not been offered and will not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong), (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the Notes may be issued or has been or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

          The Notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Law No. 25 of 1948, as amended)) (the "Financial Instruments and Exchange Law"), and the Notes have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and guidelines promulgated by the relevant Japanese governmental and regulatory authorities and in effect at the relevant time.

Notice to Prospective Investors in the United Arab Emirates

          This prospectus supplement and the accompanying prospectus have not been approved or licensed by the Central Bank of the United Arab Emirates, or the UAE, Securities and Commodities Authority of the UAE, or the SCA, the Dubai Financial Services Authority, or the DFSA, or any other relevant licensing authority in the UAE. The offer of the notes does not constitute a public offer of securities in the UAE in accordance with relevant laws of the UAE, in particular, the Commercial Companies Law, Federal law No. 8 of 1984 (as amended), SCA Resolution No.(37) of 2012 or otherwise. Accordingly, the notes may not be offered to the public in the UAE (including the Dubai International Financial Centre).

          This prospectus supplement and the attached prospectus are strictly private and confidential and are being issued to a limited number of institutional and individual investors:

  •
  who qualify as sophisticated investors;

  •
  upon their request and confirmation that they understand that the notes have not been approved or licensed by or registered with the UAE Central Bank, the SCA, DFSA or any other relevant licensing authorities or governmental agencies in the UAE; and

  •
  must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose.

          Each underwriter represents and warrants that it has not and will not offer, sell, transfer or deliver the notes to the public in the UAE (including the Dubai International Financial Centre).

Notice to Prospective Investors in Switzerland

          The notes may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange ("SIX") or on any other stock exchange or regulated trading facility in Switzerland. This prospectus supplement and the accompanying prospectus do not constitute a prospectus within the meaning of, and have been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Each underwriter has represented and agreed not to publicly distribute or otherwise make publicly available in Switzerland this prospectus supplement or any other offering or marketing material relating to the notes.

          Neither this prospectus supplement nor any other offering or marketing material relating to the offering, SL Green or the notes have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus supplement will not be filed with, and the offer of notes will not be supervised by, the Swiss Financial Market Supervisory Authority, and the offer of notes has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (the "CISA"). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the notes.

Notice to Prospective Investors in Singapore

          This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA")) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA), pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

          Where the notes are subscribed or purchased under Section 275 by a "relevant person," which is:

            (a)     a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

            (b)     a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor,

debentures and units of shares and debentures of that corporation and the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except:

  (i)
  to an institutional investor, a relevant person (as defined in Section 275(2) of the SFA), or any person pursuant to an offer referred to in Section 275(1A) of the SFA (in the case of that corporation) or Section 276(4)(i)(B) of the SFA (in the case of that trust);

  (ii)
  where no consideration is or will be given for the transfer; or

  (iii)
  where the transfer is by operation of law.

LEGAL MATTERS

          Certain legal matters will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, and for the underwriters by Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York. Ballard Spahr LLP, Baltimore, Maryland, will pass upon certain matters of Maryland law for SL Green Realty Corp. with respect to the notes offered hereby. Certain tax matters will be passed upon for us by Greenberg Traurig, LLP, New York, New York. Fried, Frank, Harris, Shriver & Jacobson LLP has performed work for SL Green and its subsidiaries from time to time.

EXPERTS

          The consolidated financial statements of SL Green Realty Corp. and the consolidated financial statements of SL Green Operating Partnership, L.P., appearing in SL Green Realty Corp.'s Annual Report (Form 10-K) for the year ended December 31, 2016, including schedules appearing therein, and the effectiveness of SL Green Realty Corp.'s internal control over financial reporting as of December 31, 2016 and the effectiveness of SL Green Operating Partnership, L.P.'s internal control over financial reporting as of December 31, 2016, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

          The consolidated financial statements of Reckson Operating Partnership, L.P. appearing in Reckson Operating Partnership, L.P.'s Annual Report (Form 10-K) for the year ended December 31, 2016, including schedules appearing therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the report of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

          Each of SL Green, SL Green OP and ROP are subject to the reporting requirements of the Exchange Act, and in accordance therewith, file annual, quarterly and current reports and other information with the SEC. In addition, SL Green files proxy statements with the SEC. Copies of these reports and other information may be inspected without charge at the SEC's Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC maintains an Internet website (http://www.sec.gov) that contains reports, proxy statements and information statements, and other information regarding issuers that file electronically with the SEC. Our SEC filings are also available on our Internet website (http://www.slgreen.com). The information contained on or connected to our website is not, and you must not consider the information to be, a part of this prospectus supplement. Our securities are listed on the NYSE and all such material filed by us with the NYSE also can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

          We have filed with the SEC a registration statement on Form S-3, of which this prospectus supplement and the accompanying prospectus are a part, under the Securities Act, with respect to the securities registered hereby. This prospectus supplement and the accompanying prospectus do not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information concerning our company and the securities registered hereby, reference is made to the registration statement. Statements contained in this prospectus supplement and the accompanying prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance, reference is made to the copy of such contract or documents filed as exhibits to the registration statement, each such statement being qualified in all respects by such reference.

          The SEC allows us to "incorporate by reference" information into this prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, except for any information superseded by information in this prospectus supplement or any document that we file in the future with the SEC. This prospectus supplement incorporates by reference the documents set forth below that we have previously filed with the SEC and all documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than any portion of the respective filings that are furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K (including exhibits related thereto) or other applicable SEC rules, rather than filed) after the date of this prospectus supplement from their respective filing dates. These documents contain important information about us, our business and our finances.

SL Green Realty Corp.

Document	Period
SL Green Realty Corp.'s Annual Report on Form 10-K (File No. 1-13199)	Year ended December 31, 2016
Period

SL Green Realty Corp.'s Quarterly Reports on Form 10-Q (File No. 1-13199)	Quarter ended March 31, 2017 Quarter ended June 30, 2017
Filed

SL Green Realty Corp.'s Current Reports on Form 8-K (File No. 1-13199)	January 3, 2017 April 3, 2017 June 2, 2017 July 3, 2017 July 18, 2017 September 14, 2017 September 21, 2017 October 2, 2017 October 5, 2017 October 26, 2017
Filed

SL Green Realty Corp.'s Definitive Proxy Statement on Schedule 14A (File No. 1-13199)	May 1, 2017

SL Green Operating Partnership, L.P.

Document	Period
SL Green Operating Partnership, L.P.'s Annual Report on Form 10-K (File No. 333-167793-02)	Year ended December 31, 2016
Period

SL Green Realty Corp.'s Quarterly Reports on Form 10-Q (File No. 333-167793-02)	Quarter ended March 31, 2017 Quarter ended June 30, 2017
Filed

SL Green Operating Partnership, L.P.'s Current Reports on Form 8-K (File No. 333-167793-02)	January 3, 2017 April 3, 2017 July 3, 2017 September 14, 2017 September 21, 2017 October 2, 2017 October 5, 2017

Reckson Operating Partnership, L.P.

Document	Period
Reckson Operating Partnership, L.P.'s Annual Report on Form 10-K (File No. 033-84580)	Year ended December 31, 2016
Reckson Operating Partnership, L.P.'s Quarterly Report on Form 10-Q (File No. 033-84580)	Quarter ended March 31, 2017 Quarter ended June 30, 2017
Filed

Reckson Operating Partnership, L.P.'s Current Reports on Form 8-K (File No. 033-84580)	January 3, 2017 April 3, 2017 July 3, 2017 September 14, 2017 October 2, 2017 October 5, 2017

          At your request, either orally or in writing, we will provide you with a copy of any or all documents which are incorporated by reference. Such documents will be provided to you free of charge, but will not contain any exhibits, unless those exhibits are specifically incorporated by reference into those documents. Requests should be addressed to Matt DiLiberto, SL Green Realty Corp., 420 Lexington Avenue, New York, NY 10170, telephone number (212) 594-2700.

PROSPECTUS

Common Stock, Preferred Stock, Debt Securities, Guarantees of Debt Securities, Depositary Shares Representing Preferred Stock and Warrants

         SL Green Realty Corp. may from time to time offer, in one or more series or classes, separately or together, and in amounts, at prices and on terms to be set forth in one or more supplements to this prospectus, the following securities:

  •
  shares of common stock, par value $0.01 per share;

  •
  shares of preferred stock, par value $0.01 per share;

  •
  depositary shares representing entitlement to all rights and preferences of fractions of shares of preferred stock of a specified series and represented by depositary receipts;

  •
  warrants to purchase shares of common stock, preferred stock or depositary shares;

  •
  debt securities, including as a co-obligor of debt securities co-issued by SL Green Operating Partnership, L.P. and/or Reckson Operating Partnership, L.P.; or

  •
  guarantees of debt securities.

SL Green Operating Partnership, L.P. may from time to time offer, in one or more series:

  •
  debt securities, including as a co-obligor of debt securities co-issued by SL Green Realty Corp. and/or Reckson Operating Partnership, L.P.; or

  •
  guarantees of debt securities.

Reckson Operating Partnership, L.P. may from time to time offer, in one or more series:

  •
  debt securities, including as a co-obligor of debt securities co-issued by SL Green Operating Partnership, L.P. and/or SL Green Realty Corp.; or

  •
  guarantees of debt securities.

         In addition, selling stockholders to be named in one or more prospectus supplements may offer shares of SL Green Realty Corp.'s common stock from time to time. To the extent that any selling stockholder resells any securities, the selling stockholder may be required to provide you with this prospectus and a prospectus supplement identifying and containing specific information about the selling stockholder and the terms of the securities being offered.

         We refer to the common stock, preferred stock, guarantees, depositary shares, warrants and debt securities collectively as the "securities" in this prospectus.

         This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be set forth in the applicable prospectus supplement. The prospectus supplement will also contain information, where applicable, about certain federal income tax considerations relating to, and any listing on a securities exchange of, the securities covered by such prospectus supplement. It is important that you read both this prospectus and the applicable prospectus supplement before you invest in the securities.

         These securities may be offered and sold to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. The prospectus supplement will describe the terms of the plan of distribution and set forth the names of any agents, dealers or underwriters involved in the sale of the securities. See "Plan of Distribution" beginning on page 51 for more information on this topic. No securities may be sold without delivery of a prospectus supplement describing the method and terms of the offering of those securities.

         SL Green Realty Corp.'s common stock is listed on the New York Stock Exchange, or the NYSE, under the symbol "SLG." On December 16, 2015 the closing sale price of SL Green Realty Corp.'s common stock on the NYSE was $114.31 per share. SL Green Realty Corp.'s 6.50% Series I cumulative redeemable preferred stock, liquidation preference $25.00 per share, is listed on the NYSE under the symbol "SLGPrI.", or the Series I Preferred Stock. On December 16, 2015, the closing sale price of SL Green Realty Corp.'s 6.50% Series I Preferred Stock on the NYSE was $25.18 per share.

         See "Risk Factors" on page 4 of this prospectus for a description of risk factors that should be considered by purchasers of the securities.

         Neither the Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 18, 2015.

        You should rely only on the information incorporated by reference or provided in this prospectus or any accompanying prospectus supplement. We have not authorized anyone to provide you with additional or different information. If anyone provided you with additional or different information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein is accurate only as of their respective dates or on other dates which are specified in those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

i

 ABOUT THIS PROSPECTUS

        This prospectus is part of an automatic shelf registration statement that we filed with the SEC in accordance with General Instruction I.D. of Form S-3, using a "shelf" registration process for the delayed offering and sale of securities pursuant to Rule 415 under the Securities Act of 1933, as amended, or the Securities Act. Under the shelf process, we and/or the selling stockholders may, from time to time, sell the offered securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we and/or the selling stockholders may offer. Each time we and/or the selling stockholders sell securities, we and/or the selling stockholders will provide a prospectus supplement containing specific information about the terms of the securities being offered and the specific manner in which they will be offered. The prospectus supplement may also add, update or change information contained in this prospectus.

        This prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form S-3 of which this prospectus is a part, including its exhibits. Statements contained in this prospectus and any accompanying prospectus supplement about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC's rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.

        You should read this prospectus together with any additional information you may need to make your investment decision. You should also read and carefully consider the information in the documents we have referred you to in "Where You Can Find More Information; Incorporation by Reference" below. Information incorporated by reference after the date of this prospectus may add, update or change information contained in this prospectus. Any information in such subsequent filings that is inconsistent with this prospectus will supersede the information in this prospectus or any earlier prospectus supplement.

        As used in this prospectus, unless the context otherwise requires, the terms "SL Green," "we," "us," "our," "the Company," and "our company" refer to SL Green Realty Corp., all entities owned or controlled by SL Green Realty Corp., including SL Green Operating Partnership, L.P., our operating partnership or "SL Green Operating Partnership," and Reckson Operating Partnership, L.P., or "Reckson Operating Partnership." In addition, the term "properties" means those which we directly own by holding fee title, leasehold or otherwise or indirectly own, in whole or in part, by holding interests in entities that own such properties.

ii

INFORMATION ABOUT SL GREEN REALTY CORP.

        SL Green Realty Corp. is a self-managed real estate investment trust, or REIT, with in-house capabilities in property management, acquisitions and dispositions, financing, development and redevelopment, construction and leasing. We were incorporated in Maryland in June 1997 for the purpose of continuing the commercial real estate business of S.L. Green Properties, Inc., our predecessor entity. S.L. Green Properties, Inc., which was founded in 1980 by Stephen L. Green, the Company's Chairman, had been engaged in the business of owning, managing, leasing, acquiring and repositioning office properties in Manhattan, a borough of New York City. Reckson Associates Realty Corp., or Reckson, and Reckson Operating Partnership, L.P., or ROP, are wholly-owned subsidiaries of SL Green Operating Partnership, L.P., the Operating Partnership.

        As of September 30, 2015, we owned the following interests in commercial office properties in the New York Metropolitan area, primarily in midtown Manhattan. Our investments in the New York Metropolitan area also include investments in Brooklyn, Long Island, Westchester County, Connecticut and New Jersey, which are collectively known as the Suburban properties:

		Consolidated			Unconsolidated		Total
Location	Type	Number of Properties		Approximate Square Feet	Number of Properties	Approximate Square Feet	Number of Properties	Approximate Square Feet	Weighted Average Occupancy(1)
Commercial:
Manhattan	Office	26		20,700,091	6	3,328,496	32	24,028,587	94.5%
	Retail	9	(3)	408,993	9	347,970	18	756,963	91.2%
	Development/ Redevelopment(2)	5		72,962	4	1,952,782	9	2,025,744	53.8%
	Fee Interest	2		783,530	—	—	2	783,530	100.0%

		42		21,965,576	19	5,629,248	61	27,594,824	91.5%

Suburban	Office(2)	28		4,450,400	3	705,641	31	5,156,041	80.1%
	Retail	1		52,000	—	—	1	52,000	100.0%
	Development/ Redevelopment	1		1,000	1	—	2	1,000	100.0%

		30		4,503,400	4	705,641	34	5,209,041	80.3%

Total commercial properties		72		26,468,976	23	6,334,889	95	32,803,865	89.8%

Residential:
Manhattan	Residential	4	(3)	762,587	18	2,210,233	22	2,972,820	94.6%
Suburban	Residential	1		66,611	—	—	1	66,611	95.8%

Total residential properties		5		829,198	18	2,210,233	23	3,039,431	94.6%

Total portfolio		77		27,298,174	41	8,545,122	118	35,843,296	90.2%

(1)
The weighted average occupancy for commercial properties represents the total occupied square feet divided by total available rentable square feet. The weighted average occupancy for residential properties represents the total occupied units divided by total available units.

(2)
Includes two Manhattan redevelopment properties and two suburban office properties held for sale as of September 30, 2015.

(3)
As of September 30, 2015, we owned a building that was comprised of approximately 270,132 square feet of retail space and approximately 222,855 square feet of residential space. For the purpose of this prospectus, we have included the building in the retail properties count and have bifurcated the square footage into the retail and residential components.

        As of September 30, 2015, we also managed an approximately 336,201 square foot office building owned by a third party and held debt and preferred equity investments with a book value of $1.5 billion.

        Our corporate offices are located in midtown Manhattan at 420 Lexington Avenue, New York, New York 10170. We can be contacted at (212) 594-2700. We maintain a website at www.slgreen.com. The information contained on or connected to our website is not incorporated by reference into, and you must not consider the information to be a part of this prospectus.

 INFORMATION ABOUT SL GREEN OPERATING PARTNERSHIP, L.P.

        Substantially all of our assets (including Reckson Operating Partnership) are held by, and our operations are conducted through, our operating partnership, SL Green Operating Partnership. SL Green is the sole general partner of SL Green Operating Partnership. As of September 30, 2015, the Company owned 96.26% of the outstanding general and limited partnership interest in SL Green Operating Partnership. As of September 30, 2015, the Company also owned 9,200,000 Series I Preferred Units of SL Green Operating Partnership. As of September 30, 2015, non-controlling investors held, in aggregate, a 3.74% limited partnership interest in SL Green Operating Partnership.

INFORMATION ABOUT RECKSON OPERATING PARTNERSHIP, L.P.

        Reckson Operating Partnership is engaged in the acquisition, ownership, management and operation of commercial and residential real estate properties, principally office properties, and also owns land for future development, located in New York City, Westchester County, Connecticut and New Jersey, which collectively is also known as the New York Metropolitan area.

        Reckson Operating Partnership commenced operations on June 2, 1995. Wyoming Acquisition GP LLC, a wholly owned subsidiary of SL Green Operating Partnership, is the sole general partner of Reckson Operating Partnership. The sole limited partner of Reckson Operating Partnership is SL Green Operating Partnership.

        As of September 30, 2015, Reckson Operating Partnership owned the following interests in commercial and residential properties in the New York Metropolitan area, primarily in midtown Manhattan. Our investments in the New York Metropolitan area also include investments in Brooklyn, Westchester County, Connecticut and New Jersey, which are collectively known as the Suburban properties:

Location	Type	Number of Properties	Approximate Square Feet	Weighted Average Occupancy(1)
Commercial:
Manhattan	Office	16	8,463,245	95.8%
	Retail(2)(3)	5	352,892	98.8%
	Fee Interest	2	197,654	100.0%

		23	9,013,791	96.0%

Suburban	Office(4)	20	3,417,900	81.8%
	Retail	1	52,000	100.0%

		21	3,469,900	82.1%

Total Commercial Properties		44	12,483,691	92.1%

Residential:
Manhattan	Residential(2)	—	222,855	91.0%

Total Portfolio		44	12,706,546	92.1%

(1)
The weighted average occupancy for commercial properties represents the total leased square feet divided by total available rentable square feet. The weighted average occupancy for residential properties represents the total occupied units divided by total available units.

(2)
As of September 30, 2015, Reckson Operating Partnership owned a building that was comprised of approximately 270,132 square feet of retail space and approximately

  222,855 square feet of residential space. For the purpose of this prospectus, we have included the building in the retail properties count and have bifurcated the square footage into the retail and residential components.

(3)
Includes two unconsolidated joint venture retail properties at 131-137 Spring Street comprised of approximately 68,342 square feet.

(4)
Includes one office property as held for sale at September 30, 2015.

        As of September 30, 2015, Reckson Operating Partnership also held debt, preferred equity and other investments with a book value of $1.6 billion.

 RISK FACTORS

        Investing in our securities involves risks. You should carefully consider the risks and uncertainties described under the heading "Risk Factors" included in (i) SL Green's and SL Green Operating Partnership's Annual Report on Form 10-K for the fiscal year ended December 31, 2014, (ii) Reckson Operating Partnership's Annual Report on Form 10-K for the fiscal year ended December 31, 2014, (iii) SL Green's Quarterly Report on Form 10-Q for the quarter ended June 30, 2015 and (iv) the other information contained in this document, in an applicable prospectus supplement or incorporated by reference herein or therein, before purchasing any of our securities. See "Where You Can Find More Information; Incorporation by Reference" in this prospectus. These risks are not the only ones faced by us. Additional risks not presently known or that are currently deemed immaterial could also materially and adversely affect our financial condition, results of operations, business and prospects. In connection with the forward-looking statements that appear in this prospectus, you should carefully review the factors referred to above and the cautionary statements referred to in "Forward-Looking Statements May Prove Inaccurate" beginning on page 5 of this prospectus. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described above and in the documents incorporated herein by reference.

 FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE

        This prospectus and certain documents incorporated by reference herein include certain statements that may be deemed to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are intended to be covered by the safe harbor provisions thereof. All statements, other than statements of historical facts, included in this prospectus and certain documents incorporated by reference herein that address activities, events or developments that we expect, believe or anticipate will or may occur in the future, including such matters as future capital expenditures, dividends and acquisitions (including the amount and nature thereof), development trends of the real estate industry and the Manhattan, Brooklyn, Westchester County, Connecticut, Long Island and New Jersey office markets, business strategies, expansion and growth of our operations and other similar matters, are forward-looking statements. These forward-looking statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions, expected future developments and other factors we believe are appropriate.

        Forward-looking statements are not guarantees of future performance and actual results or developments may differ materially, and we caution you not to place undue reliance on such statements. Forward-looking statements are generally identifiable by the use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend," "project," "continue," or the negative of these words, or other similar words or terms.

        Forward-looking statements contained in this prospectus and certain documents incorporated by reference herein are subject to a number of risks and uncertainties that may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by forward-looking statements made by us. These risks and uncertainties include:

  •
  the effect of general economic, business and financial conditions, and their effect on the New York City real estate market in particular;

  •
  dependence upon certain geographic markets;

  •
  risks of real estate acquisitions, dispositions, developments and redevelopment, including the cost of construction delays and cost overruns;

  •
  risks relating to debt and preferred equity investments;

  •
  availability and creditworthiness of prospective tenants and borrowers;

  •
  bankruptcy or insolvency of a major tenant or a significant number of smaller tenants;

  •
  adverse changes in the real estate markets, including reduced demand for office space, increasing vacancy, and increasing availability of sublease space;

  •
  availability of capital (debt and equity);

  •
  unanticipated increases in financing and other costs, including a rise in interest rates;

  •
  our ability to comply with financial covenants in our debt instruments;

  •
  our ability to maintain our status as a REIT;

  •
  risks of investing through joint venture structures, including the fulfillment by our partners of their financial obligations;

  •
  the threat of terrorist attacks;

  •
  our ability to obtain adequate insurance coverage at a reasonable cost and the potential for losses in excess of our insurance coverage, including as a result of environmental contamination; and,

  •
  legislative, regulatory and/or safety requirements adversely affecting REITs and the real estate business including costs of compliance with the Americans with Disabilities Act, the Fair Housing Act and other similar laws and regulations.

        Other factors and risks to our business, many of which are beyond our control, are described in our filings with the Commission. Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of future events, new information or otherwise. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus and the incorporated documents might not occur and actual results, performance or achievement could differ materially from that anticipated or implied in the forward-looking statements.

 USE OF PROCEEDS

        Unless otherwise specified in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities offered hereby for general corporate purposes and working capital, which may include the repayment of existing indebtedness, new investment opportunities, the development or acquisition of additional properties (including through the acquisition of individual properties, portfolios and companies) as suitable opportunities arise and the renovation, expansion and improvement of our existing properties. Unless otherwise set forth in a prospectus supplement, we will not receive any proceeds in the event that the securities are sold by a selling stockholder. Further details relating to the use of the net proceeds from any particular offering of securities will be set forth in the applicable prospectus supplement.

 RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

        The following table shows the ratios of earnings to combined fixed charges and preferred stock dividends for SL Green and SL Green Operating Partnership, respectively:

	Nine Months Ended September 30, 2015	Nine Months Ended September 30, 2014	Year Ended December 31,
			2014	2013	2012	2011	2010
SL Green	1.92	2.37	2.26	1.36	1.54	1.55	3.21
SL Green Operating Partnership	1.92	2.37	2.26	1.36	1.54	1.55	3.21
Reckson Operating Partnership	4.14	2.28	2.93	2.43	1.57	2.23	2.84

        The ratios of earnings to combined fixed charges and preferred stock dividends were computed by dividing earnings by fixed charges and preferred stock dividends. For the purpose of calculating the ratios, the earnings have been calculated by adding fixed charges, excluding capitalized interest, to income or loss from continuing operations before adjustment for non-controlling interests plus distributions from unconsolidated joint ventures, loss on equity investment and marketable securities and the cumulative effect of changes in accounting principles. Fixed charges and preferred stock dividends consist of all interest, whether expensed or capitalized, including the amortization of debt issuance costs, rental expense deemed to represent interest expense and preferred dividends paid on SL Green's Series I Preferred Stock, which was issued on August 7, 2012.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

        Our common stock is listed on the NYSE under the symbol "SLG." The following table sets forth, for the periods indicated, the reported high and low closing prices in U.S. dollars for our common stock on the NYSE and dividends declared in respect of our common stock for the periods indicated. On December 16, 2015, the last reported sale price of our common stock on the NYSE was $114.31 per share. As of December 16, 2015, there were approximately 318 holders of record of our common stock.

	High	Low	Dividend Declared
2013:
First Quarter	$86.29	$78.16	$0.33
Second Quarter	$94.21	$84.36	$0.33
Third Quarter	$95.61	$85.40	$0.33
Fourth Quarter	$98.15	$87.63	$0.50
2014:
First Quarter	$100.62	$90.96	$0.50
Second Quarter	$112.79	$99.31	$0.50
Third Quarter	$111.86	$101.32	$0.50
Fourth Quarter	$123.10	$101.23	$0.60
2015:
First Quarter	$134.00	$121.32	$0.60
Second Quarter	$131.64	$109.89	$0.60
Third Quarter	$116.97	$100.95	$0.60
Fourth Quarter (through December 16, 2015)	$121.94	$106.95	$0.72

        Any dividends declared in one quarter will be paid during the subsequent quarter. We expect to continue our policy of distributing our taxable income through regular cash dividends on a quarterly basis, although there is no assurance as to the amount of future dividends because they depend on our future earnings, capital requirements and financial condition. See Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operations—Dividends" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 for additional information regarding our dividend policy.

 DESCRIPTION OF COMMON STOCK

        The following description of the terms of SL Green's common stock is only a summary. This description is subject to, and qualified in its entirety by reference to, SL Green's charter and bylaws, each as amended, each of which has previously been filed with the SEC and which we incorporate by reference as exhibits to the registration statement of which this prospectus is a part, and the Maryland General Corporation Law (the "MGCL"). The terms "we," "us" and "our" as such terms are used in the following description of common stock refer to SL Green Realty Corp. unless the context requires otherwise.

General

        Our charter provides that we may issue up to 160,000,000 shares of common stock, $0.01 par value per share. Subject to the provisions of the charter regarding excess stock, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as provided with respect to any other class or series of stock, the holders of this stock will possess the exclusive voting power. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of common stock can elect all of the directors then standing for election and the holders of the remaining shares will not be able to elect any directors. As of December 16, 2015, there were 99,750,559 shares of common stock outstanding.

        In addition, as of December 16, 2015, there were 1,248,146 shares of our common stock underlying options granted under our equity compensation plans and 2.2 million shares of common stock reserved and available for future issuance under our equity compensation plans, 3,829,014 shares of our common stock issuable upon redemption of SL Green Operating Partnership's units of limited partnership interest, 57,998 shares of our common stock issuable upon exchange of SL Green Operating Partnership's outstanding 3.00% Exchangeable Senior Notes due 2027 and 4,234,254 shares of our common stock issuable upon exchange of SL Green Operating Partnership's outstanding 3.00% Exchangeable Senior Notes due 2017, respectively, in each case assuming full redemption or exchange, as the case may be, for shares of our common stock at the exchange rate in effect on the date hereof.

        All shares of common stock offered hereby have been duly authorized, and, when issued in exchange for the consideration therefor, will be fully paid and nonassessable. Subject to the preferential rights of any other shares or series of stock and to the provisions of the charter regarding excess stock, holders of shares of common stock are entitled to receive dividends on this stock if, as and when authorized by our board of directors out of assets legally available therefor and to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all of our known debts and liabilities.

        Holders of shares of common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of our securities. Subject to the provisions of the charter regarding excess stock, shares of common stock will have equal dividend, liquidation and other rights.

Provisions of Our Charter

        Our charter authorizes our board of directors to reclassify any unissued shares of common stock into other classes or series of stock and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations and restrictions on ownership, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series.

        Our board of directors is divided into three classes of directors, each class constituting approximately one-third of the total number of directors, with the classes serving staggered terms. At each annual meeting of stockholders, the class of directors to be elected at the meeting will be elected for a three-year term and the directors in the other two classes will continue in office. We believe that classified directors will help to assure the continuity and stability of our board of directors and our business strategies and policies as determined by our board of directors. The use of a staggered board may delay or defer a change in control of our company or removal of incumbent management.

        Our charter also provides that, except for any directors who may be elected by holders of a class or series of capital stock other than our common stock, directors may be removed only for cause, as defined in our charter, and only by the affirmative vote of stockholders holding at least a majority of all the votes entitled to be cast generally for the election of directors. Vacancies on the board of directors may be filled only by the affirmative vote of a majority of the remaining directors.

        On February 19, 2010, we adopted a policy on majority voting in the election of directors. Pursuant to this policy, in an uncontested election of directors, any nominee who receives a greater number of votes withheld from his or her election than votes for his or her election will, within ten business days following the certification of the stockholder vote, tender his or her written resignation to the Chairman of the Board for consideration by our Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee will consider the resignation and, within 60 days following the date of the stockholders' meeting at which the election occurred, will make a recommendation to our board of directors concerning the acceptance or rejection of the resignation.

        Under the policy, our board of directors will take formal action on the recommendation no later than 90 days following the date of the stockholders' meeting. In considering the recommendation, our board of directors will consider the information, factors and alternatives considered by the Nominating and Corporate Governance Committee and such additional factors, information and alternatives as the board deems relevant. We will publicly disclose, in a Form 8-K filed with the SEC, the board of directors' decision within four business days after the decision is made. Our board of directors also will provide, if applicable, its reason or reasons for rejecting the tendered resignation.

Restrictions on Ownership

        For us to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), not more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals, according to the definition in the Code, during the last half of a taxable year and our capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. To satisfy the above ownership requirements and other requirements for qualification as a REIT, our board of directors has adopted, and the stockholders prior to the initial public offering approved, provisions in our charter restricting the ownership or acquisition of shares of our capital stock. See "Restrictions on Ownership of Capital Stock" beginning on page 31 of this prospectus.

Transfer Agent and Registrar

        The transfer agent and registrar for the common stock is Computershare Shareowner Services LLC.

 DESCRIPTION OF PREFERRED STOCK

        The following description of the terms of SL Green's preferred stock is only a summary. The specific terms of any series of preferred stock will be described in the applicable prospectus supplement. This description and the description contained in any prospectus supplement are subject to and qualified in their entirety by reference to SL Green's charter, which includes the articles supplementary relating to each series of preferred stock, and SL Green's bylaws, as amended, each of which has previously been filed with the SEC and which we incorporate by reference as exhibits to the registration statement of which this prospectus is a part, and the MGCL. The terms "we," "us" and "our" as such terms are used in the following description of preferred stock refer to SL Green Realty Corp. unless the context requires otherwise.

General

        Our charter provides that we may issue up to 25,000,000 shares of preferred stock, $0.01 par value per share which may be classified and designated in one or more series by our board of directors. As of December 16, 2015, there were 9,200,000 shares of preferred stock outstanding, consisting of shares of 6.50% Series I Preferred Stock. A description of our Series I Preferred Stock is set forth in our registration statement on Form 8-A filed with the SEC on August 10, 2012, which is incorporated herein by reference.

        The following description of the preferred stock sets forth general terms and provisions of the preferred stock to which any prospectus supplement may relate. The statements below describing the preferred stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of our charter and bylaws and any applicable articles supplementary designating terms of a series of preferred stock.

        The issuance of preferred stock could adversely affect the voting power, dividend rights and other rights of holders of common stock. Our board of directors could establish another series of preferred stock that could, depending on the terms of the series, delay, defer or prevent a transaction or a change in control of our company that might involve a premium price for the common stock or otherwise be in the best interest of the holders thereof. Management believes that the availability of preferred stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise.

Terms

        Subject to the limitations prescribed by our charter, our board of directors is authorized to fix the number of shares constituting each series of preferred stock and the designations and powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and other subjects or matters as may be fixed by resolution of the board of directors. The preferred stock will, when issued in exchange for the consideration therefor, be fully paid and nonassessable by us and will have no preemptive rights.

        Reference is made to the prospectus supplement relating to the series of preferred stock offered thereby for the specific terms thereof, including:

  •
  the title and stated value of the preferred stock;

  •
  the number of shares of the preferred stock, the liquidation preference per share of the preferred stock and the offering price of the preferred stock;

  •
  the dividend rate(s), period(s) and/or payment day(s) or method(s) of calculation thereof applicable to the preferred stock;

  •
  the date from which dividends on the preferred stock shall accumulate, if applicable;

  •
  the procedures for any auction and remarketing, if any, for the preferred stock;

  •
  the provision for a sinking fund, if any, for the preferred stock;

  •
  the provision for redemption, if applicable, of the preferred stock;

  •
  any listing of the preferred stock on any securities exchange;

  •
  the terms and conditions, if applicable, upon which the preferred stock may or will be convertible into our common stock, including the conversion price or manner of calculation thereof;

  •
  the relative ranking and preferences of the preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs;

  •
  any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of our company as a REIT;

  •
  a discussion of federal income tax considerations applicable to the preferred stock; and

  •
  any other specific terms, preferences, rights, limitations or restrictions of the preferred stock.

Rank

        Unless otherwise specified in the applicable prospectus supplement, the preferred stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of our company, rank:

  (a)
  senior to all classes or series of common stock and to all equity securities issued by us the terms of which provide that the equity securities shall rank junior to the preferred stock;

  (b)
  on a parity with all equity securities issued by us other than those referred to in clauses (a) and (c); and

  (c)
  junior to all equity securities issued by us which the terms of the preferred stock provide will rank senior to it. The term "equity securities" does not include convertible debt securities.

Dividends

        Unless otherwise specified in the applicable prospectus supplement, the preferred stock will have the rights with respect to payment of dividends set forth below.

        Holders of the preferred stock of each series will be entitled to receive, when, as and if declared by our board of directors, out of our assets legally available for payment, cash dividends in the amounts and on the dates as will be set forth in, or pursuant to, the applicable prospectus supplement. Each dividend shall be payable to holders of record as they appear on our share transfer books on the record dates as shall be fixed by our board of directors.

        Dividends on any series of preferred stock may be cumulative or non-cumulative, as provided in the applicable prospectus supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable prospectus supplement. If the board of directors fails to declare a dividend payable on a dividend payment date on any series of preferred stock for which dividends are non-cumulative, then the holders of such series of preferred stock will have no right to receive a dividend in respect of the related dividend period and we will have no obligation to pay the dividend accrued for the period, whether or not dividends on such series of preferred stock are declared payable on any future dividend payment date.

        If preferred stock of any series is outstanding, no full dividends will be declared or paid or set apart for payment on any of our capital stock of any other series ranking, as to dividends, on a parity with or junior to the preferred stock of such series for any period unless:

  •
  if such series of preferred stock has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for the payment for all past dividend periods; or

  •
  if such series of preferred stock does not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for the payment on the preferred stock of such series.

        When dividends are not paid in full or a sum sufficient for the full payment is not so set apart upon preferred stock of any series and the shares of any other series of preferred stock ranking on a parity as to dividends with the preferred stock of such series, all dividends declared upon the preferred stock of such series and any other series of preferred stock ranking on a parity as to dividends with the preferred stock shall be declared pro rata so that the amount of dividends declared per share of preferred stock of such series and the other series of preferred stock shall in all cases bear to each other the same ratio that accrued dividends per share on the preferred stock of such series and the other series of preferred stock which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if the preferred stock, does not have a cumulative dividend, bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on preferred stock of the series which may be in arrears.

        Except as provided in the immediately preceding paragraph, unless (a) if a series of preferred stock has a cumulative dividend, full cumulative dividends on the preferred stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods, and (b) if such series of preferred stock does not have a cumulative dividend, full dividends on the preferred stock of the series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no dividends, other than in shares of common stock or other capital stock ranking junior to the preferred stock of such series as to dividends and upon liquidation, shall be declared or paid or set aside for payment or other distribution shall be declared or made upon the common stock, or any of our other capital stock ranking junior to or on a parity with the preferred stock of such series as to dividends or upon liquidation, nor shall any shares of common stock, or any other of our capital stock ranking junior to or on a parity with the preferred stock of such series as to dividends or upon liquidation, be redeemed, purchased or otherwise acquired for any consideration or any moneys be paid to or made available for a sinking fund for the redemption of any of the shares by us except:

  •
  by conversion into or exchange for other of our capital stock ranking junior to the preferred stock of such series as to dividends and upon liquidation; or

  •
  redemptions for the purpose of preserving our status as a REIT.

Redemption

        If so provided in the applicable prospectus supplement, the preferred stock will be subject to mandatory redemption or redemption at our option, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in the prospectus supplement.

        The prospectus supplement relating to a series of preferred stock that is subject to mandatory redemption will specify the number of shares of such series of preferred stock that shall be redeemed by us in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accumulated and unpaid dividends thereon which shall not, if the preferred stock does not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods, to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable prospectus supplement. If the redemption price for preferred stock of any series is payable only from the net proceeds of the issuance of our capital stock, the terms of the preferred stock may provide that, if no capital stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, the preferred stock shall automatically and mandatorily be converted into the applicable capital stock of our company pursuant to conversion provisions specified in the applicable prospectus supplement.

        Notwithstanding the foregoing, unless (a) if a series of preferred stock has a cumulative dividend, full cumulative dividends on all shares of such series of preferred stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods, and (b) if a series of preferred stock does not have a cumulative dividend, full dividends on the preferred stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no shares of any series of preferred stock ranking junior to, or on parity with, such series shall be redeemed unless all outstanding preferred stock of such series is simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of preferred stock of such series to preserve our REIT status or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding preferred stock of such series. In addition, unless (x) if a series of preferred stock has a cumulative dividend, full cumulative dividends on such series of preferred stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods, and (y) if such series of preferred stock does not have a cumulative dividend, full dividends on the preferred stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, we shall not purchase or otherwise acquire, directly or indirectly, any shares of preferred stock ranking junior to, or on parity with, such series except by conversion into or exchange for our capital stock ranking junior to the preferred stock of such series as to dividends and upon liquidation; provided, however, that the foregoing shall not prevent the purchase or acquisition of preferred stock of such series to preserve our REIT status or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding preferred stock of such series.

        If fewer than all of the outstanding shares of preferred stock of any series are to be redeemed, the number of shares to be redeemed will be determined by us and the shares may be redeemed pro rata from the holders of record of the shares in proportion to the number of the shares held or for which redemption is requested by the holder, with adjustments to avoid redemption of fractional shares, or by lot in a manner determined by us.

        Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of preferred stock of any series to be redeemed at the address shown on our share transfer books. Each notice shall state:

  •
  the redemption date;

  •
  the number of shares and series of the preferred stock to be redeemed;

  •
  the redemption price;

  •
  the place or places where certificates for the preferred stock are to be surrendered for payment of the redemption price;

  •
  that dividends on the shares to be redeemed will cease to accumulate on the redemption date; and

  •
  the date upon which the holder's conversion rights, if any, as to the shares shall terminate.

        If fewer than all the shares of preferred stock of any series are to be redeemed, the notice mailed to each holder thereof shall also specify the number of shares of preferred stock to be redeemed from each holder. If notice of redemption of any preferred stock has been given and if the funds necessary for the redemption have been set aside by us in trust for the benefit of the holders of any preferred stock so called for redemption, then from and after the redemption date dividends will cease to accumulate on the preferred stock, and all rights of the holders of the preferred stock will terminate, except the right to receive the redemption price.

Liquidation Preference

        Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, then, before any distribution or payment shall be made to the holders of any common stock or any other class or series of our capital stock ranking junior to the preferred stock of such series in the distribution of assets upon any liquidation, dissolution or winding up of our company, the holders of the preferred stock shall be entitled to receive out of the assets of our company legally available for distribution to stockholders liquidating distributions in the amount of the liquidation preference per share that is set forth in the applicable prospectus supplement, plus an amount equal to all dividends accumulated and unpaid thereon, which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if the preferred stock does not have a cumulative dividend. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of preferred stock will have no rights or claim to any of our remaining assets. In the event that, upon any voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding preferred stock of such series and the corresponding amounts payable on all shares of other classes or series of capital stock of our company ranking on a parity with the preferred stock in the distribution of assets, then the holders of the preferred stock and all such other classes or series of capital stock shall share ratably in any distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

        Our consolidation or merger with or into any other entity, or the merger of another entity with or into our company, or a statutory share exchange by us, or the sale, lease or conveyance of all or substantially all of our property or business, shall not be deemed to constitute a liquidation, dissolution or winding up of our company.

        In determining whether a distribution (other than upon our voluntary or involuntary liquidation, dissolution or winding up) by dividend, redemption or other acquisition of shares of our stock or otherwise is permitted under the MGCL, no effect shall be given to amounts that would be needed, if we were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of any series of preferred stock whose preferential rights upon dissolution are superior to those receiving the distribution.

Voting Rights

        Holders of the preferred stock will not have any voting rights, except as set forth below or as otherwise indicated in the applicable prospectus supplement.

        Whenever dividends on any series of preferred stock shall be in arrears for six or more quarterly periods, the holders of the preferred stock, voting separately as a class with all other series of preferred stock upon which like voting rights have been conferred and are exercisable, will be entitled to vote for the election of two additional directors of our company at a special meeting called by the holders of record of at least ten percent of any series of preferred stock so in arrears, unless the request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders, or at the next annual meeting of stockholders, and at each subsequent annual meeting until (a) if such series of preferred stock has a cumulative dividend, all dividends accumulated on these shares of preferred stock for the past dividend periods shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment or (b) if such series of preferred stock does not have a cumulative dividend, four quarterly dividends shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In these cases, the entire board of directors will be increased by two directors, to be elected by the holders of such series of preferred stock, voting together as a single class with the holders of all other classes of preferred stock ranking on a parity with the holders of such series and upon which like voting rights have been conferred.

        Unless provided otherwise for any series of preferred stock, so long as any shares of the preferred stock remain outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of such series of preferred stock outstanding at the time, given in person or by proxy, either in writing or at a meeting with such series voting separately as a class:

  (a)
  authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking senior to the preferred stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of our company, or reclassify any of our authorized capital stock into such series of preferred stock, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any of such series of preferred stock; or

  (b)
  amend, alter or repeal the provisions of the charter or the articles supplementary for such series of preferred stock, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of such series of preferred stock or the holders thereof;

provided, however, with respect to the occurrence of any of the events set forth in (b) above, so long as such series of preferred stock remains outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an event we may not be the surviving entity, the occurrence of any similar event shall not be deemed to materially and adversely affect the rights, preferences, privileges or voting powers of holders of such series of preferred stock; and provided, further, that (x) any increase in the amount of the authorized preferred stock or the creation or issuance of any other series of preferred stock, or (y) any increase in the amount of authorized shares of such series of preferred stock or any other series of preferred stock in each case ranking on a parity with or junior to the preferred stock of such series with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of our company, shall not be deemed to materially and adversely affect the rights, preferences, privileges or voting powers.

        The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which the vote or consent would otherwise be required shall be effected, all outstanding shares of such series of preferred stock shall have been converted, redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect the redemption.

Conversion Rights

        The terms and conditions, if any, upon which any series of preferred stock is convertible into shares of common stock will be set forth in the applicable prospectus supplement. The terms will include the number of shares of common stock into which the shares of preferred stock are convertible, the conversion price, or manner of calculation thereof, the conversion period, provisions as to whether conversion will be at the option of the holders of our preferred stock or us, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of the preferred stock.

Stockholder Liability

        Applicable Maryland law provides that no stockholder, including holders of preferred stock, shall be personally liable for our acts and obligations solely as a result of his or her status as a stockholder and that our funds and property shall be the only recourse for these acts or obligations.

Restrictions on Ownership

        As discussed below under "Restrictions on Ownership of Capital Stock," for us to qualify as a REIT under the Code, not more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals at any time during the last half of a taxable year. An individual for these purposes is defined by the federal income tax laws pertaining to REITs. The application of the Code restrictions on stock ownership is very complex. Therefore, the articles supplementary for each series of preferred stock may contain provisions restricting the ownership and transfer of such series of preferred stock. The applicable prospectus supplement will specify any additional ownership limitation relating to a series of preferred stock. For example, the articles supplementary designating the Series I Preferred Stock provide that no stockholder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.0% in value of the aggregate of the outstanding shares of our capital stock (including all classes or series of common stock and preferred stock). The articles supplementary designating the Series I Preferred Stock further provide that no holder of the applicable series of preferred stock may own, or be deemed to own by virtue of the attribution provisions of the Code, nor may any person or entity acquire shares of the applicable series of preferred stock such that he or it would own in excess of 20% (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of such series of preferred stock.

Transfer Agent and Registrar

        The transfer agent and registrar for the preferred stock is Computershare Shareowner Services LLC.

DESCRIPTION OF DEPOSITARY SHARES

        The following description of the terms of the depositary shares is only a summary. This description is subject to, and qualified in its entirety by reference to, the provisions of the deposit agreement, SL Green's charter and the form of articles supplementary for the applicable series of preferred stock. The terms "we," "us" and "our" as such terms are used in the following description of depository shares refer to SL Green Realty Corp. unless the context requires otherwise.

General

        We may, at our option, elect to offer depositary shares rather than full shares of preferred stock. In the event such option is exercised, each of the depositary shares will represent ownership of and entitlement to all rights and preferences of a fraction of a share of preferred stock of a specified series (including dividend, voting, redemption and liquidation rights). The applicable fraction will be specified in a prospectus supplement. The shares of preferred stock represented by the depositary shares will be deposited with a depositary named in the applicable prospectus supplement, under a deposit agreement among our company, the depositary named therein and the holders of the certificates evidencing depositary shares, or depositary receipts. Depositary receipts will be delivered to those persons purchasing depositary shares in the offering. The depositary will be the transfer agent, registrar and dividend disbursing agent for the depositary shares. Holders of depositary receipts agree to be bound by the deposit agreement, which requires holders to take certain actions such as filing proof of residence and paying certain charges.

Dividends and Other Distributions

        The depositary will distribute all cash dividends or other cash distributions received in respect of the series of preferred stock represented by the depositary shares to the record holders of depositary receipts in proportion to the number of depositary shares owned by such holders on the relevant record date, which will be the same date as the record date fixed by our company for the applicable series of preferred stock. The depositary, however, will distribute only such amount as can be distributed without attributing to any depositary share a fraction of one cent, and any balance not so distributed will be added to and treated as part of the next sum received by the depositary for distribution to record holders of depositary receipts then outstanding.

        In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary receipts entitled thereto, in proportion, as nearly as may be practicable, to the number of depositary shares owned by such holders on the relevant record date, unless the depositary determines (after consultation with our company) that it is not feasible to make such distribution, in which case the depositary may (with the approval of our company) adopt any other method for such distribution as it deems equitable and appropriate, including the sale of such property (at such place or places and upon such terms as it may deem equitable and appropriate) and distribution of the net proceeds from such sale to such holders.

        No distribution will be made in respect of any depositary share to the extent that it represents any preferred stock converted into excess stock.

Liquidation Preference

        In the event of the liquidation, dissolution or winding up of the affairs of our company, whether voluntary or involuntary, the holders of each depositary share will be entitled to the fraction of the liquidation preference accorded each share of the applicable series of preferred stock as set forth in the prospectus supplement.

Redemption

        If the series of preferred stock represented by the applicable series of depositary shares is redeemable, such depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of preferred stock held by the depositary. Whenever we redeem any preferred stock held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing the preferred stock so redeemed. The depositary will mail the notice of redemption promptly upon receipt of such notice from us and not less than 30 nor more than 60 days prior to the date fixed for redemption of the preferred stock and the depositary shares to the record holders of the depositary receipts.

Voting

        Promptly upon receipt of notice of any meeting at which the holders of the series of preferred stock represented by the applicable series of depositary shares are entitled to vote, the depositary will mail the information contained in such notice of meeting to the record holders of the depositary receipts as of the record date for such meeting. Each such record holder of depositary receipts will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the number of shares of preferred stock represented by such record holder's depositary shares. The depositary will endeavor, insofar as practicable, to vote such preferred stock represented by such depositary shares in accordance with such instructions, and we will agree to take all action which may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will abstain from voting any of the preferred stock to the extent that it does not receive specific instructions from the holders of depositary receipts.

Withdrawal of Preferred Stock

        Upon surrender of depositary receipts at the principal office of the depositary, upon payment of any unpaid amount due the depositary, and subject to the terms of the deposit agreement, the owner of the depositary shares evidenced thereby is entitled to delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by such depositary shares. Partial shares of preferred stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the depositary will deliver to such holder at the same time a new depositary receipt evidencing such excess number of depositary shares. Holders of preferred stock thus withdrawn will not thereafter be entitled to deposit such shares under the deposit agreement or to receive depositary receipts evidencing depositary shares therefor.

Amendment and Termination of Deposit Agreement

        The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time and from time to time be amended by agreement between our company and the depositary. However, any amendment which materially and adversely alters the rights of the holders (other than any change in fees) of depositary shares will not be effective unless such amendment has been approved by at least a majority of the depositary shares then outstanding. No such amendment may impair the right, subject to the terms of the deposit agreement, of any owner of any depositary shares to surrender the depositary receipt evidencing such depositary shares with instructions to the depositary to deliver to the holder of the preferred stock and all money and other property, if any, represented thereby, except in order to comply with mandatory provisions of applicable law.

        The deposit agreement will be permitted to be terminated by our company upon not less than 30 days prior written notice to the applicable depositary if (a) such termination is necessary to preserve our status as a REIT or (b) a majority of each series of preferred stock affected by such termination consents to such termination, whereupon such depositary will be required to deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by such holder, such number of whole or fractional shares of preferred stock as are represented by the depositary shares evidenced by such depositary receipts together with any other property held by such depositary with respect to such depositary receipts. We will agree that if the deposit agreement is terminated to preserve our status as a REIT, then we will use our best efforts to list the preferred stock issued upon surrender of the related depositary shares on a national securities exchange. In addition, the deposit agreement will automatically terminate if (x) all outstanding depositary shares thereunder shall have been redeemed, (y) there shall have been a final distribution in respect of the related preferred stock in connection with any liquidation, dissolution or winding-up of our company and such distribution shall have been distributed to the holders of depositary receipts evidencing the depositary shares representing such preferred stock or (z) each share of the related preferred stock shall have been converted into stock of our company not so represented by depositary shares.

Charges of Depositary

        We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the preferred stock and initial issuance of the depositary shares, and redemption of the preferred stock and all withdrawals of preferred stock by owners of depositary shares. Holders of depositary receipts will pay transfer, income and other taxes and governmental charges and certain other charges as are provided in the deposit agreement to be for their accounts. In certain circumstances, the depositary may refuse to transfer depositary shares, may withhold dividends and distributions and sell the depositary shares evidenced by any such depositary receipt if such charges are not paid.

Miscellaneous

        The depositary will forward to the holders of depositary receipts all reports and communications from us which are delivered to the depositary and which we are required to furnish to the holders of the preferred stock. In addition, the depositary will make available for inspection by holders of depositary receipts at the principal office of the depositary, and at such other places as it may from time to time deem advisable, any reports and communications received from us which are received by the depositary as the holder of preferred stock.

        Neither the depositary nor our company assumes any obligation or will be subject to any liability under the deposit agreement to holders of depositary receipts other than for its negligence or willful misconduct. Neither the depositary nor our company will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the deposit agreement. The obligations of our company and the depositary under the deposit agreement will be limited to performance in good faith of their duties thereunder, and they will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. Our company and the depositary may rely on written advice of counsel or accountants, on information provided by holders of the depositary receipts or other persons believed in good faith to be competent to give such information and on documents believed to be genuine and to have been signed or presented by the proper party or parties.

        In the event the depositary shall receive conflicting claims, requests or instructions from any holders of depositary receipts, on the one hand, and our company, on the other hand, the depositary shall be entitled to act on such claims, requests or instructions received from our company.

Resignation and Removal of Depositary

        The depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the depositary, any such resignation or removal to take effect upon the appointment of a successor depositary and its acceptance of such appointment. Such successor depositary must be appointed within 60 days after delivery of the notice for resignation or removal and must be a bank or trust company having its principal office in the United States of America and having a combined capital and surplus of at least $150,000,000.

Restrictions on Ownership

        The deposit agreement or the designating articles supplementary for the series of preferred stock represented by such depositary shares, or both, may contain provisions restricting the ownership and transfer of the depositary shares. The applicable prospectus supplement will specify any additional ownership limitation relating to a series of preferred stock represented by such depositary shares. See "Restrictions on Ownership of Capital Stock."

Federal Income Tax Consequences

        Owners of depositary shares will be treated for federal income tax purposes as if they were owners of the preferred stock represented by such depositary shares. Accordingly, such owners will be entitled to take into account, for federal income tax purposes, income and deductions to which they would be entitled if they were holders of such preferred stock. In addition, (a) no gain or loss will be recognized for federal income tax purposes upon the withdrawal of preferred stock to an exchange owner of depositary shares, (b) the tax basis of each share of preferred stock to an exchanging owner of depositary shares will, upon such exchange, be the same as the aggregate tax basis of the depositary shares exchanged therefor and (c) the holding period for preferred stock in the hands of an exchanging owner of depositary shares will include the period during which such person owned such depositary shares.

 DESCRIPTION OF WARRANTS

        The following description of the terms of the warrants is only a summary. This description is subject to, and qualified in its entirety by reference to, the provisions of the warrant agreement. The terms "we," "us" and "our" as such terms are used in the following description of warrants refer to SL Green Realty Corp. unless the context requires otherwise.

        We may issue warrants for the purchase of common stock, preferred stock or depositary shares and may issue warrants independently or together with common stock, preferred stock, depositary shares or attached to or separate from such securities. We will issue each series of warrants under a separate warrant agreement between us and a bank or trust company as warrant agent, as specified in the applicable prospectus supplement.

        The warrant agent will act solely as our agent in connection with the warrants and will not act for or on behalf of warrant holders. The following sets forth certain general terms and provisions of the warrants that may be offered pursuant to this prospectus. Further terms of the warrants and the applicable warrant agreement will be set forth in the applicable prospectus supplement.

        The applicable prospectus supplement will describe the terms of the warrants in respect of which this prospectus is being delivered, including, where applicable, the following:

  •
  the title of such warrants;

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  the aggregate number of such warrants;

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  the price or prices at which such warrants will be issued;

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  the type and number of securities purchasable upon exercise of such warrants;

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  the designation and terms of the other securities, if any, with which such warrants are issued and the number of such warrants issued with each such offered security;

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  the date, if any, on and after which such warrants and the related securities will be separately transferable;

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  the price at which each security purchasable upon exercise of such warrants may be purchased;

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  the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

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  the minimum or maximum amount of such warrants that may be exercised at any one time;

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  information with respect to book-entry procedures, if any;

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  any anti-dilution protection;

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  a discussion of certain federal income tax considerations; and

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  any other terms of such warrants, including terms, procedures and limitations relating to the transferability, exercise and exchange of such warrants.

 DESCRIPTION OF DEBT SECURITIES

        The following description of the terms of the debt securities of SL Green, SL Green Operating Partnership and Reckson Operating Partnership and the respective indentures is only a summary. This description and the description contained in any prospectus supplement are subject to and qualified in their entirety by reference to the applicable indentures, which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

        We may offer secured or unsecured debt securities in one or more series which may be senior, subordinated or junior subordinated, and which may be convertible or exchangeable into another security. The debt securities may be issued by SL Green, SL Green Operating Partnership and Reckson Operating Partnership, individually or as co-obligors. Unless otherwise specified in the applicable prospectus supplement, our debt securities will be issued in one or more series under one of the indentures entered into or to be entered into among SL Green, SL Green Operating Partnership and/or Reckson Operating Partnership, as applicable, and The Bank of New York Mellon. Forms of the indentures related to the issuance of debt securities by SL Green, SL Green Operating Partnership and/or Reckson Operating Partnership, individually, are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. On August 5, 2011, SL Green, SL Green Operating Partnership and Reckson Operating Partnership entered into an indenture with The Bank of New York Mellon, as supplemented by the First Supplemental Indenture, dated as of August 5, 2011, and the Second Supplemental Indenture, dated as of November 15, 2012, which is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part, pursuant to which debt securities may be issued by SL Green, SL Green Operating Partnership and Reckson Operating Partnership, as co-obligors.

        The following description briefly sets forth certain general terms and provisions of the debt securities. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which these general provisions may apply to the debt securities, will be described in the applicable prospectus supplement.

        The terms of the debt securities will include those set forth in the applicable indenture and those made a part of the applicable indenture by the Trust Indenture Act of 1939, or TIA. You should read the summary below, the applicable prospectus supplement and the provisions of the applicable indenture and supplemental indenture, if any, in their entirety before investing in our debt securities.

        The aggregate principal amount of debt securities that may be issued under the respective indentures is unlimited. The prospectus supplement relating to any series of debt securities that we may offer will contain the specific terms of the debt securities. These terms may include the following:

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  the issuer or co-obligors of such debt securities;

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  the guarantors of each series, if any, and the terms of the guarantees (including provisions relating to seniority, subordination and release of the guarantees), if any;

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  the title and aggregate principal amount of the debt securities and any limit on the aggregate principal amount;

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  whether the debt securities will be senior, subordinated or junior subordinated;

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  whether the debt securities will be secured or unsecured;

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  any applicable subordination provisions;

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  the maturity date(s) or method for determining same;

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  the interest rate(s) or the method for determining same;

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  the dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable and whether interest shall be payable in cash or additional securities;

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  whether the debt securities are convertible or exchangeable into other securities and any related terms and conditions;

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  redemption or early repayment provisions;

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  authorized denominations;

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  form;

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  if other than the principal amount, the principal amount of debt securities payable upon acceleration;

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  place(s) where payment of principal and interest may be made, where debt securities may be presented and where notices or demands upon the company may be made;

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  whether such debt securities will be issued in whole or in part in the form of one or more global securities and the date as of which the securities are dated if other than the date of original issuance;

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  amount of discount or premium, if any, with which such debt securities will be issued;

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  any covenants applicable to the particular debt securities being issued;

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  any additions or changes in the defaults and events of default applicable to the particular debt securities being issued;

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  the currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, such debt securities will be payable;

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  the time period within which, the manner in which and the terms and conditions upon which the holders of the debt securities or the issuer or co-obligors, as the case may be, can select the payment currency;

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  our obligation or right to redeem, purchase or repay debt securities under a sinking fund, amortization or analogous provision;

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  any restriction or conditions on the transferability of the debt securities;

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  the securities exchange(s) on which the debt securities will be listed, if any;

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  whether any underwriter(s) will act as a market maker(s) for the debt securities;

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  the extent to which a secondary market for the debt securities is expected to develop;

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  provisions granting special rights to holders of the debt securities upon occurrence of specified events;

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  additions or changes relating to compensation or reimbursement of the trustee of the series of debt securities;

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  additions or changes to the provisions for the defeasance of the debt securities or to provisions related to satisfaction and discharge of the indenture;

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  provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture and the execution of supplemental indentures for such series; and

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  any other terms of the debt securities (which terms shall not be inconsistent with the provisions of the TIA, but may modify, amend, supplement or delete any of the terms of the indenture with respect to such series debt securities).

General

        We may sell the debt securities, including original issue discount securities, at par or at a substantial discount below their stated principal amount. Unless we inform you otherwise in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series or any other series outstanding at the time of issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of securities under the applicable indenture.

        We will describe in the applicable prospectus supplement any other special considerations for any debt securities we sell which are denominated in a currency or currency unit other than U.S. dollars. In addition, debt securities may be issued where the amount of principal and/or interest payable is determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such securities may receive a principal amount or a payment of interest that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value of the applicable currencies, commodities, equity indices or other factors. Information as to the methods for determining the amount of principal or interest, if any, payable on any date, the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked.

        United States federal income tax consequences and special considerations, if any, applicable to any such series will be described in the applicable prospectus supplement. Unless we inform you otherwise in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

        We expect most debt securities to be issued in fully registered form without coupons and in denominations of U.S. $2,000 and any integral multiples of $1,000 in excess thereof. Subject to the limitations provided in the applicable indenture and in the prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the designated corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.

Global Securities

        Unless we inform you otherwise in the applicable prospectus supplement, the debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

Governing Law

        The indentures and the corresponding debt securities shall be construed in accordance with and governed by the laws of the State of New York.

 DESCRIPTION OF GUARANTEES OF DEBT SECURITIES

        SL Green, SL Green Operating Partnership and/or Reckson Operating Partnership may guarantee (either fully and unconditionally or in a limited manner) the due and punctual payment of the principal of, premium, if any, and interest on one or more series of debt securities issued by SL Green, SL Green Operating Partnership and/or Reckson Operating Partnership, as the case may be, whether at maturity, by acceleration, redemption or repayment or otherwise, in accordance with the terms of the applicable guarantee and the applicable indenture.

CERTAIN ANTI-TAKEOVER PROVISIONS OF MARYLAND LAW

        The following summary of certain anti-takeover provisions of Maryland law does not purport to be complete and is subject to and qualified in its entirety by reference to the MGCL and SL Green's charter and bylaws, each as amended. The terms "we," "us" and "our" as such terms are used in the following summary refer to SL Green Realty Corp. unless the context requires otherwise.

Business Combinations

        Under the MGCL, certain "business combinations" (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or transfer of equity securities or reclassification of equity securities) between a Maryland corporation and any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation or an affiliate of the corporation who, at any time within the two-year period immediately prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then-outstanding voting stock of the corporation, in each case referred to as an interested stockholder, or an affiliate of such an interested stockholder, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (b) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares of voting stock held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation's common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a board of directors prior to the time that the interested stockholder becomes an interested stockholder. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder.

        Our board of directors may provide that its approval is subject to compliance with any terms and conditions determined by it. However, pursuant to the statute, our board of directors has by resolution opted out of these provisions of the MGCL and, consequently, the five-year prohibition and the super-majority vote requirements will not apply to business combinations between us and any interested stockholder of our company. As a result, anyone who later becomes an interested stockholder may be able to enter into business combinations with us that may not be in the best interest of our stockholders without compliance by our company with the super-majority vote requirements and the other provisions of the statute. However, no assurances can be given that such resolution will not be modified, amended or revoked in the future or that the provisions of the MGCL relative to business combinations will not be reinstated or again become applicable to us.

Control Share Acquisitions

        The MGCL provides that holders of "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights with respect to the control shares except to the extent approved at a special meeting of stockholders by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock in a corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of shares of stock of the corporation in the election of directors: (i) a person who makes or proposes to make a control share acquisition, (ii) an officer of the corporation or (iii) an employee of the corporation who is also a director of the corporation. "Control shares" are voting shares of stock which, if aggregated with all other such shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror, directly or indirectly, to exercise or direct the exercise of, voting power in electing directors within one of the following ranges of voting power: (i) one-tenth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition, directly or indirectly, of control shares, subject to certain exceptions.

        A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel our board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

        If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

        The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.

        Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of our stock. There can be no assurance that this provision will not be amended or eliminated at any time in the future.

Subtitle 8

        Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of the following five provisions:

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  a classified board;

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  a two-thirds vote requirement for removing a director;

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  a requirement that the number of directors be fixed only by vote of the directors;

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  a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and

  •
  a majority requirement for the calling of a special meeting of stockholders.

        Our bylaws provide, and we have elected to be subject to the provision of Subtitle 8 that requires, that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred. Through provisions in our charter and bylaws unrelated to Subtitle 8, we also (a) have a classified board and (b) vest in the board the exclusive power to fix the number of directorships.

Anti-Takeover Effect of Certain Provisions of Maryland Law

        The business combination provisions, the control share acquisition provisions and Subtitle 8 of the MGCL could delay, defer or prevent a transaction or a change in control of our company that might involve a premium price for holders of securities or otherwise be in their best interests.

 RESTRICTIONS ON OWNERSHIP OF CAPITAL STOCK

        The terms "we," "us" and "our" as such terms are used in the following summary of certain provisions of the charter of SL Green relating to restrictions on ownership of capital stock refer to SL Green Realty Corp. unless the context requires otherwise.

Excess Stock

        Our charter provides that we may issue up to 75,000,000 shares of excess stock, par value $0.01 per share. For a description of excess stock, see "—Restrictions on Ownership" below.

Restrictions on Ownership

        For us to qualify as a REIT under the Code, among other things, not more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals during the last half of a taxable year, other than the first year, and the shares of capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months, other than the first year, or during a proportionate part of a shorter taxable year. Pursuant to the Code, common stock held by specific types of entities, such as pension trusts qualifying under Section 401(a) of the Code, United States investment companies registered under the Investment Company Act of 1940, as amended, partnerships, trusts and corporations, will be attributed to the beneficial owners of these entities for purposes of the five or fewer requirement. Generally, for the purposes of restrictions on ownership, the beneficial owners of these entities will be counted as our stockholders.

        In order to protect us against the risk of losing our status as a REIT due to a concentration of ownership among our stockholders, our charter, subject to exceptions, provides that no stockholder may own, or be deemed to own by virtue of certain attribution provisions of the Code, more than 9.0%, which we refer to as the "Ownership Limit," of the lesser of the aggregate number or value of our outstanding shares of common stock. Limitations on the ownership of preferred stock may also be imposed by us. See "Description of Preferred Stock—Restrictions on Ownership" beginning on page 18 of this prospectus. Our charter provides that any direct or indirect ownership of shares of stock in excess of the Ownership Limit or that would result in our disqualification as a REIT, including any transfer that results in shares of capital stock being owned by fewer than 100 persons or results in our being "closely held" within the meaning of Section 856(h) of the Code, shall be null and void, and the intended transferee will acquire no rights to the shares of capital stock. The foregoing restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT. Our board of directors may, in its sole discretion, waive the Ownership Limit if evidence satisfactory to the board of directors and our tax counsel is presented that the changes in ownership will not then or in the future jeopardize our REIT status and our board of directors otherwise decides that this action is in our best interest.

        Our charter provides that shares of capital stock owned, or deemed to be owned, or transferred to a stockholder in excess of the Ownership Limit will automatically be converted into shares of excess stock that will be transferred, by operation of law, to the trustee of a trust for the exclusive benefit of one or more charitable organizations described in Section 170(b)(1)(A) and 170(c) of the Code. The trustee of the trust will be deemed to own the excess stock for the benefit of the charitable beneficiary on the date of the violative transfer to the original transferee-stockholder. Any dividend or distribution paid to the original transferee-stockholder of excess stock prior to the discovery by us that capital stock has been transferred in violation of the provisions of our charter shall be repaid to the trustee upon demand. Any dividend or distribution authorized and declared but unpaid shall be rescinded as void from the beginning with respect to the original transferee-stockholder and shall instead be paid to the trustee of the trust for the benefit of the charitable beneficiary. Any vote cast by an original transferee-stockholder of shares of capital stock constituting excess stock prior to the discovery by us that shares of capital stock have been transferred in violation of the provisions of the charter shall be rescinded as void from the beginning. While the excess stock is held in trust, the original transferee-stockholder will be deemed to have given an irrevocable proxy to the trustee to vote the capital stock for the benefit of the charitable beneficiary. The trustee of the trust may transfer the interest in the trust representing the excess stock to any person whose ownership of the shares of capital stock converted into this excess stock would be permitted under the Ownership Limit. If this transfer is made, the interest of the charitable beneficiary shall terminate and the proceeds of the sale shall be payable to the original transferee-stockholder and to the charitable beneficiary as described herein. The original transferee-stockholder shall receive the lesser of (a) the price paid by the original transferee-stockholder for the shares of capital stock that were converted into excess stock or, if the original transferee-stockholder did not give value for the shares, the average closing price for the class of shares from which the shares of capital stock were converted for the ten trading days immediately preceding the sale or gift, and (b) the price received by the trustee from the sale or other disposition of the excess stock held in trust. The trustee may reduce the amount payable to the original transferee-stockholder by the amount of dividends and distributions relating to the shares of excess stock which have been paid to the original transferee-stockholder and are owed by the original transferee-stockholder to the trustee. Any proceeds in excess of the amount payable to the original transferee-stockholder shall be paid by the trustee to the charitable beneficiary. Any liquidation distributions relating to excess stock shall be distributed, with respect to excess stock converted from preferred stock, ratably with each other holder of preferred stock of the same class or excess stock converted from preferred stock of the same class, and with respect to excess stock converted from common stock, ratably with each other holder of common stock or excess stock converted from common stock. The liquidation distributions allocated to a share of excess stock will be distributed in the same manner as proceeds from a sale of such share of excess stock would be distributed. If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulations, then the original transferee-stockholder of any shares of excess stock may be deemed, at our option, to have acted as an agent on behalf of us in acquiring the shares of excess stock and to hold the shares of excess stock on our behalf.

        Shares of excess stock shall be deemed to have been offered to the corporation or its designee for 90 days at a price per share payable to the purported transferee equal to the lesser of (a) the price per share in the transaction that created the excess shares (or, in the case of a devise or gift, the market price at the time of such devise or gift) and (b) the market price of the common stock or preferred stock which was converted into such excess stock on the date the corporation or its designee accepts the offer. We may reduce the amount payable to the original transferee-stockholder by the amount of dividends and distributions relating to the shares of excess stock which have been paid to the original transferee-stockholder and are owed by the original transferee-stockholder to the trustee. We may pay the amount of the reductions to the trustee for the benefit of the charitable beneficiary. The 90-day period begins on the later of the date on which notice is received of the violative transfer if the original transferee-stockholder gives notice to us of the transfer and, if no notice is given, the date the board of directors determines that a violative transfer has been made.

        These restrictions will not preclude settlement of transactions through the NYSE.

        All certificates representing shares of stock will bear a legend referring to the restrictions described above.

        Each stockholder shall upon demand be required to disclose to us in writing any information with respect to the direct, indirect and constructive ownership of capital stock of our company as the board of directors deems necessary to comply with the provisions of the Code applicable to REITs, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

        The Ownership Limit and the other provisions of the charter of SL Green summarized above may have the effect of delaying, deferring or preventing a change in control of our company unless the board of directors determines that maintenance of REIT status is no longer in the best interest of our company.

 MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

        The terms "we," "us" and "our" as such terms are used in the following summary refer to SL Green Realty Corp. unless the context requires otherwise.

        The following discussion summarizes the material United States federal income tax consequences that are generally applicable to prospective holders of the offered securities. The specific tax consequences of owning the offered securities will vary depending on the circumstances of a particular stockholder or noteholder. The discussion contained herein does not address all aspects of federal income taxation that may be relevant to particular holders. Therefore, we strongly recommend that stockholders and noteholders review the following discussion and then consult with a tax advisor to determine the anticipated tax consequences of owning the offered securities.

        The information in this section and the opinions of Greenberg Traurig, LLP are based on the Code, existing and proposed Treasury regulations thereunder, current administrative interpretations and court decisions. We cannot assume that future legislation, Treasury regulations, administrative interpretations and court decisions will not significantly change current law or affect existing interpretations of current law in a manner which is adverse to stockholders or noteholders. Any such change could apply retroactively to transactions preceding the date of change. We cannot assume that the opinions and statements set forth herein, which do not bind the Internal Revenue Service, or the IRS, or the courts, will not be challenged by the IRS or will be sustained by a court if so challenged.

        This summary does not discuss state, local or foreign tax considerations. Except where indicated, the discussion below describes general federal income tax considerations applicable to individuals who are U.S. persons for federal income tax purposes (as described below) and who hold the offered securities as "capital assets" within the meaning of Section 1221 of the Code. Accordingly, the following discussion has limited application to domestic corporations and persons subject to specialized federal income tax treatment, such as foreign persons, trusts, estates, tax-exempt entities, regulated investment companies and insurance companies.

        Under applicable Treasury regulations a provider of advice on specific issues of law is not considered an income tax return preparer unless the advice is (i) given with respect to events that have occurred at the time the advice is rendered and is not given with respect to the consequences of contemplated actions, and (ii) is directly relevant to the determination of an entry on a tax return. Accordingly, prospective stockholders and noteholders should consult their respective tax advisors and tax return preparers regarding the preparation of any item on a tax return, even where the anticipated tax treatment has been discussed herein. In addition, prospective stockholders and noteholders are urged to consult with their own tax advisors with regard to the application of the federal income tax laws to such stockholders' and noteholders' respective personal tax situations, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Taxation of SL Green

        We elected to be taxed as a REIT under Sections 856 through 860 of the Code effective for our taxable year ended December 31, 1997. We believe that we have been organized and have operated, and we intend to continue to operate, in a manner to qualify as a REIT. In the opinion of Greenberg Traurig, LLP, commencing with our taxable year ended December 31, 2001, we have been organized and have been operated in conformity with the requirements for qualification and taxation as a REIT under the Code and our proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Code. This opinion is based on factual representations relating to the organization and operation of us, SL Green Operating Partnership, our respective subsidiaries, factual representations relating to our continued efforts to comply with the various REIT tests and such documents that Greenberg Traurig, LLP has considered necessary or appropriate to review as a basis for rendering this opinion. Qualification and taxation as a REIT depends upon our ability to meet on a continuing basis, through actual annual or quarterly operating results, the various qualification tests imposed under the Code. Greenberg Traurig, LLP will not review compliance with these tests on a continuing basis. See "Failure to Qualify" below.

        The following is a general summary of the material Code provisions that govern the federal income tax treatment of a REIT and its stockholders. These provisions of the Code are highly technical and complex.

        If we qualify for taxation as a REIT, we generally will not be subject to federal corporate income taxes on net income that we distribute currently to stockholders. This treatment substantially eliminates the double taxation (taxation at both the corporate and stockholder levels) that generally results from investment in a corporation. However, we will be subject to federal income and excise tax in specific circumstances, including the following:

  •
  we will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains;

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  we may be subject to the alternative minimum tax on our items of tax preference;

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  if we have (a) net income from the sale or other disposition of foreclosure property (which is, in general, property acquired by foreclosure or otherwise on default of a loan secured by the property) held primarily for sale to customers in the ordinary course of business or (b) other nonqualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on such income;

  •
  if we have net income from prohibited transactions, which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, such income will be subject to a 100% tax;

  •
  if we fail to satisfy either the 75% gross income test or the 95% gross income test, but nonetheless maintain our qualification as a REIT because other requirements have been met, we will be subject to a 100% tax on (i) the greater of (a) the amount by which we fail the 75% test and (b) the amount by which we fail the 95% test, multiplied by (ii) a fraction intended to reflect our profitability;

  •
  if we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year and (c) any undistributed taxable income from prior years, we will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed;

  •
  if we fail to satisfy any of the REIT asset tests (other than a de minimis failure to meet the 5% or 10% asset test) due to reasonable cause and not due to willful neglect, and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated during a certain period by the nonqualifying assets that caused us to fail such test;

  •
  if we fail to satisfy any provision of the Code that would result in our failure to qualify as a REIT (other than a violation of the REIT gross income tests or certain violations of the asset tests) and the violation is due to reasonable cause, and not due to willful neglect, we may retain our REIT qualification but we will be required to pay a penalty of $50,000 for each such failure;

  •
  if we acquire any asset from a corporation generally subject to full corporate level tax in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the corporation and we recognize gain on the disposition of such asset during the ten-year period beginning on the date on which such asset was acquired by us, then we will be subject to the built-in gain rule. Built-in gain is the excess of the fair market value of such property at the time of acquisition by us over the adjusted basis in such property at such time. Under the built-in gain rule, we will be subject to tax on such gain at the highest regular corporate rate applicable;

  •
  if it is determined that amounts of certain income and expense were not allocated between us and a Taxable REIT Subsidiary (as defined herein) on the basis of arm's-length dealing, or to the extent we charge a Taxable REIT Subsidiary interest in excess of a commercially reasonable rate, we will be subject to a tax equal to 100% of those amounts;

  •
  if we fail to comply with the requirement to send annual letters to our stockholders requesting information regarding the actual ownership of our shares, and the failure was not due to reasonable cause or to willful neglect, we will be required to pay a penalty of $25,000, or if the failure is intentional, a $50,000 penalty; and

  •
  Certain of our subsidiaries are C corporations, the earnings of which will be subject to U.S. federal and state income tax.

  Requirements for Qualification

        The Code defines a REIT as a corporation, trust, or association:

  (a)
  that is managed by one or more trustees or directors;

  (b)
  the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

  (c)
  that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code;

  (d)
  that is neither a financial institution nor an insurance company subject to specific provisions of the Code;

  (e)
  the beneficial ownership of which is held by 100 or more persons;

  (f)
  during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals; and

  (g)
  that meets other tests, described below, regarding the nature of its income and assets.

        The Code provides that conditions (a) through (d), inclusive, must be met during the entire taxable year and that condition (e) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (e) and (f), however, will not apply until after the first taxable year for which an election is made to be taxed as a REIT. We believe we have issued and have outstanding sufficient shares of stock with sufficient diversity of ownership to allow us to satisfy conditions (e) and (f). In addition, we intend to comply with Treasury regulations requiring us to ascertain the actual ownership of our outstanding shares. Our charter includes restrictions regarding the transfer of shares of capital stock that are intended to assist us in continuing to satisfy the share ownership requirements described in (e) and (f) above. See "Restrictions on Ownership of Capital Stock" discussed in the prior section of this prospectus.

        If a REIT owns a corporate subsidiary that is a qualified REIT subsidiary (generally, a corporation wholly owned by the REIT), that subsidiary is disregarded for federal income tax purposes and all assets, liabilities and items of income, deduction and credit of the subsidiary are treated as assets, liabilities and items of the REIT itself. Similarly, a single member limited liability company owned by the REIT or by SL Green Operating Partnership is generally disregarded as a separate entity for federal income tax purposes.

        In the case of a REIT that is a partner in a partnership, Treasury regulations provide that for purposes of the gross income tests and asset tests, the REIT will be deemed to own its proportionate share, based on its interest in partnership capital, of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and asset tests, that they have in the hands of the partnership. Thus, our proportionate share of the assets, liabilities and items of gross income of SL Green Operating Partnership will be treated as our assets, liabilities and items of gross income for purposes of applying the requirements described herein.

        Finally, a corporation may not elect to become a REIT unless its taxable year is the calendar year. Our taxable year is the calendar year.

        Income Tests.    In order to maintain qualification as a REIT, we must annually satisfy two gross income tests. First, at least 75% of the REIT's gross income, excluding gross income from prohibited transactions, certain hedging transactions entered into after July 30, 2008, and certain foreign currency gains recognized after July 30, 2008, for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property, including rents from real property and, in specific circumstances, from certain types of temporary investments. Second, at least 95% of the REIT's gross income, excluding gross income from prohibited transactions, certain hedging transactions, and certain foreign currency gains recognized after July 30, 2008, for each taxable year must be derived from such real property investments described above and from dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing. If we fail to satisfy one or both of the 75% or the 95% gross income tests for any taxable year, we nevertheless may qualify as a REIT for such year if we are entitled to relief under specific provisions of the Code. These relief provisions generally are available if our failure to meet any such tests was due to reasonable cause and not due to willful neglect, we attach a schedule of the sources of our income to our federal corporate income tax return and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. As discussed above, even if these relief provisions were to apply, a tax would be imposed with respect to the non-qualifying gross income.

        For purposes of the income tests, rents received by a REIT will qualify as rents from real property only if the following conditions are met:

  •
  the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from rents from real property solely by reason of being based on a fixed percentage or percentages of receipts or sales;

  •
  rents received from a tenant generally will not qualify as rents from real property in satisfying the gross income tests if the REIT, or a direct or indirect owner of 10% or more of the REIT, directly or constructively, owns 10% or more of such tenant;

  •
  if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as rents from real property; and

  •
  the REIT generally must not operate or manage the property or furnish or render services to tenants, except through a Taxable REIT Subsidiary (as defined herein) or through an independent contractor who is adequately compensated and from whom the REIT derives no income.

        The independent contractor requirement, however, does not apply to the extent the services provided by the REIT are usually or customarily rendered in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant. Additionally, under the de minimis rule for noncustomary services, if the value of the noncustomary service income with respect to a property, valued at no less than 150% of the REIT's direct costs of performing such services, is 1% or less of the total income derived from the property, then the noncustomary service income will not cause other income from the property to fail to qualify as rents from real property (but the noncustomary service income itself will never qualify as rents from real property).

        We have received a favorable ruling from the IRS with respect to our provision of telecommunication services, including high-speed Internet access, to our tenants. Under the ruling, providing these services to a property will not disqualify rents received from the property. In addition, amounts that we receive for providing these services will constitute rents from real property.

        From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps and floors, options to purchase these items, and futures and forward contracts. Income from a hedging transaction, including gain from the sale or disposition of such a transaction, that is clearly identified as a hedging transaction as specified in the Code will not constitute gross income and thus will be exempt from the 95% gross income test to the extent such a hedging transaction is entered into on or after January 1, 2005, and will not constitute gross income and thus will be exempt from the 75% gross income test as well as the 95% gross income test to the extent such hedging transaction is entered into after July 30, 2008. Income and gain from a hedging transaction, including gain from the sale or disposition of such a transaction, entered into on or prior to July 30, 2008 will be treated as nonqualifying income for purposes of the 75% gross income test. Income and gain from a hedging transaction, including gain from the sale or disposition of such a transaction, entered into prior to January 1, 2005 will be qualifying income for purposes of the 95% gross income test. The term "hedging transaction," as used above, generally means any transaction we enter into in the normal course of our business primarily to manage risk of (1) interest rate changes or fluctuations with respect to borrowings made or to be made by us to acquire or carry real estate assets, or (2) for hedging transactions entered into after July 30, 2008, currency fluctuations with respect to an item of qualifying income under the 75% or 95% gross income test. To the extent that we do not properly identify such transactions as hedges or we hedge with other types of financial instruments, the income from those transactions is not likely to be treated as qualifying income for purposes of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

        Prohibited Transaction Income.    Any gain that we realize (including any net foreign currency gain recognized after July 30, 2008) on the sale of property held as inventory or otherwise held primarily for sale to customers in the ordinary course of business (other than foreclosure property) will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. This prohibited transaction income may also adversely affect our ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction. We intend to hold our properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing and owning our properties and to make occasional sales of the properties as are consistent with our investment objectives. We do not intend to enter into any sales that are prohibited transactions. However, the IRS may successfully contend that some or all of our sales are prohibited transactions, and we would be required to pay the 100% penalty tax on the gains resulting from any such sales.

        Penalty Tax.    Any redetermined rents, redetermined deductions or excess interest we generate will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of any services furnished to any of our tenants by one of our taxable REIT subsidiaries, and redetermined deductions and excess interest represent any amounts that are deducted by a taxable REIT subsidiary for amounts paid to us that are in excess of the amounts that would have been deducted based on arm's-length negotiations. Rents we receive will not constitute redetermined rents if they qualify for certain safe harbor provisions contained in the Code.

        From time to time our taxable REIT subsidiaries may provide services to our tenants. We intend to set any fees paid to our taxable REIT subsidiaries for such services at arm's-length rates, although the fees paid may not satisfy the safe-harbor provisions described above. These determinations are inherently factual, and the IRS has broad discretion to assert that amounts paid between related parties should be reallocated to clearly reflect their respective incomes. If the IRS successfully made such an assertion, we would be required to pay a 100% penalty tax on the excess of an arm's-length fee for tenant services over the amount actually paid.

        Asset Tests.    In order to maintain qualification as a REIT, we must also satisfy, at the close of each quarter of our taxable year, the following tests relating to the nature of our assets:

  •
  at least 75% of the value of our total assets must be represented by real estate assets, including (a) our allocable share of real estate assets held by SL Green Operating Partnership or any partnerships in which SL Green Operating Partnership owns an interest and (b) stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (i.e., at least five-year) public debt offering by us, cash, cash items and government securities;

  •
  no more than 25% of the value of our total assets may consist of securities other than those that qualify under the 75% test described above;

  •
  no more than 25% (20% for our taxable years beginning before January 1, 2009) of the value of our total assets may be securities of one or more Taxable REIT Subsidiaries; and

  •
  except for securities in the 75% asset class and securities of a Taxable REIT Subsidiary or a qualified REIT subsidiary: (a) the value of any one issuer's securities owned by us may not exceed 5% of the value of our total assets; (b) we may not own more than 10% of the total voting power of any one issuer's outstanding securities; and (c) we may not own more than 10% of the total value of any one issuer's outstanding securities (other than certain "straight debt" securities).

        We own in excess of 10% of the stock of a number of private REITs, each of which has elected to be taxed as a REIT for federal income tax purposes. As a REIT, each of these companies is subject to the various REIT qualification requirements. We believe that each of these companies has been organized and has operated in a manner to qualify for taxation as a REIT for federal income tax purposes and will continue to be organized and operated in this manner. If any of these companies were to fail to qualify as a REIT, our interest in the stock of such company could cease to be a qualifying real estate asset for purposes of the 75% asset test and could thus become subject to the 5% asset test, the 10% voting stock limitation and the 10% value limitation applicable to our ownership in corporations generally (other than REITs, qualified REIT subsidiaries and Taxable REIT Subsidiaries). As a result, we could fail to qualify as a REIT.

        A "Taxable REIT Subsidiary" is a corporation in which we own an interest that may earn income that would not be qualifying income if we earned it directly and may hold assets that would not be qualifying assets if we held them directly. We may hold up to 100% of the stock in a Taxable REIT Subsidiary. To treat a corporation as a Taxable REIT Subsidiary, we and the corporation must make a joint election by filing a Form 8875 with the IRS. A Taxable REIT Subsidiary will be liable for tax at corporate rates on any income it earns. Moreover, to prevent shifting of income and expenses between us and a Taxable REIT Subsidiary, the Code imposes on us a tax equal to 100% of certain items of income and expense that are not allocated between us and the Taxable REIT Subsidiary at arm's length (as described above). The 100% tax is also imposed to the extent we charge a Taxable REIT Subsidiary interest in excess of a commercially reasonable rate (as described above).

        After initially meeting an asset test at the close of any quarter, we will not lose our status as a REIT for failure to satisfy that asset test at the end of a later quarter solely by reason of changes in asset values (including, for tax years beginning after July 30, 2008, a discrepancy caused solely by the change in the foreign currency exchange rate used to value a foreign asset). If the failure to satisfy the asset test results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter.

        Effective beginning with our 2005 taxable year, we would not lose our REIT status as the result of a failure to meet the 5% test, the 10% vote test or the 10% value test if the value of the assets causing the violation did not exceed the lesser of 1% of the value of our assets at the end of the quarter in which the violation occurred or $10,000,000 and we were to cure the violation by disposing of assets within six months of the end of the quarter in which we identified the failure. In addition, for a failure to meet the 5% test, the 10% vote test or the 10% value test that is larger than this amount, and for a failure to meet the 75% test, the 25% test, or the 25% (20% for our taxable years beginning before January 1, 2009) taxable REIT subsidiary asset test, we would not lose our REIT status if the failure were for reasonable cause and not due to willful neglect and we were to (i) file a schedule with the IRS describing the assets causing the violation, (ii) cure the violation by disposing of assets within six months of the end of the quarter in which we identified the failure and (iii) pay a tax equal to the greater of $50,000 or the product derived by multiplying the highest federal corporate income tax rate by the net income generated by the non-qualifying assets during the period of the failure. It is not possible, however, to state whether in all cases we would be entitled to these relief provisions.

        Annual Distribution Requirements.    In order to qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to (a) the sum of (A) 90% of our REIT taxable income (computed without regard to the dividends paid deduction and our net capital gain) and (B) 90% of the net income, after tax, if any, from foreclosure property, minus (b) the sum of specific items of non-cash income. We must pay the distribution during the taxable year to which the distributions relate, or during the following taxable year, if declared before we timely file our tax return for the preceding year and paid on or before the first regular dividend payment after the declaration. In addition, a dividend declared and payable to a stockholder of record in October, November or December of any year may be treated as paid and received on December 31 of such year even if paid in January of the following year. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our REIT ordinary taxable income, we will be subject to tax on the undistributed amount at regular corporate capital gain and ordinary income rates, respectively. Furthermore, if we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain income for such year and (c) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of such amounts over the amounts actually distributed.

        We intend to make timely distributions sufficient to satisfy the annual distribution requirements. In this regard, it is expected that our REIT taxable income will be less than our cash flow due to the allowance of depreciation and other non-cash charges in computing REIT taxable income. Moreover, the partnership agreement of SL Green Operating Partnership authorizes us, as general partner, to take such steps as may be necessary to cause SL Green Operating Partnership to make distributions to its partners in amounts sufficient to permit us to meet these distribution requirements. It is possible, however, that we may not have sufficient cash or other liquid assets to meet the 90% distribution requirement. In the event that such circumstances do occur, then in order to meet the 90% distribution requirement, we may cause SL Green Operating Partnership to arrange for short-term, or possibly long-term, borrowings to permit the payment of required distributions.

        IRS revenue procedures allowed us to satisfy the REIT distribution requirements with respect to years 2008 through 2011 by making distributions partly in cash and partly in shares of our common stock, so long as we followed certain procedures. We did not utilize this procedure for those years, and the IRS has not renewed the procedure for later years. However, we obtained a favorable ruling from the IRS pursuant to which we may pay distributions partly in cash and partly in shares of our common stock with respect to 2014, 2015 and 2016, so long as we follow procedures set forth in the ruling. We paid all 2014 dividends and all 2015 dividends to date entirely in the form of cash. However, we may pay a portion of remaining 2015 dividends and 2016 dividends on our common stock with shares of our common stock. The decision to authorize and pay dividends on our common stock in the future, as well as the timing, amount and composition of any such dividends, is at the sole discretion of our board of directors.

        Under specific circumstances, we may rectify a failure to meet the distribution requirement for a year by paying deficiency dividends to stockholders in a later year that may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. However, we would be required to pay to the IRS interest based upon the amount of any deduction taken for deficiency dividends.

  Failure to Qualify

        If we fail to qualify for taxation as a REIT in any taxable year and certain relief provisions do not apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify as a REIT will not be deductible by us, nor will we be required to make distributions. Unless entitled to relief under specific statutory provisions, we also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances we would be entitled to such statutory relief.

        Effective beginning with our 2005 taxable year, we would not lose our REIT status as the result of a failure to satisfy certain REIT requirements, such as requirements involving our organizational structure, if the failure was due to reasonable cause and not due to willful neglect and we were to pay a tax of $50,000. It is not possible, however, to state whether in all cases we would be entitled to this statutory relief.

Other Tax Considerations

  Effect of Tax Status of SL Green Operating Partnership and Other Entities on REIT Qualification

        All of our significant investments are held through SL Green Operating Partnership. SL Green Operating Partnership may hold interests in properties through property-owning entities. SL Green Operating Partnership and the property-owning entities involve special tax considerations. These tax considerations include:

  •
  allocations of income and expense items of SL Green Operating Partnership and the property owning entities, which could affect the computation of our taxable income;

  •
  the status of SL Green Operating Partnership and the property-owning entities as partnerships or entities that are disregarded as entities separate from their owners, as opposed to associations taxable as corporations, for income tax purposes; and

  •
  the taking of actions by SL Green Operating Partnership or any of the property-owning entities that could adversely affect our qualification as a REIT.

        In the opinion of Greenberg Traurig, LLP, based on the factual representations by us and SL Green Operating Partnership, as set forth in the first paragraph of this section, for federal income tax purposes SL Green Operating Partnership will be treated as a partnership and none of the property-owning entities (other than a Taxable REIT Subsidiary or an entity that is a REIT) will be treated as an association taxable as a corporation. If, however, SL Green Operating Partnership or any of such other entities were treated as an association taxable as a corporation, we would fail to qualify as a REIT for a number of reasons.

        The partnership agreement requires that SL Green Operating Partnership be operated in a manner that will enable us to satisfy the requirements for classification as a REIT. In this regard, we will control the operation of SL Green Operating Partnership through our rights as the sole general partner of SL Green Operating Partnership.

  Tax Allocations with respect to the Properties

        When property is contributed to a partnership in exchange for an interest in the partnership, the partnership generally takes a carryover basis in that property for tax purposes. Therefore, the partnership's basis is equal to the adjusted basis of the contributing partner in the property, rather than a basis equal to the fair market value of the property at the time of contribution. Pursuant to Section 704(c) of the Code, income, gain, loss and deductions attributable to such contributed property must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution, which we refer to as a "Book-Tax Difference." Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. SL Green Operating Partnership has acquired properties in connection with its formation and subsequent thereto by way of contributions of appreciated property to SL Green Operating Partnership in the transactions leading to its formation. Consequently, the partnership agreement requires these allocations to be made in a manner consistent with Section 704(c) of the Code and the Treasury regulations thereunder, which we refer to as the "Section 704(c) Regulations." The Section 704(c) Regulations require partnerships to use a "reasonable method" for allocation of items affected by Section 704(c) of the Code and they outline three methods which may be considered reasonable for these purposes. SL Green Operating Partnership generally uses the "traditional method" of Section 704(c) allocations, which is the least favorable method from our perspective because of technical limitations. Under the traditional method, depreciation with respect to a contributed property for which there is a Book-Tax Difference first will be allocated to us and other partners that did not have an interest in the property until they have been allocated an amount of depreciation equal to what they would have been allocated if SL Green Operating Partnership had purchased such property for its fair market value at the time of contribution. In addition, if this property is sold, gain equal to the Book-Tax Difference at the time of sale will be specially allocated to the contributor of the property. These allocations tend to eliminate the Book-Tax Differences with respect to the contributed properties over the depreciable lives of the contributed property. However, they may not always entirely eliminate the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. This could cause us (a) to be allocated lower depreciation deductions for tax purposes than would be allocated to us if all properties were to have a tax basis equal to their fair market value at the time of contribution and (b) to be allocated lower amounts of taxable loss in the event of a sale of interests in such contributed properties at a book loss, than the economic or book loss allocated to us as a result of such sale, with a corresponding benefit to the other partners in SL Green Operating Partnership. These allocations might adversely affect our ability to comply with REIT distribution requirements, although we do not anticipate that this will occur. These allocations may also affect our earnings and profits for purposes of determining the portion of distributions taxable as dividend income. The application of these rules over time may result in a higher portion of distributions being taxed as dividends than would have occurred had we purchased our interests in the properties at their agreed values.

        Interests in properties purchased by SL Green Operating Partnership for cash will initially have a tax basis equal to their fair market values. Thus, Section 704(c) of the Code will not apply to such interests.

Taxation of Stockholders

        This discussion does not address all of the tax consequences that may be relevant to particular stockholders in light of their particular circumstances. Stockholders should consult their own tax advisors for a complete description of the tax consequences of investing in our stock.

        As used herein, the term "U.S. Stockholder" means a stockholder who is a U.S. Person. A U.S. Person means any beneficial owner of our stock or notes, other than an entity or arrangement treated as a partnership for U.S. federal income tax purposes, that is, for U.S. federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, (iv) a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and (B) one or more U.S. persons have the authority to control all substantial decisions of the trust, or (v) an eligible trust that elects to be taxed as a U.S. person under applicable Treasury Regulations.

        As used herein, the term "Non-U.S. Stockholder" means a beneficial owner of our stock, other than an entity or arrangement treated as a partnership for U.S. federal income tax purposes, that is not a U.S. Stockholder.

        If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of our common stock, the treatment of a partner in the partnership will generally depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. A beneficial owner of our common stock that is a partnership and partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of owning and disposing of our common stock.

  Taxation of U.S. Stockholders

        Distributions.    As long as we qualify as a REIT, distributions made to our taxable U.S. Stockholders out of current or accumulated earnings and profits and not designated as capital gain dividends will be taken into account by them as ordinary income. Corporate stockholders will not be eligible for the dividends received deduction as to such amounts. Earnings and profits are allocated to distributions with respect to preferred stock before they are allocated to distributions with respect to common stock. Distributions that are designated as capital gain dividends will be taxed as capital gains to the extent they do not exceed our actual net capital gain for the taxable year without regard to the period for which the stockholder has held our stock. If we elect to retain and pay income tax on any net capital gain, a U.S. Stockholder would include in its income as capital gain its proportionate share of such net capital gain. A U.S. Stockholder would also receive the right to claim a refundable tax credit for such stockholder's proportionate share of the tax paid by us on such retained capital gains and an increase in its basis in our stock. This increase in basis will be in an amount equal to the excess of the undistributed capital gains over the amount of tax paid thereon by us. Distributions in excess of current and accumulated earnings and profits will not be taxable to a U.S. Stockholder to the extent that they do not exceed the adjusted basis of the stock, but rather will reduce the adjusted basis of such U.S. Stockholder's stock. To the extent that such distributions exceed a U.S. Stockholder's adjusted basis in the stock, such distributions will be included in income as capital gain, assuming the stock is a capital asset in the hands of the stockholder.

        Any dividend declared by us in October, November or December of any year payable to a stockholder of record on a specific date in any such month shall be treated as both paid by us and received by the stockholder on December 31 of such year, provided the dividend is actually paid by us during January of the following calendar year.

        IRS revenue procedures allowed us to satisfy the REIT distribution requirements with respect to years 2008 through 2011 by making distributions partly in cash and partly in shares of our common stock, so long as we followed certain procedures. We did not utilize this procedure for those years, and the IRS has not renewed the procedure for later years. However, we obtained a favorable ruling from the IRS pursuant to which we may pay distributions partly in cash and partly in shares of our common stock with respect to 2014, 2015 and 2016, so long as we follow procedures set forth in the ruling. We paid all 2014 dividends and all 2015 dividends to date entirely in the form of cash. However, we may pay a portion of remaining 2015 dividends and 2016 dividends on our common stock with shares of our common stock. If we pay such a dividend, taxable U.S. Stockholders would generally be required to report the full amount of the dividend, including fair market value of any stock distributed, as ordinary income. The decision to authorize and pay dividends on our common stock in the future, as well as the timing, amount and composition of any such dividends, is at the sole discretion of our board of directors.

        Sale or Exchange.    In general, a taxable U.S. Stockholder recognizes capital gain or loss on the sale or exchange of our stock equal to the difference between (a) the amount of cash and the fair market value of any property received on such disposition, and (b) the stockholder's adjusted basis in the stock. To the extent a U.S. Stockholder who is an individual, a trust or an estate holds the stock for more than one year, any gain recognized would be subject to tax rates applicable to long-term capital gains. However, any loss recognized by a U.S. Stockholder from selling or otherwise disposing of our stock held for six months or less will be treated as long-term capital loss to the extent of dividends received by the stockholder that were required to be treated as long-term capital gains.

        Tax Rates.    For taxable years beginning on or after January 1, 2013, the highest tax rate on capital gains of non-corporate U.S. Stockholders and qualifying dividends to U.S. Stockholders is 20% and the highest marginal tax rate on ordinary income of individuals that are U.S. Stockholders is 39.6%.

        Certain U.S. Stockholders who are individuals, estates or trusts are required to pay a 3.8% Medicare tax on, among other things, dividends on and capital gains from the sale or other disposition of our stock, subject to certain exceptions. U.S. Stockholders should consult their tax advisors regarding the effect, if any, of this tax on their ownership and disposition of our stock.

        We may be required to withhold a portion of capital gain distributions made to any stockholders who fail to certify their U.S. status to us.

        Backup Withholding.    We will report to our U.S. Stockholders and the IRS the amount of dividends paid during each calendar year and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a stockholder may be subject to backup withholding currently at a rate of 28% with respect to dividends paid unless the stockholder (a) is a corporation or comes within other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number and certifies with respect to certain matters, and otherwise complies with the applicable requirements of the backup withholding rules.

        An individual who is a U.S. Stockholder may satisfy the requirements for avoiding backup withholding by providing us with an appropriately prepared IRS Form W-9. If a U.S. Stockholder does not provide us with its correct taxpayer identification number, then the U.S. Stockholder may also be subject to penalties imposed by the IRS.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be refunded or credited against the U.S. Stockholder's federal income tax liability, provided the U.S. Stockholder timely furnishes the required information to the IRS.

  Taxation of U.S. Tax-Exempt Stockholders

        The IRS has ruled that amounts distributed as dividends by a REIT generally do not constitute unrelated business taxable income, or UBTI, when received by a U.S. tax-exempt entity. Based on that ruling, the dividend income from our stock will not be UBTI to a U.S. tax-exempt stockholder, provided that the U.S. tax-exempt stockholder has not held stock as debt financed property within the meaning of the Code and such stock is not otherwise used in a trade or business unrelated to the U.S. tax-exempt stockholder's exempt purpose. Similarly, income from the sale of the stock will not constitute UBTI unless such tax-exempt stockholder has held such stock as debt financed property within the meaning of the Code or has used the stock in a trade or business.

        Notwithstanding the above paragraph, if we are a pension-held REIT, then any qualified pension trust that holds more than 10% of our stock will have to treat dividends as UBTI in the same proportion that our gross income would be UBTI. A qualified pension trust is any trust described in Section 401(a) of the Code that is exempt from tax under Section 501(a) of the Code. In general, we will be treated as a pension-held REIT if both (a) we are predominantly owned by qualified pension trusts (i.e., if one such trust holds more than 25% of the value of our stock or one or more such trusts, each holding more than 10% of the value of our stock, collectively hold more than 50% of the value of our stock) and (b) we would not be a REIT if we had to treat our stock held by qualified pension trust as owned by the qualified pension trust (instead of treating such stock as owned by the qualified pension trust's multiple beneficiaries). Although we do not anticipate being classified as a pension-held REIT, we cannot assume that this will always be the case.

        In addition, if you are a tax-exempt stockholder described in Section 512(a)(3) of the Code, then distributions received from us may also constitute UBTI. You are described in Section 512(a)(3) of the Code if you qualify for exemption under Sections 501(c)(7), (9), (17), or (20) of the Code.

  Taxation of Non-U.S. Stockholders

        The rules governing the U.S. federal income taxation of a Non-U.S. Stockholder are complex and no attempt will be made herein to provide more than a summary of such rules. Non-U.S. Stockholders should consult with their own tax advisors to determine the impact of U.S. federal, state and local income tax laws with regard to an investment in our stock, including any reporting requirements.

        Ordinary Dividends.    Distributions, other than distributions that are treated as attributable to gain from sales or exchanges by us of U.S. real property interests and other than distributions designated by us as capital gain dividends, will be treated as ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions to Non-U.S. Stockholders will ordinarily be subject to a withholding of U.S. federal income tax equal to 30% of the gross amount of the distribution, unless an applicable tax treaty reduces that tax rate. However, if income from the investment in the shares of our stock is treated as effectively connected with the Non-U.S. Stockholder's conduct of a U.S. trade or business, the Non-U.S. Stockholder generally will be subject to a tax at graduated rates in the same manner as U.S. stockholders are taxed with respect to such dividends and may also be subject to the 30% branch profits tax if the stockholder is a foreign corporation.

        IRS revenue procedures allowed us to satisfy the REIT distribution requirements with respect to years 2008 through 2011 by making distributions partly in cash and partly in shares of our common stock, so long as we followed certain procedures. We did not utilize this procedure for those years, and the IRS has not renewed the procedure for later years. However, we obtained a favorable ruling from the IRS pursuant to which we may pay distributions partly in cash and partly in shares of our common stock with respect to 2014, 2015 and 2016, so long as we follow procedures set forth in the ruling. We paid all 2014 dividends and all 2015 dividends to date entirely in the form of cash. However, we may pay a portion of remaining 2015 dividends and 2016 dividends on our common stock with shares of our common stock. If we were to pay such a dividend, we generally would be required to withhold U.S. federal income tax with respect to such dividends paid to Non-U.S. Stockholders, including in respect of all or a portion of such dividend that is payable in stock. The decision to authorize and pay dividends on our common stock in the future, as well as the timing, amount and composition of any such dividends, is at the sole discretion of our board of directors.

        Dividends paid to an address in a country outside the United States are not presumed to be paid to a resident of such country for purposes of determining the applicability of withholding discussed above and the applicability of a tax treaty rate. A Non-U.S. Stockholder who wishes to claim the benefit of an applicable treaty rate generally will need to satisfy certification and other requirements, such as providing an IRS Form W-8BEN or W-8BEN-E, as applicable. A Non-U.S. Stockholder who wishes to claim that distributions are effectively connected with a United States trade or business, generally will need to satisfy certification and other requirements in order to avoid withholding, such as providing IRS Form W-8ECI. Other requirements may apply to Non-U.S. Stockholders that hold their shares through a financial intermediary or foreign partnership.

        Return of Capital.    Distributions in excess of our current and accumulated earnings and profits, which are not treated as attributable to the gain from the disposition by us of a U.S. real property interest, will not be taxable to a Non-U.S. Stockholder to the extent that they do not exceed the adjusted basis of our stock, but rather will reduce the adjusted basis of such stock. To the extent that such distributions exceed the adjusted basis of the stock, they will give rise to tax liability if the Non-U.S. Stockholder otherwise would be subject to tax on any gain from the sale or disposition of its stock, as described below. If it cannot be determined at the time a distribution is made whether such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding of U.S. federal income tax at the rate applicable to dividends. However, the Non-U.S. Stockholder may seek a refund of such amounts from the IRS to the extent it is subsequently determined that such distribution was, in fact, in excess of our current and accumulated earnings and profits.

        Capital Gain Dividends.    For any year in which we qualify as a REIT, distributions that are attributable to gain from sales or exchanges by us of U.S. real property interests will be taxed to a Non-U.S. Stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980, as amended, or FIRPTA. Under FIRPTA, these distributions are taxed to a Non-U.S. Stockholder as if such gain were effectively connected with a U.S. business. Thus, Non-U.S. Stockholders will be taxed on such distributions at the same capital gain rates applicable to U.S. stockholders, subject to any applicable alternative minimum tax and special alternative minimum tax (in the case of nonresident alien individuals), without regard to whether such distributions are designated by us as capital gain dividends. Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a corporate Non-U.S. Stockholder not entitled to treaty relief or exemption. We are required by applicable Treasury Regulations under FIRPTA to withhold 35% of any distribution that could be designated by us as a capital gain dividend. However, capital gain dividends paid to a Non-U.S. Stockholder with respect to a class of REIT stock that is regularly traded on an established securities market in the United States will be treated as ordinary dividends, and not as capital gain dividends subject to FIRPTA, if the Non-U.S. Stockholder owns no more than 5% of the class of stock at any time during the one-year period ending on the dividend payment date.

        Sale or Exchange of Stock.    Gain recognized by a Non-U.S. Stockholder upon a sale or exchange of stock, including a redemption that is treated as a sale, generally will not be taxed under the provisions of FIRPTA if we are a domestically controlled qualified investment entity. A REIT is a "domestically controlled qualified investment entity" if at all times during a specified testing period less than 50% in value of its stock is held directly or indirectly by non-U.S. persons. However, gain not subject to FIRPTA will be taxable to a Non-U.S. Stockholder if (a) investment in the stock is treated as effectively connected with the Non-U.S. Stockholder's U.S. trade or business, in which case the Non-U.S. Stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain, or (b) the Non-U.S. Stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year (and certain other requirements are met), in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains. A similar rule will apply to capital gain dividends not subject to FIRPTA.

        We will be a domestically controlled qualified investment entity if at all times during a specified testing period we are a REIT and less than 50% in value of our common stock is held, directly or indirectly, by non-U.S. persons. We believe that we currently are a domestically controlled qualified investment entity and, therefore, that the sale of our common stock would not be subject to taxation under FIRPTA. However, because our common stock is publicly traded, no assurance can be given that we are or will continue to be a domestically controlled qualified investment entity. If we were not a domestically controlled qualified investment entity, whether or not a Non-U.S. Stockholder's sale of stock would be subject to tax under FIRPTA would depend on whether or not the stock was regularly traded on an established securities market and on the size of the selling Non-U.S. Stockholder's interest in us. Currently, our stock is regularly traded on an established securities market. However, we cannot assure you that our stock will be so traded at the time you may wish to dispose of our stock. If the gain on the sale of the stock were to be subject to tax under FIRPTA, the Non-U.S. Stockholder would be subject to the same treatment as U.S. stockholders with respect to such gain, subject to any applicable alternative minimum tax and a special alternative minimum tax (in the case of nonresident alien individuals) and the purchaser of such stock may be required to withhold 10% of the gross purchase price.

        Backup Withholding.    Backup withholding tax will not apply to payments made by us or our agent on stock to a Non-U.S. Stockholder if an IRS Form W-8BEN or W-8BEN-E (or a suitable substitute form) is provided by such holder. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Stockholder may be refunded or credited against the Non-U.S. Stockholder's federal income tax liability, provided the Non-U.S. Stockholder furnishes the required information timely to the IRS. For additional information on backup withholding See "—Taxation of Noteholders—Non-U.S. Noteholders—Backup Withholding and Information Reporting."

Tax Shelter Reporting

        If a stockholder recognizes a loss with respect to the shares of (i) $2 million or more in a single taxable year or $4 million or more in a combination of taxable years, for a holder that is an individual, S corporation, trust, or a partnership with at least one noncorporate partner, or (ii) $10 million or more in a single taxable year or $20 million or more in a combination of taxable years, for a holder that is either a corporation or a partnership with only corporate partners, the stockholder may be required to file a disclosure statement with the Internal Revenue Service on Form 8886. Direct stockholders of portfolio securities are in many cases exempt from this reporting requirement, but stockholders of a REIT currently are not excepted. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer's treatment of the loss is proper. Stockholders should consult their tax advisors to determine the applicability of these regulations in light of their individual circumstances.

Taxation of Noteholders

        This section describes the material United States federal income tax consequences of owning fixed rate notes that SL Green Operating Partnership or Reckson Operating Partnership may offer. It is not tax advice. It applies to you only if you purchase the notes in the initial offering at the offering price. If you purchase fixed rate notes at other than the offering price, the amortizable bond premium or market discount rules may apply to you. You should consult your own tax advisor regarding this possibility. The tax consequences of owning any floating rate debt securities, convertible or exchangeable debt securities or indexed debt securities will be discussed in the applicable prospectus supplement.

        As used herein, the term "U.S. Noteholder" means any beneficial owner of a note that is, for U.S. federal income tax purposes, a U.S. Person. See "—Taxation of Stockholders" above. As used herein, the term "Non-U.S. Noteholder" means a beneficial owner of a note, other than an entity or arrangement treated as a partnership for U.S. federal income tax purposes, that is not a U.S. Noteholder.

        If a partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of notes, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. A partner of a partnership holding a note should consult its tax advisor regarding U.S. federal, state, local and non-U.S. income tax considerations of the purchase, ownership and disposition of the notes.

  Taxation of U.S. Noteholders

        Stated Interest.    The stated interest on a note generally will be taxable to a U.S. Noteholder as ordinary interest income either at the time it accrues or is received, depending on such U.S. Noteholder's method of accounting for federal income tax purposes.

        Original Issue Discount.    It is possible that notes will be issued with original issue discount, or OID, for U.S. federal income tax purposes. The amount of OID on a note will generally equal the excess of the "stated redemption price at maturity" of a note over its "issue price." A note will not be treated as issued with OID for U.S. federal income tax purposes, however, if the stated redemption price at maturity exceeds the issue price by less than .25% of the stated redemption price at maturity multiplied by the number of complete years to maturity. The stated redemption price at maturity of a note will equal the sum of its principal amount and all other payments thereunder, other than payments of "qualified stated interest," defined generally as stated interest that is unconditionally payable in cash or other property, other than our debt instruments, at least annually at a single fixed rate. The "issue price" of a note will equal the first price at which a substantial amount of notes are sold for money, excluding sales to underwriters, placement agents or wholesalers. The stated interest on the notes will constitute qualified stated interest.

        If notes are issued with OID, a U.S. Noteholder will be required to include in taxable income for any particular taxable year the daily portion of the OID described in the preceding paragraph that accrues on the note for each day during the taxable year on which such holder holds the note, whether reporting on the cash or accrual basis of accounting for U.S. federal income tax purposes. Thus, a U.S. Noteholder will be required to include OID in income in advance of the receipt of the cash to which such OID is attributable. The daily portion is determined by allocating to each day of an accrual period (generally, the period between interest payments or compounding dates) a pro rata portion of the OID allocable to such accrual period. The amount of OID that will accrue during an accrual period is the product of the "adjusted issue price" of the note at the beginning of the accrual period multiplied by the yield to maturity of the note less the amount of any qualified stated interest allocable to such accrual period. The "adjusted issue price" of a note at the beginning of an accrual period will equal its issue price, increased by the aggregate amount of OID that has accrued on the note in all prior accrual periods, and decreased by any payments made during all prior accrual periods on the notes other than qualified stated interest.

        A U.S. Noteholder may elect to treat all interest on a note as OID and calculate the amount includible in gross income under the constant yield method described above. The election is to be made for the taxable year in which a U.S. Noteholder acquires a note and may not be revoked without the consent of the IRS. U.S. Noteholders should consult with their tax advisors about this election.

        Sale, Exchange, Retirement or Other Disposition.    A U.S. Noteholder generally will recognize capital gain or loss upon the sale, exchange, redemption, or other disposition of the notes in an amount equal to the difference, if any, between the amount realized on the disposition, other than any amount attributable to accrued but unpaid interest, and the U.S. Noteholder's adjusted tax basis in the notes. A U.S. Noteholder's adjusted tax basis in a note will generally be equal to the purchase price of such note, increased by any OID included in the U.S. Noteholder's income prior to the disposition of the note (if any) and decreased by any payments received on the note other than qualified stated interest. Any such gain or loss will be long-term if the notes have been held for more than one year. The claim of a deduction in respect of a capital loss, for U.S. federal income tax purposes, is subject to limitations.

        Backup Withholding and Information Reporting.    U.S. Noteholders may be subject to information reporting and backup withholding with respect to interest paid during each calendar year and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a U.S. Noteholder may be subject to backup withholding currently at a rate of 28% with respect to interest paid unless the holder (a) is a corporation or comes within other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number and certifies as to no loss of exemption, and otherwise complies with the applicable requirements of the backup withholding rules. In addition, we may be required to withhold a portion of capital gain distributions made to any stockholders who fail to certify their non-foreign status to us.

        An individual who is a U.S. Noteholder may satisfy the requirements for avoiding backup withholding by providing us with an appropriately prepared IRS Form W-9. If a U.S. Noteholder does not provide us with its correct taxpayer identification number, then the U.S. Noteholder may also be subject to penalties imposed by the IRS.

        Backup withholding tax is not an additional tax. Any amounts withheld under the backup withholding tax rules will be refunded or credited against the U.S. Noteholder's federal income tax liability, provided the U.S. Noteholder furnishes the required information to the IRS.

  Taxation of Non-U.S. Noteholders

        Interest Income.    Payments of interest (including OID, if any) on notes made to a Non-U.S. Noteholder generally will not be subject to U.S. federal income or withholding tax provided that (i) such holder (A) does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote, (B) is not a controlled foreign corporation that is related to us through stock ownership for U.S. federal income tax purposes and (C) is not a bank receiving certain types of interest and (ii) the requirements described below under the heading "Backup Withholding and Information Reporting" are satisfied. If a Non-U.S. Noteholder does not satisfy the preceding requirements, payments of interest on the notes held by such holder will generally be subject to U.S. withholding tax at a 30% rate (or a lower applicable treaty rate).

        Sale, Exchange, Retirement or Other Disposition.    A Non-U.S. Noteholder generally will not be subject to U.S. federal income tax on gain recognized on a sale, exchange, redemption or other disposition of a note.

        Backup Withholding and Information Reporting.    Information reporting requirements and backup withholding generally will not apply to payments on a note to a Non-U.S. Noteholder if IRS Form W-8BEN or W-8BEN-E, as applicable is duly provided by such holder, provided that the withholding agent does not have actual knowledge that the holder is a U.S. person.

        Information reporting requirements and backup withholding will not apply to any payment of the proceeds of the sale of a note effected outside the United States by a foreign office of a "broker" (as defined in applicable Treasury Regulations), unless such broker (i) is a United States person, (ii) derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, (iii) is a controlled foreign corporation within the meaning of the Code or (iv) is a U.S. branch of a foreign bank or a foreign insurance company. Payment of the proceeds of any such sale effected outside the United States by a foreign office of any broker that is described in (i), (ii) or (iii) of the preceding sentence will not be subject to backup withholding, but will be subject to the information reporting requirements unless such broker has documentary evidence in its records that the beneficial owner is a Non-U.S. Noteholder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption.

        Payment of the proceeds of any such sale to or through the United States office of a broker is subject to information reporting and backup withholding requirements, unless the beneficial owner of the note provides IRS Form W-8BEN or W-8BEN-E, as applicable or otherwise establishes an exemption.

        Any amount withheld from a payment to a holder of a note under the backup withholding rules is allowable as a credit against such holder's U.S. federal income tax liability (which might entitle such holder to a refund), provided that such holder furnishes the required information to the IRS.

Foreign Account Tax Compliance Act

        The Foreign Account Tax Compliance Act, which is referred to herein as FATCA, was originally enacted in 2010. Based on recent Internal Revenue Service guidance, the FATCA rules currently impose a U.S. federal withholding tax of 30% on (i) interest, dividends, and certain other withholdable payments from U.S. sources made after June 30, 2014, and (ii) the gross proceeds from the disposition of any property of the type that can produce interest or dividends from U.S. sources occurring after December 31, 2018. FATCA withholding generally applies to the payments or proceeds paid to certain non-U.S. entities (including, in some circumstances, where such an entity is receiving payment as an intermediary) that fail to comply with certain certification and information reporting requirements. Prospective investors should consult their own tax advisors regarding the effect, if any, of the FATCA rules for them based on their particular circumstances.

Federal Estate Taxes

        In general, if an individual who is not a citizen or resident (as defined in the Code) of the United States owns (or is treated as owning) our stock at the date of death, such stock will be included in the individual's estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

State and Local Tax

        We and our stockholders may be subject to state and local tax in states and localities in which we and/or they do business or own property. Our tax treatment and the tax treatment of our stockholders in such jurisdictions may differ from the U.S. federal income tax treatment described above.

 SELLING STOCKHOLDERS

        Selling stockholders include certain persons or entities that, directly or indirectly, have acquired or may from time to time acquire from us, shares of SL Green's common stock in various private transactions. Such selling stockholders may be parties to registration rights agreements with us, or we otherwise may have agreed or will agree to register their securities for resale. The initial purchasers of our securities, as well as their transferees, pledges, donees or successors, all of whom we refer to as "selling stockholders," may from time to time offer and sell the securities pursuant to this prospectus and any applicable prospectus supplement.

        The applicable prospectus supplement will set forth the name of each of the selling stockholders and the number of shares of SL Green's common stock beneficially owned by such selling stockholders that are covered by such prospectus supplement. The applicable prospectus supplement will also disclose whether any of the selling stockholders has held any position or office with us, has been employed by us or otherwise has had a material relationship with us during the three years prior to the date of the prospectus supplement.

 PLAN OF DISTRIBUTION

        We may sell the securities to one or more underwriters for public offering and sale by them, to investors directly or through agents or through a combination of any of these methods of sale. Any underwriter or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement.

        The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices. We may engage in at-the-market offerings in an existing trading market in accordance with Rule 415(a)(4) of the Securities Act. We also may, from time to time, authorize underwriters acting as an agent to offer and sell the securities upon the terms and conditions as are set forth in the applicable prospectus supplement. In connection with the sale of securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent. Underwriters may sell securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

        Any underwriting compensation paid by us to underwriters or agents in connection with the offering of securities offered by means of this prospectus, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions, under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with SL Green, SL Green Operating Partnership and/or Reckson Operating Partnership, as applicable, to indemnification against and contribution toward civil liabilities, including liabilities under the Securities Act.

        Unless we specify otherwise in the applicable prospectus supplement, any securities issued hereunder (other than SL Green's common stock and Series I Preferred Stock) will be new issues of securities with no established trading market. Any underwriters or agents to or through whom such securities are sold by us for public offering and sale may make a market in such securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. We cannot assure you as to the liquidity of the trading market for any such securities.

        We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement so indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement or a post-effective amendment.

        In connection with an offering of securities, the underwriters may engage in stabilizing and syndicate covering transactions. These transactions may include over-allotments or short sales of the securities, which involves sales of securities in excess of the principal amount of securities to be purchased by the underwriters in an offering, which creates a short position for the underwriters. Covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions consist of certain bids or purchases of securities made for the purpose of preventing or retarding a decline in the market price of the securities while the offering is in progress. Any of these activities may have the effect of preventing or retarding a decline in the market price of the securities being offered. They may also cause the price of the securities being offered to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

        The underwriters, dealers and agents and their affiliates may be customers of, engage in transactions with and perform services for us in the ordinary course of business.

LEGAL MATTERS

        The validity of the issuance of the securities of SL Green Operating Partnership and Reckson Operating Partnership offered hereby and certain matters related to SL Green will be passed upon by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. The validity of the issuance of the shares of capital stock of SL Green offered hereby and certain other legal matters relating to Maryland law will be passed upon by Ballard Spahr LLP, Baltimore, Maryland. Legal matters described under "Material United States Federal Income Tax Consequences" will be passed upon by Greenberg Traurig, LLP, New York, New York.

EXPERTS

        The consolidated financial statements of SL Green Realty Corp., appearing in SL Green Realty Corp.'s Annual Report (Form 10-K) for the year ended December 31, 2014 including schedules appearing therein, and the effectiveness of SL Green Realty Corp.'s internal control over financial reporting as of December 31, 2014, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such consolidated financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

        The consolidated financial statements of SL Green Operating Partnership, L.P. appearing in SL Green Operating Partnership, L.P.'s Annual Report (Form 10-K) for the year ended December 31, 2014 including schedules appearing therein, and the effectiveness of SL Green Operating Partnership, L.P.'s internal control over financial reporting as of December 31, 2014, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such consolidated financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

        The consolidated financial statements of Reckson Operating Partnership, L.P. appearing in Reckson Operating Partnership, L.P.'s Annual Report (Form 10-K) for the year ended December 31, 2014 including the schedules appearing therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein, and incorporated herein by reference. Such consolidated financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein by reference in reliance upon the report of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

        The statement of revenues and certain expenses (Historical Summary) of 11 Madison Avenue Owner LLC appearing in SL Green Realty Corp.'s Form 8-K/A dated October 30, 2015, for the year ended December 31, 2014, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein, and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

 WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

        SL Green, SL Green Operating Partnership and Reckson Operating Partnership are subject to the informational requirements of the Exchange Act and, in accordance therewith, each files annual, quarterly and current reports, and other information with the SEC. In addition, SL Green files proxy statements with the SEC. You may read and copy any reports, statements or other information we file with the SEC at the SEC's Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC maintains an Internet website (http://www.sec.gov) that contains reports, proxy statements and information statements, and other information regarding issuers that file electronically with the SEC. Our SEC filings are also available on our Internet website (http://www.slgreen.com). The information contained on or connected to our website is not, and you must not consider the information to be, a part of this prospectus. SL Green's common stock and Series I Preferred Stock are listed on the NYSE and all such material filed by us with the NYSE also can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

        We have filed with the SEC a registration statement on Form S-3, of which this prospectus is a part, under the Securities Act, with respect to the securities. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information concerning our company and the securities, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance, reference is made to the copy of such contract or documents filed as exhibits to the registration statement, each such statement being qualified in all respects by such reference.

        The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus or any document that we file in the future with the SEC. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC and all documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than any portion of the respective filings that are furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K (including exhibits related thereto) or other applicable SEC rules, rather than filed) after the date of this prospectus from their respective filing dates. These documents contain important information about us, our business and our finances.

Document	Period
SL Green Realty Corp.'s Annual Report on Form 10-K (File No. 1-13199)	Year ended December 31, 2014
SL Green Realty Corp.'s Quarterly Report on Form 10-Q (File No. 1-13199)	Quarter ended March 31, 2015 Quarter ended June 30, 2015 Quarter ended September 30, 2015
Filed
SL Green Realty Corp.'s Current Reports on Form 8-K (File No. 1-13199)	January 6, 2015
January 8, 2015
February 13, 2015
March 20, 2015
April 1, 2015
April 3, 2015
April 23, 2015
June 5, 2015
June 9, 2015
June 22, 2015
July 1, 2015
July 23, 2015
July 24, 2015
August 5, 2015
August 21, 2015
August 21, 2015 (as amended by Form 8-K/A on October 30, 2015)
Filed
SL Green Realty Corp.'s Definitive Proxy Statement on Schedule 14A (File No. 1-13199)	April 24, 2015
Filed
Description of SL Green Realty Corp.'s common stock contained in our Registration Statement on Form 8-A (File No. 1-13199)	July 21, 1997

SL Green Operating Partnership, L.P.

Document	Period
SL Green Operating Partnership, L.P.'s Annual Report on Form 10-K (File No. 333-167793-02)	Year ended December 31, 2014
SL Green Operating Partnership, L.P.'s Quarterly Report on Form 10-Q (File No. 333-167793-02)	Quarter ended March 31, 2015 Quarter ended June 30, 2015 Quarter ended September 30, 2015
Filed
SL Green Operating Partnership, L.P.'s Current Reports on Forms 8-K (File No. 333-167793-02)	January 6, 2015
January 8, 2015
February 13, 2015
April 1, 2015
June 9, 2015
June 22, 2015
July 1, 2015
July 24, 2015
August 5, 2015
August 21, 2015
August 21, 2015 (as amended by Form 8-K/A on October 30, 2015)

Reckson Operating Partnership, L.P.

Document	Period
Reckson Operating Partnership, L.P.'s Annual Report on Form 10-K (File No. 033-84580)	Year ended December 31, 2014
Reckson Operating Partnership, L.P.'s Quarterly Report on Form 10-Q (File No. 033-84580)	Quarter ended March 31, 2015 Quarter ended June 30, 2015 Quarter ended September 30, 2015
Filed
Reckson Operating Partnership, L.P.'s Current Reports on Forms 8-K (File No. 033-84580)	January 6, 2015 January 8, 2015 April 1, 2015 June 9, 2015 July 2, 2015 August 5, 2015 August 21, 2015 (as amended by Form 8-K/A on October 30, 2015)

        At your request, either orally or in writing, we will provide you with a copy of any or all documents which are incorporated by reference. Such documents will be provided to you free of charge, but will not contain any exhibits, unless those exhibits are specifically incorporated by reference into those documents. Requests should be addressed to Andrew S. Levine, Esq., SL Green Realty Corp., 420 Lexington Avenue, New York, NY 10170, telephone number (212) 594-2700.

$100,000,000

SL Green Realty Corp.
SL Green Operating Partnership, L.P.
Reckson Operating Partnership, L.P.

4.50% Senior Notes due 2022

Prospectus Supplement

Wells Fargo Securities

BofA Merrill Lynch

Citigroup